UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re: WINN-DIXIE STORES, INC., et al., Debtors.	) ) ) ) )	Case No. 05-03817-3F1 Chapter 11 Jointly Administered

[Second Proposed]

DISCLOSURE STATEMENT WITH RESPECT TO

JOINT PLAN OF REORGANIZATION

OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

- and -

SMITH HULSEY & BUSEY
225 Water Street, Suite 1800Jacksonville, Florida 32202Telephone: (904) 359-7700 Facsimile: (904) 359-7708

Co-Counsel for Debtors

Dated: August 2, 2006

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE HEARING TO CONSIDER THE ADEQUACY OF THE DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE WILL COMMENCE ON AUGUST 4, 2006. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING JOINT PLAN OF REORGANIZATION PRIOR TO AND UP TO THE TIME OF APPROVAL OF THE DISCLOSURE STATEMENT. THE DEBTORS ARE NOT CURRENTLY SOLICITING VOTES ON THE JOINT PLAN OF REORGANIZATION.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS PROVIDED FOR PURPOSES OF SOLICITING VOTES ON THE JOINT PLAN OF REORGANIZATION OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS (THE “PLAN”). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF VOTES ON THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, AND THE PLAN SUPPLEMENT DOCUMENTS ONCE FILED. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF WINN-DIXIE STORES, INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN WINN-DIXIE STORES, INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTORS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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V.	CHAPTER 11 CASE		34

	A.	Continuation of Business; Stay of Litigation	34

	B.	First Day Orders	35

	C.	Retention of Professionals	36

	D.	Official Committees	36

	E.	Post-Petition and Post-Confirmation Funding	37

	F.	Other Material Matters Addressed During the Chapter 11 Case	39

	G.	Plan Process	47

VI.	SUMMARY OF THE PLAN OF REORGANIZATION		49

	A.	Overall Structure of the Plan	50

	B.	Substantive Consolidation Compromise	50

	C.	Reorganized Capital Structure Created by Plan	55

	D.	Classification and Treatment of Claims and Interests	56

	E.	Allowed Claims, Distribution Rights and Objections to Claims	72

	F.	Disposition of Executory Contracts and Unexpired Leases	77

	G.	Revesting of Assets; Release of Liens	81

	H.	Restructuring Transactions	81

	I.	Authorization and Issuance of New Common Stock	82

	J.	Post-Consummation Corporate Structure, Management and Operation	83

	K.	Releases, Discharge, Injunctions, Exculpation and Indemnification	85

	L.	Preservation of Rights of Action; Resulting Claim Treatment	90

	M.	Reconstitution of Creditors Committee; Service of Post-Effective Date Committee	91

	N.	Retention of Jurisdiction	92

	O.	Amendment, Alteration and Revocation of Plan	93

	P.	Plan Implementing Documents	94

	Q.	Confirmation and/or Consummation	94

VII.	CERTAIN RISK FACTORS TO BE CONSIDERED		97

	A.	General Considerations	97

	B.	Certain Bankruptcy Considerations	97

	C.	Claims Estimations	97

	D.	Conditions Precedent to Consummation; Timing	97

	E.	Inherent Uncertainty of Financial Projections	98

	F.	Certain Risk Factors Relating to Securities to be Issued Under the Plan	98

	G.	Operational Risk Factors	99

	H.	Competition	100

	I.	Environmental and Other Regulations	100

	J.	Leverage	100

	K.	Litigation	101

	L.	Adverse Publicity	101

	M.	Certain Tax Considerations	101

VIII.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS		101

	A.	Offer and Sale of New Securities: Bankruptcy Code Exemption	102

	B.	Subsequent Transfers of New Securities	102

	C.	Possible Restrictions on Transfer of New Securities	103

IX.	CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN		104

	A.	U.S. Federal Income Tax Consequences to the Debtors	105

	B.	U.S. Federal Income Tax Consequences to Claim Holders	108

	C.	Treatment of Common Stock Reserve	111

	D.	Information Reporting and Backup Withholding	111

	E.	Importance of Obtaining Professional Tax Assistance	112

X.	FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS		112

	A.	Feasibility of the Plan	112

	B.	Acceptance of the Plan	114

	C.	Best Interests Test	114

	D.	Liquidation Analysis	115

	E.	Valuation of the Reorganized Debtors	115

	F.	Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation	116

	G.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative	116

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		117

	A.	Alternative Plan(s) of Reorganization	117

	B.	Liquidation under Chapter 7 or Chapter 11	117

XII.	THE SOLICITATION; VOTING PROCEDURES		118

	A.	Parties in Interest Entitled to Vote	118

	B.	Classes Entitled to Vote to Accept or Reject the Plan	118

	C.	Solicitation Order	119

	D.	Waivers of Defects, Irregularities, Etc.	119

	E.	Withdrawal of Ballots; Revocation	119

	F.	Special Instructions for Holders of Noteholder Claims	120

	G.	Voting Rights of Disputed Claimants	121

	H.	Further Information; Additional Copies	122

RECOMMENDATION AND CONCLUSION			123

TABLE OF APPENDICES

Appendix A	Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors

Appendix B	Pro Forma Financial Projections

Appendix C	Corporate Structure Chart

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DISCLOSURE STATEMENT WITH RESPECT TO

JOINT PLAN OF REORGANIZATION OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS

I. INTRODUCTION

The debtors and debtors-in-possession in the above-referenced Chapter 11 case include the following related companies (collectively, the “Debtors”):

Winn-Dixie Stores, Inc.

Astor Products, Inc.

Crackin’ Good, Inc.

Deep South Distributors, Inc.

Deep South Products, Inc.

Dixie Darling Bakers, Inc.

Dixie-Home Stores, Inc.

Dixie Packers, Inc.

Dixie Spirits, Inc.

Dixie Stores, Inc.

Economy Wholesale Distributors, Inc.

Foodway Stores, Inc.

Kwik Chek Supermarkets, Inc.

Sunbelt Products, Inc.

Sundown Sales, Inc.

Superior Food Company

Table Supply Food Stores Co., Inc.

WD Brand Prestige Steaks, Inc.

Winn-Dixie Handyman, Inc.

Winn-Dixie Logistics, Inc.

Winn-Dixie Montgomery, Inc.

Winn-Dixie Procurement, Inc.

Winn-Dixie Raleigh, Inc.

Winn-Dixie Supermarkets, Inc.

The Debtors submit this disclosure statement (this “Disclosure Statement”) pursuant to Section 1125 of Title 11 of the United States Code (the “Bankruptcy Code”), for use in the solicitation of votes on the Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors, dated [                        ], 2006 (the “Plan”). A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in Article I of the Plan.

This Disclosure Statement sets forth certain information regarding the Debtors’ pre-petition operating and financial history, their reasons for seeking protection and reorganization under Chapter 11, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations, and financing of the Debtors upon their successful emergence from Chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

By order dated [                        ], 2006, the Bankruptcy Court has approved this Disclosure Statement as containing “adequate information” in accordance with Section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan; and has authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and

Section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors or their businesses, other than that contained in this Disclosure Statement, the Plan, and all appendices, supplements, or exhibits to the Plan and Disclosure Statement.

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) “impaired” by a plan of reorganization and (ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Debtors’ cases, only Claims in Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Claims and Interests in Classes 1, 2, 3, 4, 5, and 6 are unimpaired by the Plan, and such holders are conclusively presumed to have accepted the Plan. Claims or Interests in Classes 18, 19, 20, and 21, which receive nothing under the Plan, are deemed to have rejected the Plan and the holders of Claims or Interests in each of such Classes are not entitled to vote.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE ARTICLE VI OF THIS DISCLOSURE STATEMENT, ENTITLED “SUMMARY OF THE PLAN OF REORGANIZATION,” AND ARTICLE VII OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT CONSTITUTES AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR WITH RESPECT TO ANY QUESTIONS OR CONCERNS REGARDING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the pro forma financial projections set forth in the attached Appendix B (the “Projections”) and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not undertake any obligation to, and do not intend to, update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. Moreover, the Projections are based on assumptions that, although believed to be reasonable by the Debtors, may differ from actual results.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS IN CLASSES 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, AND 17. THE DEBTORS URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

II. OVERVIEW OF THE PLAN

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled “Summary of the Plan of Reorganization.”

The Plan proposes, and its terms embody, a compromise and settlement of intercreditor issues relating to whether the liabilities and assets of the Debtors should be substantively consolidated for purposes of distributions under the Plan. These issues relate primarily to the following: (a) whether the elements necessary to obtain an order of substantive consolidation are satisfied in the Chapter 11 Case; (b) the value of the Debtors’ Estates on an individual and a consolidated basis, and the proper method of determining such value; (c) whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims; (d) whether it is possible to attribute particular Claims asserted in the Chapter 11 Case to a specific Debtor; (e) the value to be accorded to guarantees issued by one Debtor in favor of another Debtor; (f) the strength of the relative rights and positions of the different Classes of Unsecured Claims with respect to disputes over substantive consolidation; (g) other issues having to do with the rights of certain Estates, Claims, or Classes of Claims vis-à-vis other Estates, Claims, or Classes of Claims; (h) the amount and priority of Intercompany Claims and the potential voidability of certain intercompany transfers; and (i) the treatment of Subsidiary Interests.

The Plan designates nineteen Classes of Claims and two Classes of Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests, and with respect to the Classes of Unsecured Claims, reflect the relative positions of each Class concerning substantive consolidation.

The Debtors believe that the Plan provides the best means currently available for their emergence from Chapter 11.

A. General Structure of the Plan

Except as modified by the compromise and settlement described above, claims are treated generally in accordance with the priorities established under the Bankruptcy Code. Claims that have priority status under the Bankruptcy Code or that are secured by valid liens on collateral are to be paid in full or reinstated as provided in the Plan. Non-priority, unsecured Claims will receive shares of New Common Stock in varying percentage amounts based upon the compromise and settlement. Because holders of non-priority, unsecured Claims will not be paid in full, the holders of junior Classes of Claims and Interests are not entitled to receive any distributions under the Plan.

The following is an overview of certain material terms of the Plan:

•	The Debtors will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of Chapter 11 for the benefit of their creditors, customers, suppliers, employees, and communities.

•	Administrative Claims, Priority Tax Claims, and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holders of such claims.

•	Secured Claims may be reinstated on original terms, satisfied on deferred payment terms, or paid in full on the Effective Date, at the election of the Debtors.

•	Noteholder Claims, Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, and Other Unsecured Claims will receive various percentages of the New Common Stock of Reorganized Winn-Dixie based upon the relative positions of the respective Classes concerning substantive consolidation.

•	MSP Death Benefit Claims will receive a lump sum payment on the death of an eligible participant in the MSP, substantially as such benefit would have been received under the MSP.

•	Small Claims in an amount greater than $100 but no more than $3,000 will receive Cash in an amount equal to 67% of such holder’s Claim, and Convenience Claims in amounts of $100 or below will be paid in full on the Effective Date.

•	Subordinated Claims and Non-Compensatory Damages Claims will not receive any distributions.

•	Old Winn-Dixie Common Stock Interests will be cancelled.

•	The Reorganized Debtors will obtain an exit facility to satisfy the DIP Facility Claim, support other payments required to be made under the Plan, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following their emergence.

B. Summary of Treatment of Claims and Interests under the Plan

The table below summarizes the classification and treatment of the pre-petition Claims and Interests under the Plan. Estimated Claim amounts assume a calculation date of June 26, 2006, except that Unsecured Claims are calculated as of the Petition Date. Estimated percentage recoveries are also set forth below for certain Classes of Claims. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the estimated amount of Allowed Claims in each Class and the value ascribed to the New Common Stock to be issued under the Plan.

For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors have not yet reviewed and fully analyzed all Proofs of Claim filed in the Chapter 11 Case. Estimated Claim amounts for each Class set forth below are based upon the Debtors’ review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed, and/or unliquidated.

Solely for purposes of the Plan, the estimated range of reorganization value of the Reorganized Debtors is assumed to be approximately $625 million to $890 million, with an approximate midpoint value of $759 million, as of an assumed emergence date of September 30, 2006. The estimated range of the reorganization value of the Reorganized Debtors does not include any value for tax attributes that may or may not be available in the future. Based upon the assumed range of the reorganization value of the Reorganized Debtors of $625 million to $890 million and an assumed total funded debt amount of approximately $10 million, The Blackstone Group LP, the Debtors’ financial advisor, has determined an imputed estimate of the range of equity value for the Reorganized Debtors is between $615 million and $880 million, with an approximate mid-point value of $749 million.

The foregoing estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of Winn-Dixie’s business and finances in a timely manner, the implementation of the Reorganized Debtors’ business plan, the achievement of the forecasts reflected in the Projections attached as Appendix B, access to adequate exit financing, the continuing leadership of the existing management team, market conditions as of July, 2006 continuing through the period covered by the Projections, and the Plan becoming effective in accordance with the estimates and other assumptions discussed below.

The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock. Such securities may trade at substantially lower or higher prices because of a number of factors, including, but not limited to, those discussed in Article VII below. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

Class Description	Summary of Treatment under Plan

Administrative Claims

Estimated Allowed Claims (anticipated accrued Claims; exclusive of ordinary course operational expenses and the DIP Facility Claim):

Approximately $66.5 million

Estimated DIP Facility Claim:

Approximately $0 in revolving loans

Approximately $40 million in term loans

Approximately $220.6 million in letters of credit

An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, to the extent not previously paid, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) obligations under the retention and severance plans and agreements authorized by the Employee Retention and Severance Order, (c) Professional Fee Claims, (d) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, (e) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (f) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, and (g) the DIP Facility Claim.

Under the Plan, the holder of an Allowed Administrative Claim will receive (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder will have agreed in writing.

Allowed Administrative Claims with respect to fixed and undisputed obligations incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

Administrative Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Priority Tax Claims Estimated Allowed Claims: Approximately $6 million

Priority Tax Claims are Claims of governmental units for taxes that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will receive either (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as to which the applicable Debtor and such holder will have agreed in writing, or (iii) deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

Priority Tax Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 1, Other Priority Claims Estimated Allowed Claims: Approximately $0

Class 1 consists of all Other Priority Claims against the Debtors, which are Claims against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than Priority Tax Claims or Administrative Claims.

The Plan provides that each holder of an Allowed Other Priority Claim will

Class Description	Summary of Treatment under Plan

receive either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder will have agreed in writing.

Other Priority Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 2, MSP Death Benefit Claims Estimated Allowed Claim: Approximately $51 million (Gross Claims); $21 million (present value)

Class 2 consists of all MSP Death Benefit Claims, which are Claims held by a participant in the MSP (or a beneficiary of a participant) for death benefits arising under (a) part B of the retirement benefit described in Section 3.0 of the MSP or (b) part B of the termination benefit described in Section 3.6 of the MSP; the gross amount of an MSP Death Benefit Claim will be in an amount equal to 25% of the gross amount of the participant’s retirement benefit or termination benefit (whichever is applicable) under the MSP as of the Petition Date, less any post-petition payments received by the beneficiary of any participant.

The Plan provides that each beneficiary of a holder of an Allowed MSP Death Benefit Claim will receive the amount of such Allowed Claim in one lump sum when the participant dies, as soon as practicable after such beneficiary provides satisfactory proof of death to the Reorganized Debtors.

The MSP Death Benefit Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 3, Workers Compensation Claims Continuing to be paid in ordinary course.

Class 3 consists of all Workers Compensation Claims which are Claims held by an employee of the Debtors for workers compensation coverage under the workers compensation program applicable in the particular state in which the employee is employed by the Debtors.

The Plan provides that the Reorganized Debtors will pay all Workers Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors, in accordance with the terms and conditions of such state law and such programs. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or the Reorganized Debtors from any current or future liability with respect to any valid Workers Compensation Claim, regardless of when the underlying injuries occurred.

Workers Compensation Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 4, Bond/Letter of Credit Backed Claims Estimated Allowed Claims: Approximately $857,000 (exclusive of certain contingent claims)

Class 4 consists of all Bond/Letter of Credit Backed Claims which are Claims having the benefit of a pre-petition surety bond, letter of credit, or similar source of payment provided by or on behalf of the Debtors by an issuer who is secured or itself holds a surety bond, letter of credit, or similar source of payment, with a right under the Bankruptcy Code and applicable law to be satisfied from such source of payment, but as to which no satisfaction has occurred as of the Effective Date, to the extent of the lesser of the amount available to satisfy such Claim from such source of payment and the amount of such Claim. The amount of the Claim that exceeds the amount available from the source of payment, if any, will be treated as an Unsecured Claim.

The Plan provides that each holder of an Allowed Bond/Letter of Credit Backed Claim will receive either (i) Cash equal to the unpaid portion of such Allowed

Class Description	Summary of Treatment under Plan

Bond/Letter of Credit Backed Claim or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder will have agreed in writing.

Bond/Letter of Credit Backed Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 5, Convenience Claims Estimated Allowed Claims: Approximately $35,200

Class 5 consists of all Convenience Claims, which are Claims in an amount equal to or less than $100.

The Plan provides, except as provided in Section 8.6 of the Plan, that each holder of an Allowed Convenience Claim will receive Cash in an amount equal to the Allowed amount of such Claim.

Convenience Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 6, Subsidiary Interests

Class 6 consists of Subsidiary Interests, which are, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, as of the Petition Date, which stock and interests are owned directly or indirectly by Winn-Dixie.

The Plan provides that Winn-Dixie will retain its equity interests in the Subsidiary Debtors in which it is the direct owner and any Subsidiary Debtor that is the direct owner of another Subsidiary Debtor will retain its equity interests in such other Subsidiary Debtor.

Subsidiary Interests are Unimpaired. The holders of such Interests are, therefore, not entitled to vote on the Plan.

Class 7, AmSouth Bank Collateralized Letter of Credit Claim Estimated Allowed Claim: Approximately $17 million (contingent)

Class 7 consists of the AmSouth Bank Collateralized Letter of Credit Claim, which is the Secured Claim of AmSouth Bank existing under the Application and Agreement for Standby Letter of Credit, the Addendum to AmSouth Bank Application and Agreement, the Pledge and Security Agreement, and the Control Agreement between Winn-Dixie and AmSouth Bank, each dated as of December 6, 2001, as modified by the Modification Agreement dated as of April 29, 2002, under which AmSouth Bank has issued a standby letter of credit, as amended, in favor of Winn-Dixie and Winn-Dixie has provided cash collateral to secure its repayment obligations to AmSouth Bank in the event of a draw on the letter of credit; and related documents, agreements, and instruments.

The legal, equitable, and contractual rights of the holder of the AmSouth Bank Collateralized Letter of Credit Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code and the specific provisions of the Plan.

The AmSouth Bank Collateralized Letter of Credit Claim is Impaired. The holder of such Claim is, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class Description	Summary of Treatment under Plan

Class 8, Thrivent/Lutherans Leasehold Mortgage Claim Estimated Allowed Claim: Approximately $375,000 (as of July 31, 2006 and reflective of post-petition payments made in the ordinary course)

Class 8 consists of the Thrivent/Lutherans Leasehold Mortgage Claim, which is the Secured Claim existing under the Assumption Agreement dated as of October 12, 2000 (as amended, supplemented or otherwise modified from time to time), by and among Winn-Dixie as assuming borrower, Gooding’s Supermarket, Inc. as original borrower, and Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) as lender, under which Winn-Dixie assumed the obligations of Gooding’s Supermarket, Inc. under the Loan Agreement, Note, and Leasehold Mortgage, Security Agreement, Financing Statement and Assignment of Subleases dated as of December 29, 1994 (as amended, supplemented or otherwise modified from time to time), in favor of Sun Bank, National Association as original lender and as subsequently assigned to Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) by the Assignment of Mortgage Loan Documents dated as of May 4, 1995; and all related documents, agreements, and instruments.

The legal, equitable, and contractual rights of the holder of the Thrivent/Lutherans Leasehold Mortgage Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code and the specific provisions of the Plan.

The Thrivent/Lutherans Leasehold Mortgage Claim is Impaired. The holder of such Claim is, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 9, Allowed NCR Purchase Money Security Interest Claim Estimated Allowed Claims: Approximately $3.4 million

Class 9 consists of the NCR Purchase Money Security Interest Claim, which is the Secured Claim existing under the Teradata Purchase Addendum dated as of December 22, 2004, by and between Winn-Dixie and NCR Corporation, under which Winn-Dixie acquired certain products from NCR, as secured pursuant to the UCC Financing Statement filed on January 31, 2005; and all related documents, agreements, and instruments.

Under the Plan, the holder of the Allowed NCR Purchase Money Security Interest Claim will receive the amount of such Allowed Claim over a period of three (3) years from the Effective Date, with interest at the rate of 4.25% per annum, provided, however, that the holder of the Allowed NCR Purchase Money Security Interest Claim may elect in the alternative to receive a lump sum Cash payment equal to 80% of the Allowed amount of such Claim.

The NCR Purchase Money Security Interest Claim is Impaired. The holder of such Claim is, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 10, Secured Tax Claims Estimated Allowed Claims: Approximately $25.5 million

Class 10 consists of Secured Tax Claims, which are Secured Claims arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit.

Under the Plan, each holder of an Allowed Secured Tax Claim will receive the amount of such Allowed Claim over a period of six (6) years from the Effective Date, with interest at the rate of 6% per annum.

Secured Tax Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class Description	Summary of Treatment under Plan

Class 11, Other Secured Claims Estimated Allowed Claims: Pending determination through claims process; none presently identified

Class 11 consists of Other Secured Claims, which are Secured Claims arising prior to the Petition Date against any of the Debtors, other than a Wachovia Credit Facility Claim, an AmSouth Collateralized Letter of Credit Claim, a Thrivent/Lutherans Leasehold Mortgage Claim, an NCR Purchase Money Security Interest Claim, a Secured Tax Claim, or a Bond/Letter of Credit Backed Claim.

The Plan provides that on the Effective Date, as will have been determined by the Debtors in their sole discretion, either (i) the legal, equitable, and contractual rights of each holder of an Allowed Other Secured Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code and the specific provisions of the Plan; (ii) each holder of an Allowed Other Secured Claim will (A) retain the Liens securing such Allowed Other Secured Claim and (B) receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in such property; (iii) the collateral securing such Allowed Other Secured Claim will be surrendered to the holder of such Allowed Other Secured Claim; or (iv) each holder of an Allowed Other Secured Claim will be paid in full on the Effective Date.

Other Secured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 12, Noteholder Claims Allowed Claims: Approximately $310.5 million

Class 12 consists of Noteholder Claims, which are Claims arising from or relating to the Winn-Dixie Notes, other than any Indenture Trustee Expenses.

All Noteholder Claims will be deemed Allowed in the aggregate amount of $310,540,582.19 for all purposes of the Plan and the Chapter 11 Case.

Each holder of an Allowed Noteholder Claim will receive, (i) on the initial Distribution Date, 62.69 shares of New Common Stock for each $1,000 of Allowed Claim and (ii) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve.

Notwithstanding the foregoing, all distributions to holders of Allowed Noteholder Claims may be subject to the Indenture Trustee Charging Lien to the extent of any unpaid Indenture Trustee Expenses.

Noteholder Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 95.6% (based on initial distribution; recovery percentage subject to dilution, including as the result of potential allowances of Disputed Claims)

Class 13, Landlord Claims Estimated Allowed Claims: Approximately $284.1 million

Class 13 consists of Landlord Claims. A Landlord Claim is any Unsecured Claim in an amount greater than $3,000 for obligations owed by any of the Debtors as lessee or guarantor under a nonresidential real property lease or a guaranty of a nonresidential real property lease agreement. The term includes Unsecured Claims for damages arising from the rejection of a nonresidential real property lease.

Each holder of an Allowed Landlord Claim will receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

Class Description	Summary of Treatment under Plan

(i) (A) On the initial Distribution Date, 46.26 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; or

(ii) In the alternative, if the holder of an Allowed Landlord Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

Landlord Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage of Recovery: 70.6% (based on initial distribution; recovery percentage subject to dilution, including as the result of potential allowances of Disputed Claims)

Class 14, Vendor/Supplier Claims Estimated Allowed Claims: Approximately $218.9 million

Claim 14 consists of Vendor/Supplier Claims. A Vendor/Supplier Claim is an Unsecured Claim in an amount greater than $3,000 for goods, supplies, equipment, or non-employee services utilized by the Debtors in the operation of their business. The term includes Unsecured Claims for damages arising from the rejection of contracts and personal property leases under which goods, supplies, equipment, or non-employee services were obtained by the Debtors.

Each holder of an Allowed Vendor/Supplier Claim will receive either:

(i) (A) On the initial Distribution Date, 46.26 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; or

(ii) In the alternative, if the holder of an Allowed Vendor/Supplier Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

Vendor/Supplier Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage of Recovery: 70.6% (based on initial distribution; recovery percentage subject to dilution, including as the result of potential allowances of Disputed Claims)

Class Description	Summary of Treatment under Plan

Class 15, Retirement Plan Claims Estimated Allowed Claims: Approximately $87.8 million

Class 15 consists of Retirement Plan Claims. A Retirement Plan Claim is an Unsecured Claim in an amount greater than $3,000 held by a participant in the MSP or the SRP (or the beneficiary of a participant) and arising under or with respect to the MSP or the SRP, exclusive of any MSP Death Benefit Claim; the amount of which Claim (a) if arising under the SRP will be equal to the amount of the participant’s vested account balance as of the Petition Date, less the amount of any post-petition payments received under the SRP by the participant (or beneficiary), or (b) if arising under the MSP will be equal to (i) except where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of 75% of the gross amount of the participant’s retirement benefit under Section 3.0 of the MSP or termination benefit under Section 3.6 of the MSP (whichever is applicable), less the amount of any post-petition payments received under the MSP by the participant (or beneficiary) (but not including any post-petition payments deducted from an MSP Death Benefit Claim), or (ii) where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of the alternative benefit provided under such Section 4.0, less the amount of any post-petition payments received on account of such alternative benefit.

Each holder of an Allowed Retirement Plan Claim will receive either:

(i) (A) On the initial Distribution Date, 38.75 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; or

(ii) In the alternative, if the holder of an Allowed Retirement Plan Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

In addition, each individual holder of Allowed Retirement Plan Claims will receive a Winn-Dixie discount card entitling such holder to a 10% discount on all personal household purchases made at any of the Debtors’ stores for a period of two (2) years after the Distribution Date, unless earlier terminated by the Reorganized Debtors on notice to the holders.

Retirement Plan Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage of Recovery: 59.1% (based on initial distribution; recovery percentage subject to dilution, including as the result of potential allowances of Disputed Claims)

Class Description	Summary of Treatment under Plan

Class 16, Other Unsecured Claims Estimated Allowed Claims: Approximately $84.1 million

Class 16 consists of Other Unsecured Claims. An Other Unsecured Claim is an Unsecured Claim in an amount greater than $3,000, other than a Noteholder Claim, a Landlord Claim, a Vendor/Supplier Claim, or a Retirement Plan Claim.

Each holder of an Allowed Other Unsecured Claim will receive either:

(i) (A) On the Initial Distribution Date, 34.89 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; or

(ii) In the alternative, if the holder of an Allowed Other Unsecured Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

Other Unsecured claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage of Recovery: 53.2% (based on initial distribution; recovery percentage subject to dilution, including as the result of potential allowances of Disputed Claims)

Class 17, Small Claims Estimated Allowed Claims: Approximately $3.2 million

Class 17 consists of Small Claims. A Small Claim is a Claim arising prior to the Petition Date against any of the Debtors that is not a Secured Claim and that is in an amount greater than $100 but no more than $3,000.

Under the Plan, each holder of an Allowed Small Claim will receive Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim.

Small Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage of Recovery: 67%

Class 18, Intercompany Claims

Class 18 consists of Intercompany Claims. An Intercompany Claim is a Claim arising prior to the Petition Date against any of the Debtors by another Debtor. Intercompany Claims do not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims will be treated as Other Unsecured Claims, as applicable.

Under the Plan, no holder of an Intercompany Claim will receive or retain any property under the Plan on account of such Claim; provided, however, that the Debtors or the Reorganized Debtors may adjust, continue, or capitalize any Intercompany Claim, either directly or indirectly or in whole or part, and no such disposition will require stockholder consent. Any adjustments to Intercompany Claims may be made as of a date on or between the Petition Date and the Effective Date. Any Intercompany Claim, or portion thereof, that is not adjusted, continued, or capitalized will be deemed discharged as of the Effective Date.

Holders of Intercompany Claims are Impaired and will receive no distribution

Class Description	Summary of Treatment under Plan

under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan. Estimated Percentage Recovery: 0%

Class 19, Subordinated Claims Unliquidated; the Debtors dispute the validity of all such Claims

Class 19 consists of Subordinated Claims. A Subordinated Claim is a Claim that is subordinated pursuant to Sections 510(b) or (c) of the Bankruptcy Code, which will include, without limitation, (a) any Claim arising from the rescission of a purchase or sale of any Old Security, (b) any Claim for damages arising from the purchase or sale of an Old Security, (b) any Claim for reimbursement, contribution, or indemnification on account of any such Claim, (d) any Claim for similar violations of the securities laws, misrepresentations, breaches of fiduciary duties, or (e) any similar claim related to the foregoing, or any Claim for attorneys fees related to any of the foregoing.

Under the Plan, Subordinated Claims will not receive or retain any property under the Plan or account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

Subordinated Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

Class 20, Non-Compensatory Damages Claims Estimated Allowed Claims: Approximately $11 million

Class 20 consists of Non-Compensatory Damages Claims. A Non-Compensatory Damages Claims is any Claim for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term will not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order allowing such Claim as an Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, Secured Tax Claim, Other Secured Claim, Unsecured Claim, or Subordinated Claim.

Under the Plan, the holders of Non-Compensatory Damages Claims will not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date.

Non-Compensatory Damages Claims are Impaired and will receive no distribution under the Plan. The holders of such Interests are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

Class Description	Summary of Treatment under Plan
Class 21, Winn-Dixie Interests

Class 21 consists of Winn-Dixie Interests. Winn-Dixie Interests are, collectively, all equity interests in Winn-Dixie, including, without limitation, the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights.

Under the Plan, all Winn-Dixie Interests of any kind, including without limitation, the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights, will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

Winn-Dixie Interests are Impaired and will receive no distribution under the Plan. The holders of such Interests are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

As set forth above, estimated Claim amounts assume a calculation date of June 26, 2006, except that Unsecured Claims are calculated as of the Petition Date. The calculation date is not necessarily the Effective Date of the Plan. The Effective Date will occur after the Confirmation Date, when the conditions precedent to the occurrence of the Effective Date are satisfied.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AND INTERESTS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

III. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A. Notice to Holders of Claims

Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable holders of Claims to make an informed judgment about whether to accept or reject the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES, SUPPLEMENTS AND EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein or therein. No such information should be relied upon in making a determination to vote to accept or reject the Plan.

B. Voting Rights

Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as “impaired” by a plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the plan. Under the Plan, only holders of Claims in Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 are entitled to vote on the Plan. Claims and Interests in other Classes are either Unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

Notwithstanding the foregoing, only holders of Allowed Claims in the voting Classes are entitled to vote on the Plan. A Claim which is unliquidated, contingent, or disputed is not an Allowed Claim and is, therefore, not entitled to vote, unless and until the amount is estimated or determined, or the dispute is determined, resolved, or adjudicated in the Bankruptcy Court or another court of competent jurisdiction, or pursuant to agreement as may be permitted. However, the Bankruptcy Court may deem a contingent, unliquidated, or disputed Claim to be allowed on a provisional basis, for purposes only of voting on the Plan. If your Claim is contingent, unliquidated, or disputed, you will receive instructions for seeking temporary allowance of your Claim for voting purposes and it will be your responsibility to obtain an order provisionally allowing your Claim.

Holders of Allowed Claims in the voting Classes may vote on the Plan only if they are holders as of [August 1], 2006, at 5:00 p.m. Eastern Time, the voting record date established by the Bankruptcy Court (the “Voting Record Date”).

C. Solicitation Materials

In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtors, through their voting agent Logan & Company, Inc. (the “Voting Agent” or “Logan”), will send to holders of Claims who are entitled to vote copies of (a) the Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time, and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”), (c) one or more ballots or master ballots (and return envelopes) to be used in voting to accept or to reject the Plan, and (d) other materials as authorized by the Bankruptcy Court.

If you are the holder of a Claim who is entitled to vote, but you did not receive a ballot or master ballot, or if your ballot or master ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the following:

LOGAN & COMPANY, INC.

546 VALLEY ROAD

UPPER MONTCLAIR, NEW JERSEY 07043

TELEPHONE: (973) 509-3190

ATTENTION: MARITZA MARTINEZ

EMAIL: winninfo@loganandco.com

D. Voting Procedures, Ballots, and Voting Deadline

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your ballot or master ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot or master ballot. You should complete and sign your original ballot or master ballot (copies will not be accepted) and return it as instructed in the envelope provided.

Each ballot and master ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot(s) or master ballot(s) sent to you with this Disclosure Statement.

With respect to holders of Noteholder Claims, the Disclosure Statement and the related materials will be furnished to holders of Winn-Dixie Notes whose names (or the names of whose nominees) appear as of the Voting Record Date (as defined in the following paragraph) on the security holder lists maintained by the Indenture Trustee pursuant to the Indenture governing the Winn-Dixie Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing. IF SUCH ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE DISCLOSURE STATEMENT, THE PLAN AND, IF APPLICABLE, APPROPRIATE BALLOTS OR MASTER BALLOTS, TO THE BENEFICIAL OWNERS. With respect to Noteholder Claims, special voting instructions apply to beneficial owners, nominees of beneficial owners, and securities clearing agencies. Those special instructions will accompany the master ballot provided to holders of Noteholder Claims. Those instructions may be different from the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany the master ballot should be followed.

All votes to accept or reject the Plan must be cast by using the ballot or master ballot enclosed with the Disclosure Statement or, in the case of a bank, brokerage firm or other nominee holding Winn-Dixie Notes in its own name on behalf of a beneficial owner, or any agent thereof (each, a “Nominee”), the master ballot provided to such Nominee under separate cover (or manually executed facsimiles thereof). IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT OR MASTER BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT OR MASTER BALLOT AND RECEIVED NO LATER THAN [                    ], 2006, AT 4:00 P.M. EASTERN TIME (THE “VOTING DEADLINE”) BY THE FOLLOWING:

LOGAN & COMPANY, INC.

ATTENTION: WINN-DIXIE STORES, INC., ET AL.

546 VALLEY ROAD

UPPER MONTCLAIR, NEW JERSEY 07043

UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS OR MASTER BALLOTS, FAXED BALLOTS OR FAXED MASTER BALLOTS WILL NOT BE ACCEPTED. BALLOTS OR MASTER BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS OR MASTER BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT OR MASTER BALLOT.

If you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact:

LOGAN & COMPANY, INC.

546 VALLEY ROAD

UPPER MONTCLAIR, NEW JERSEY 07043

TELEPHONE: (973) 509-3190

ATTENTION: MARITZA MARTINEZ

EMAIL: winninfo@loganandco.com

For further information and general instruction on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your ballot or master ballot.

THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS OR MASTER BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

E. Special Notice to Holders or Potential Holders of Unsecured Claims Concerning Claim Classification

The Plan provides for five Classes of Unsecured Claims, including Noteholder Claims in Class 12, Landlord Claims in Class 13, Vendor/Supplier Claims in Class 14, Retirement Plan Claims in Class 15, and Other Unsecured Claims in Class 16. Whether or not a particular Unsecured Claim belongs in a particular Class will depend upon the definition contained in the Plan for each type of Unsecured Claim:

•	Noteholder Claim: any Claim arising from or relating to the Winn-Dixie Notes, other than any Indenture Trustee Expenses.

•	Landlord Claim: any Unsecured Claim in an amount greater than $3,000 for obligations owed by any of the Debtors as lessee or guarantor under a nonresidential real property lease or a guaranty of a nonresidential real property lease agreement. The term includes Unsecured Claims for damages arising from the rejection of a nonresidential real property lease.

•	Vendor/Supplier Claim: an Unsecured Claim in an amount greater than $3,000 for goods, supplies, equipment, or non-employee services utilized by the Debtors in the operation of their business. The term includes Unsecured Claims for damages arising from the rejection of contracts and personal property leases under which goods, supplies, equipment, or non-employee services were obtained by the Debtors.

•	Retirement Plan Claim: any Unsecured Claim in an amount greater than $3,000 held by a participant in the MSP or the SRP (or the beneficiary of a participant) and arising under or with respect to the MSP or the SRP, exclusive of any MSP Death Benefit Claim; the amount of which Claim (a) if arising under the SRP shall be equal to the amount of the participant’s vested account balance as of the Petition Date, less the amount of any post-petition payments received under the SRP by the participant (or beneficiary), or (b) if arising under the MSP shall be equal to (i) except where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of 75% of the gross amount of the participant’s retirement benefit under Section 3.0 of the MSP or termination benefit under Section 3.6 of the MSP (whichever is applicable), less the amount of any post-petition payments received under the MSP by the participant (or beneficiary) (but not including any post-petition payments deducted from an MSP Death Benefit Claim), or (ii) where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of the alternative benefit provided under such Section 4.0, less the amount of any post-petition payments received on account of such alternative benefit.

•	Other Unsecured Claim: any Unsecured Claim in an amount greater than $3,000, other than a Noteholder Claim, a Landlord Claim, a Vendor/Supplier Claim, or a Retirement Plan Claim.

If you have an Unsecured Claim that is entitled to vote on the Plan, you will receive a ballot that identifies the Class in which the Debtors believes your Claim belongs. If you disagree and believe that your Claim belongs in another Class, the ballot will instruct you to file with the Bankruptcy Court, on or before                     , 2006, a “Motion for Determination of Plan Class.” Your motion must identify the Class in which you believe your Claim belongs and the basis for your belief. If the debtors disagree, they will file an objection and schedule a hearing before the Bankruptcy Court, on notice to you. If the debtors agree, they will file a consent, on notice to you. If you do not file a motion by                     , 2006, your Claim will be treated for all purposes as the type of Claim identified on your ballot.

If your Claim is contingent, unliquidated, disputed, or late, you will receive a Notice of Non-Voting Status and Temporary Allowance Procedures With Respect to Contingent, Unliquidated, or Disputed Claims. Because of the potential that your Claim may ultimately become an Allowed Unsecured Claim, you will also receive a Claim Reduction Form. The Claim Reduction Form will identify the type of Unsecured Claim you would have if your Claim is Allowed as an Unsecured Claim. If you disagree and believe that your Claim, if Allowed as an Unsecured Claim, would belong in another Class, the Claim Reduction Form will instruct you to file with the Bankruptcy Court, on or before                     , 2006, a “Motion for Determination of Plan Class.” Your motion must identify the Class in which you believe your Claim belongs and the basis for your belief. If the Debtors disagree, they will file an objection and schedule a hearing before the Bankruptcy Court, on notice to you. If the Debtors agree, they will file a consent, on notice to you. If you do not file a motion by                     , 2006, your Claim will be treated for all purposes as the type of Claim identified on the Claim Reduction Form.

F. Special Notice to Holders of Executory Contracts and Unexpired Leases Concerning Contingent Voting

If you are the party to an executory contract or unexpired lease that has not yet been assumed or rejected, but if rejected would potentially give rise to a rejection damage claim, the Bankruptcy Court has approved a procedure pursuant to which you will be permitted to cast a contingent vote, which will be counted only if a motion to reject your contract or lease is filed before the date of the Confirmation Hearing. Under the procedure, you must (a) file with the Bankruptcy Court and serve upon the Debtors’ counsel, the Creditors Committee’s counsel, and the Voting Agent, on or before                     , 2006, a “Contingent Vote Motion,” in which you request temporary allowance of your rejection damage claim for voting purposes and specify the amount of your possible rejection damage claim, (b) contemporaneously request a ballot in the amount of your possible rejection damage claim from the Voting Agent (Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043, Telephone: (973) 509-3190), and (c) properly complete and return the ballot on or before the Voting Deadline. If you received a ballot with respect to a prepetition claim owing under your contract or lease, the amount of the prepetition claim will be aggregated with the rejection damage claim, resulting in you being counted as having one vote for purposes of numerosity. The Debtors (and any other party, if applicable) will have the right to object to the asserted amount of any rejection damage claim and to ask the Bankruptcy Court at the Confirmation Hearing to reduce the amount of such claim temporarily allowed for voting purposes.

G. Special Notice Concerning Releases Associated with Voting

1. Releases by Holders of Claims that Vote to Accept the Plan

Pursuant to the Plan, each holder of a Claim that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever against the present or former directors, officers, or employees of any of the Debtors (collectively, the “Releasees”), in connection with or related to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements, or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan.

Creditors may have independent claims against one or more of the Releasees. Because a vote in favor of the Plan will release whatever creditor claims do exist, if any, against Releasees, creditors should consult their own counsel for information and advice as to whether any such claims exist and the value or merit of any such claims. If a creditor does not wish to give the releases contemplated under the Plan, then the creditor should vote to reject the Plan or abstain from voting on the Plan. Any party in interest may object to the proposed third party release provisions. The Debtors have the burden of proof at the Confirmation Hearing to satisfy the applicable standards for third party releases.

2. Releases in Favor of Holders that Vote to Accept the Plan

The foregoing third party release is reciprocal. The Plan provides that each of the Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever arising on or prior to the Effective Date in any way relating to the Debtors, the conduct of the Debtors’ business, the Reorganized Debtors, the Chapter 11 Case, or the Plan, that such Releasees may hold in their individual capacities against each holder of a Claim that affirmatively votes in favor of the Plan.

H. Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for [                    ], 2006, at [                    ] a.m. Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim. Any such objection must be filed with the Bankruptcy Court on or before [                    ], 2006, at [                    ] Eastern Time. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

IV. GENERAL INFORMATION CONCERNING THE DEBTORS

A. Overview of Business Operations

Founded in 1925, Winn-Dixie Stores, Inc. (“Winn-Dixie”) and its subsidiaries (collectively, the “Company”) operate as a major food retailer primarily under the “Winn-Dixie” and “Winn-Dixie Marketplace” banners. As of the Petition Date, the Company was the eighth-largest food retailer in the United States based on revenues, and operated over 900 stores in nine states in the southeastern United States and the Bahamas. With the exception of the stores in the Bahamas, which are operated by non-debtor subsidiaries of Winn-Dixie, all of the stores were, as of the Petition Date, operated by the Debtors.

The Company offers national brands, as well as many of its own private-label products. These products are delivered from the Company’s distribution centers or directly to stores from manufacturers and wholesalers. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.

Substantially all of the Company’s stores offer grocery, meat, seafood, produce, deli, bakery, floral, health and beauty and other general merchandise items. Most of the Company’s stores include a pharmacy. Additionally, the Company has 60 liquor stores and 6 fuel centers at its stores as of June 29, 2006.

B. Organizational Structure

Winn-Dixie is the ultimate parent of 28 subsidiaries. The Company’s corporate headquarters are located in Jacksonville, Florida. The Company’s corporate structure is reflected in the attached Appendix C and is summarized below:

•	Winn-Dixie’s direct debtor subsidiaries include Astor Products, Inc., Crackin’ Good, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc.

•	Deep South Distributors, Inc. is a wholly-owned subsidiary of Deep South Products, Inc.

•	Dixie-Spirits, Inc., Sundown Sales, Inc. and Foodway Stores, Inc. are each wholly-owned subsidiaries of Winn-Dixie Montgomery, Inc.

•	WIN General, Inc. and The Dixon Realty Trust, each a non-debtor, are direct subsidiaries of Winn-Dixie.

•	W-D (Bahamas) Limited, a non-debtor, is a wholly-owned subsidiary of Winn-Dixie. As of the Petition Date W-D (Bahamas) Limited owned approximately 78% of the issued and outstanding shares of common stock of Bahamas Supermarkets Limited, a non-debtor, which, in turn, owned 100% of The City Meat Markets Limited, a non-debtor. As discussed in more detail in Article V.F.3, the Debtors received authorization to exercise their consent to the sale by W-D (Bahamas) Ltd. of its shares of common stock of Bahamas Supermarkets Limited to an entity named BSL Holdings, Ltd., which sale is pending as of June 29, 2006.

C. Stores and Facilities

The Company operated over 900 stores as of the Petition Date. As discussed below, the Debtors have downsized their operations during the Chapter 11 Case. The Company currently (as of August 1, 2006) operates 539 stores across Florida, Alabama, Louisiana, Georgia and Mississippi (excluding 9 stores that are currently not operating due to damage sustained in hurricanes in fiscal 2006, but including — as set forth in more detail in Article V.F.3 — seven stores that were, on July 28, 2006, identified for closure), and twelve stores in The Bahamas. The following table reflects the operating stores by state and Designated Market Area (“DMA”) as of August 1, 2006:

	Totals	Winn-Dixie/ MarketPlace	SaveRite	City Markets
Florida	366	358	8	—

Fort Myers/Naples	14	14	—
Gainesville	5	5	—
Jacksonville	50	47	3
Miami/Fort Lauderdale	78	78	—
Orlando/Daytona	81	77	4
Mobile/Pensacola	17	17	—
Panama City	10	10	—
Tallahassee/Thomasville	11	11	—
Tampa/St.Petersburg	63	62	1
WestPalmBeach/FortPierce	37	37	—

Alabama	73	73	—	—

Birmingham	27	27	—
Mobile/Pensacola	20	20	—
Dothan	5	5	—
Columbus	5	5
Montgomery	16	16	—

Georgia	23	23	—	—

Albany	6	6	—
Columbus	6	6	—
Macon	2	2	—
Jacksonville	5	5
Tallahassee/Thomasville	4	4

Louisiana	49	49	—	—

Baton Rouge	11	11	—
Lafayette	8	8	—
New Orleans	30	30	—

	Totals	Winn-Dixie/ MarketPlace	SaveRite	City Markets
Mississippi	16	13	3	—

Biloxi/Gulfport	6	6	—
Hattiesburg-Laurel	4	2	2
Meridian	4	3	1
New Orleans	2	2

The Bahamas	12	3		9

Total Stores	539	519	11	9

The Company also operates six distribution centers in the U.S. and one in The Bahamas to supply products to these stores.

The Company’s stores are primarily leased. Current remaining lease terms range from less than 1 year to 34 years. The large majority of leases contain renewal options, though the length of these renewal terms as well as the number of renewal terms offered under a particular lease vary among the Company’s leases. Each lease provides for a minimum annual rent, while certain leases also require additional rental payments if sales volumes exceed specified amounts. The Company conducts manufacturing and distribution operations in both owned and leased facilities. The Company’s corporate headquarters are located in leased properties in Jacksonville, Florida.

The following table reflects the Company’s owned and leased properties (it includes the seven stores that were targeted for closure on July 28, 2006), but excludes (a) the twelve stores and one distribution center in The Bahamas, (b) an owned (but idle) Distribution Center in Harahan, Louisiana, and (c) an owned (but idle) warehouse facility in Montgomery, Alabama):

	Owned	Leased	Total
Retail Stores	8	519	527
Manufacturing Operations	1	2	3
Distribution Centers	1	5	6
Corporate Headquarters	–	5	5

Total	10	531	541

Additionally, the Company was contingently liable for leases assigned prior to the Petition Date to various third parties in connection with facility closings and dispositions. Thus, the Company could be required to satisfy the obligations under an assigned lease if an assignee was unable to fulfill its lease obligations. As discussed in more detail in Article V.F.5, the Company sought and obtained several orders to enable these obligations to be addressed through the Chapter 11 Case. The Company believes that virtually all of the Claims arising under these leases are contingent in nature in light of the fact that, with one exception, the assignees under such leases are continuing to perform their obligations under such leases. Nevertheless, to the extent any of these Claims are Allowed, the Debtors anticipate such Claims will be treated as Unsecured Claims.

D. Operational Matters

1. Operational Restructuring Initiatives

In the twelve months leading up to the Petition Date, the Debtors and their financial advisors had analyzed the Debtors’ market areas and determined that some of these markets were not fundamental to the Debtors’ core business of operating supermarkets, and that those noncore markets presented limited opportunities for the Debtors and unprofitable operations in the aggregate. In April, 2004, the Debtor’s Board of Directors approved the “2004 Restructure Plan” to exit, by sale or closure, 156 stores and three supporting distribution centers. The Debtors also undertook a comprehensive review of their manufacturing operations and determined that certain of these operations were noncore. The 2004 Restructure Plan therefore specified six manufacturing operations to be sold or closed. Pre-petition, the Debtors sold or closed 111 stores in these noncore areas and another 45 unprofitable stores located in core market areas.

The Debtors thereafter sought to use the Chapter 11 reorganization process to take action to further improve their operations and financial performance and strengthen their business. In June, 2005, the Debtors announced the 2005 Restructure Plan under which the Debtors would exit, by sale or closure, 326 stores (the “Targeted Stores”) and three distribution centers. The Debtors subsequently determined that they would continue to operate their Plant City, Florida and Hammond, Louisiana dairies and their Chek beverage operation in Fitzgerald, Georgia. In February, 2006, the Debtors announced that they would be closing an additional 35 stores (the “Additional Targeted Stores”) and in April, 2006, the Debtors filed a motion seeking authority to sell their distribution center in Pompano Beach, Florida.

The purpose of the store reduction component of the 2005 Restructure Plan was to enable the Debtors to focus on their strongest markets where they have a significant market share position, significantly reducing the number of stores and other facilities in which they operated as of the Petition Date. As discussed in greater detail in Article V.F.3, to date, the Debtors have assigned or terminated 131 leases for value and have obtained Bankruptcy Court approval to reject more than 454 unexpired leases (and subleases) of non-residential real property.

Additionally, the Debtors have, since the Petition Date, continued evaluating all aspects of their field and administrative support organizations to ensure these organizations are appropriate for the planned configuration of their future retail business. The Debtors have invested in their field support structure while streamlining their administrative support functions in their corporate headquarters. Due primarily to the 2005 Restructure Plan, the number of store and support associates was reduced to approximately 55,000 as of June 29, 2006.

2. Merchandising

At the same time that the Company has taken steps to modify its retail footprint and support organizations, the Company is also implementing merchandising initiatives to improve its customers’ shopping experience and help drive sales and profit growth across the chain. The Company’s approach is to launch initiatives department by department to facilitate training of the store staff. During the third and fourth quarters of fiscal 2005, the Company launched the first set of sales initiatives, which focused on the Company’s produce department and its meat department. The Company implemented sales initiatives focused on additional departments during fiscal 2006, including its floral and bakery departments.

The Company’s private-label product lines are an important aspect of its merchandising efforts. The Company offers approximately 3,200 private label products, marketed under four primary brands. The Winn-Dixie Prestige line of products includes a limited number of specialty items such as premium ice creams. The Winn-Dixie line of products includes dairy, pasta, cereal, snacks and peanut butter, as well as other quality products. The Thrifty Maid line of products includes canned fruits and vegetables. The Chek line of products consists of carbonated beverages.

3. Suppliers and Raw Materials Sources

The Company receives the products sold in its stores and the raw materials used in its manufacturing operations from a number of sources. In general, the Company is not dependent on a single or relatively few suppliers. The Company believes that its products and raw materials generally are available in sufficient quantities to meet customer demand adequately. As with any supermarket, many brands have high consumer recognition. Though the Company may be able to find alternate suppliers for a particular product type, it would likely experience negative customer response if it was unable to supply a particular brand of product.

4. Vendor Allowances

The Company receives allowances or rebates from certain vendors in the form of promotional allowances, quantity discounts and payments under merchandising agreements and other allowances that relate to new item introductions, slotting fees, placement of the vendors’ products in premier locations within the Company’s stores and temporary price reductions offered to customers. The allowances reduce cost of sales if the product has been sold, or reduce ending inventory if the product has not yet been sold.

5. Competitors

The supermarket industry is highly competitive and generally characterized by high inventory turnover and narrow profit margins. The Company competes directly with national, regional and local supermarket chains in addition to independent supermarkets. The Company also competes with supercenters and other non-traditional grocery retailers such as dollar-discount stores, drug stores, convenience stores, warehouse club stores, and conventional department stores. Beyond retailers, the Company also faces competition from restaurants and fast-food chains due to the increasing trend of consumers purchasing and consuming food away from home. The number and type of competitors varies by location, as does the Company’s competitive position across individual operating markets. In general, the Company’s principal supermarket competitors include (in alphabetical order): Albertson’s, Inc., Bruno’s/Food World, The Great Atlantic & Pacific Tea Company, Kash n’ Karry Food Stores, Inc. Publix Supermarkets, Inc., Sav-A-Center, and Wal-Mart, Inc.

The Company must compete based on product quality, variety and price, as well as location, service, convenience and store condition.

6. Environmental Matters

The Company is subject to federal, state and local environmental laws that apply to property ownership, property development and store operations. The Company may be subject to certain environmental regulations regardless of whether it leases or owns stores or land, or whether environmental conditions were created by the owner, a prior tenant of the premises or the Company.

The Company believes that compliance with federal, state, and local environmental laws and regulations has not had a material effect on its capital expenditures, operating results or competitive position. The Company is not aware of any environmental condition at any of its properties that it considers material. However, it is possible that the Debtors’ various environmental investigations of certain of its properties might not have revealed all potential environmental liabilities or might have underestimated certain potential environmental issues. It is also possible that future environmental laws and regulations or new interpretations of existing environmental laws will impose material environmental liabilities on the Company, or that current environmental conditions of properties that the Company owns or operates will be adversely affected by hazardous substances associated with other nearby properties or the actions of unrelated third parties. The costs to defend any future environmental claims, perform any future environmental remediation, satisfy any environmental liabilities, or respond to changed environmental conditions could have a material adverse effect on the Company’s financial condition and operating results.

7. Trademarks

The Company actively enforces and defends its rights related to its intellectual property portfolio, which is of material importance to its operations. In addition to the Winn-Dixie and SaveRite trademarks, the Company owns approximately 70 other trademarks that are registered or pending as applications in the United States Patent and Trademark Office.

8. Seasonality

Due primarily to the influx of winter residents to the Southeast, particularly to Florida, and increased purchases of food items for the Thanksgiving and Christmas holiday seasons, the Debtors typically experience increased sales during the months of November through April as compared to the rest of the year.

9. Government Regulation

The Company is subject to regulation by a number of federal, state, and local governmental agencies. The Company’s stores also are subject to laws regarding zoning, land use, pharmacy operations, tobacco sales, and alcoholic beverage sales, among others. The Company believes that it is in material compliance with these laws and regulations.

10. Customer Programs

The Company may offer sales discounts to customers at the time of sale as part of its Customer Reward Card program as well as other promotional events. In addition, the Company periodically offers awards to customers in the form of sales discounts to be used on a future purchase based on an accumulation of points as part of its Customer Reward Card program.

11. Insurance

The Company’s primary commercial general liability, business interruption, workers’ compensation, property loss, and auto liability insurance coverages were issued under arrangements with insurance carriers pursuant to which the Company effectively self-insures such primary coverage. Above the respective primary policy limits, the Company maintains commercial excess umbrella and excess workers’ compensation liability stop-loss coverages. Excess insurance applies above retentions of $2 million per occurrence for automobile and general liability, $1.5 million per occurrence for workers’ compensation, $10 million per occurrence for property losses and business interruption losses related to named windstorms, and $5 million aggregate for all other property losses that exceed at least $100,000 per occurrence. The Company determines its aforesaid liabilities using independent actuarial estimates of the aggregate liability for claims incurred and an estimate of incurred but not reported claims, on an undiscounted basis. The Company also self-insures its employee medical benefits program. When applicable, the Company records anticipated recoveries based on management’s best estimate of amounts due from its insurance providers.

As more fully described in Article IV.D.12, during fiscal years 2005 and 2006, the Company sustained significant losses due to named windstorms. Insurance programs for such losses have allowed the Company to recover substantially all of its out-of-pocket costs related to storm preparation, inventory replacement, and repairs. In response to the losses sustained by the insurance industry over the last few years, effective April 30, 2006, insurance coverages were adversely modified and now require the Company to retain additional exposure, while at the same time increasing property insurance premiums by approximately $20 million. The deductibles and insurance limits are now assessed on a per storm basis, rather than in the aggregate for all storms within the annual policy period, as in the past. The new coverage requires a $10 million deductible for each named windstorm as compared to a $10 million deductible for all occurrences within the annual policy period in the prior year. There is no windstorm insurance coverage for losses in excess of $110 million per occurrence and windstorm losses in excess of $60 million require participation in the loss by the Company. During fiscal 2005 and 2006, of the 9 storms impacting the Company, only one, Katrina, caused losses in excess of $60 million. These coverage changes effectively increase the Company’s financial risk related to potential windstorm activity. The Company is unable to quantify the maximum financial impact of these changes as they would be dependent upon the number of windstorms and amount of losses incurred. However, significant windstorm losses would negatively impact results of operations and liquidity.

To reduce the financial impact of future windstorms, the Debtors have developed procedures for hurricane preparedness designed to reduce inventory losses, such as modifying product shipments when a storm threatens, adding generators to the Debtors’ distribution facilities, and purchasing a small number of generators that can be positioned in stores in affected areas. Although the Debtors believe their new hurricane preparedness procedures may be effective in reducing future losses, hurricanes and windstorms are inherently unpredictable and there can be no assurance that the impact of hurricanes and windstorms in the current hurricane season, which began June 1, 2006, will not have a material adverse effect on the Debtors’ business, results of operation or liquidity.

12. Operational Issues Related to Hurricanes in Fiscal 2005 and 2006

During fiscal 2005, four hurricanes caused inventory damage, property damage, power outages and store closings in much of the Company’s operating area, resulting in total losses exceeding the Company’s self-insured retention limit for named windstorm coverage. Due to insurance recoveries in excess of out-of-pocket costs, the Company recognized no significant impact to cost of sales or operating and administrative expenses from these storms. During fiscal 2006, the Company settled the majority of its claims related to the fiscal 2005 storms and received a payment of $14.5 million, which was in addition to collections received in the prior fiscal year of $50 million. The Company is actively seeking to collect the balance of its remaining insurance claims incurred as a result of the fiscal 2005 storms.

The Company also incurred losses and damage due to hurricanes in fiscal 2006, particularly Hurricanes Katrina and Wilma. Hurricane Katrina caused the most damage -- disrupting business in the Company’s New Orleans Region, which includes the New Orleans, Mobile-Pensacola, Baton Rouge, Panama City, Lafayette, Biloxi-Gulfport, Hattiesburg-Laurel, and Meridian DMAs. As a result of Hurricane Katrina, the Company incurred property damage and/or inventory losses at approximately 110 of the 125 operating stores in the New Orleans Region.

The Company expects to be fully covered for losses due to Hurricane Katrina in excess of its then-applicable $10 million annual windstorm and $5 million annual flood insurance deductibles. The impact of property and inventory losses related to the hurricane is not expected to have an adverse effect on earnings due to insurance recoveries expected in excess of out-of-pocket costs. Expenditures on storm damage repair and replenishment of inventory, however, are generally required in advance of the receipt of insurance proceeds, which will negatively impact liquidity. As of June 29, 2006, the Company had received advances totaling approximately $50 million on its claims for the fiscal 2006 storm and had recorded a receivable of $44 million.

E. Management and Employees

1. Board of Directors

Winn-Dixie’s Board of Directors (the “Board” or the “Board of Directors”) oversees the Company’s management, reviews its long-term strategic plans, and exercises direct decision-making authority in key areas.

(a) Members of Board

Set forth below is information with respect to the members of Winn-Dixie’s Board serving during the pendency of the Chapter 11 Case :

•	H. Jay Skelton has served as Chairman of the Board of Winn-Dixie since October, 2004. From January, 2005 to the present, he served as Vice-Chairman of D.D.I., Inc. (a diversified investment company). Mr. Skelton was President and Director of D.D.I., Inc. from 1989 to 2004. He also worked at KPMG Peat Marwick in various capacities, including Managing Partner of the Jacksonville, Florida office from 1962 to 1988.

•	John E. Anderson has served as a director since 2002. For more than five years, Mr. Anderson has served as the President and Chief Executive Officer of Patriot Transportation Holding, Inc. (a transportation and real estate company). Mr. Anderson also served as a Director of Patriot Transportation Holding, Inc. from 1989 to January 1, 2004.

•	John H. Dasburg served as a director from April, 2003 to December, 2005. He is the Chairman of the Board, President and Chief Executive Officer of ASTAR Air Cargo, Inc. (formerly DHL Airways, Inc. an air freight company). From February, 2001 to April, 2003 he was Chairman of the Board, Chief Executive Officer and President of Burger King Corporation. From 1990 to 2000 Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines Corporation. He also served as Director of the St. Paul Travelers Corporation, Inc. and Mayo Foundation. Mr. Dasburg is also a member of the Florida Board of Governors for State Universities.

•	T. Wayne Davis has served as a director since 1981. From 1971 to 1987 Mr. Davis held various positions at Winn-Dixie. From February, 1989 to April, 2002, Mr. Davis served as Chairman of the Board of The Transit Group, Inc. (a logistics and transportation company). Mr. Davis also serves as a director of Enstar Group, Inc. and MPS Group, Inc. (formerly Modis Professional Services., Inc.). For the last six years, he has been a private investor.

•	Tillie K. Fowler served as a director from 2001 through March, 2005. She was a partner in the law firm of Holland & Knight, LLP. From 1993 to 2001 she was a Congresswoman in the U.S. House of Representatives. She also served as a director of Florida Rock Industries, Inc.

•	Peter L. Lynch has served as President and Chief Executive Officer of Winn-Dixie since December, 2004. Mr. Lynch was a private investor from July, 2003 to December, 2004. Previously (from March, 2000 to July, 2003) he served as the President and Chief Operating Officer of Albertson’s, Inc. (a food and drug retailing company). From June, 1999 to March, 2000 Mr. Lynch served as Executive Vice President of Operations at Albertson’s, Inc.

•	Edward W. Mehrer, Jr. has served as a director since 2003. He served as Chief Financial Officer and Treasurer of CyDex, Inc. (a pharmaceutical delivery company) from 1996 to December, 2003. Prior to that (October, 2002 to May, 2003) Mr. Mehrer served as Interim President and Chief Executive officer of CyDex, Inc. He also serves as a director of NovaStar Financial, Inc., MGI Pharma, Inc. and FBL Financial Group, Inc.

•	Julia B. North has seved as a director since 1994. Ms. North has served as President and Chief Executive Officer of VSI Enterprises, Inc. (a telecommunications and video conferencing products and services company). Ms. North also serves as a Director of Simtrol, Inc. (formerly VSI Enterprises, Inc.), Acuity Brands, Inc., and Community Health Systems, Inc.

•	Carleton T. Rider has served as a director since 1992. For more than five years, Mr. Rider has served as a Senior Administrator of the Mayo Foundation (a non-profit health care organization). Mr. Rider was an administrator at the Mayo Clinic Jacksonville from 1985 to 1993. Mr. Rider is a director of St. Luke’s Hospital in Jacksonville, Florida.

•	Charles P. Stephens has served as a director since 1982. For more than five years, Mr. Stephens has served as Vice President and partner of Norman W. Paschall Co, Inc. (broker, importers, exporters and processors of fibers and by-products).

•	Ronald Townsend has served as a director since 2000. From 1996 to the present, he has served as a communications consultant. From 1989 to 1996, Mr. Townsend served as the President of Gannett Television Group, Gannett Co. (a print and electronic media company). Mr. Townsend is a director of Alltel Corporation and Rayonier Company.

The Plan provides for the appointment of a new Board of Directors, to be comprised of nine (9) directors, which will include the Debtors’ Chief Executive Officer, one (1) individual who will be reasonably acceptable to the Creditors Committee, and seven (7) individuals selected by the Creditors Committee (or if the Creditors Committee fails to timely select, by the Debtors) from the slate of qualified candidates identified by a national search firm. The initial directors will serve from the Effective Date until their successors are duly elected or qualified or until earlier removed or replaced in accordance with the New Winn-Dixie Charter or the New Winn-Dixie By-laws. The designation of the nine (9) directors will be disclosed in a filing made with the Bankruptcy Court no later than ten (10) days prior to the Confirmation Hearing.

The existing directors of the Subsidiary Debtors will continue to serve in their respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, until removed or replaced in accordance with the charters and by-laws of such entities.

(b) Compensation of Board Members

Under the Company’s director compensation policy, applicable to non-employee directors, the Company currently pays an annual retainer of $48,000 for the Chairman of the Board, an annual retainer of $24,000 for each other director, with committee chairs receiving an added $3,000 annually. All retainers are paid on a quarterly basis. Additionally, each director receives $1,500 per board meeting and committee meeting attended either in-person or telephonically. Directors also receive a unanimous written consent fee of $1,000 per consent. All of the non-employee directors are reimbursed for their travel expenses associated with their attendance at each Board and committee meeting. The Debtors anticipate that the new Board of Directors will adopt similar payment and reimbursement policies, with any changes to be consistent with market practices for similar companies.

Prior to the Petition Date, the Company had in effect a stock option plan for directors, under which shares of Winn-Dixie’s common stock were reserved for issuance and options with respect thereto were granted to non-employee directors. As a result of the Plan in the Chapter 11 Case, however, all stock and options held by directors will be cancelled. A new stock option plan for post-emergence directors may be implemented in accordance with applicable law and will be disclosed in the Plan Supplement if developed before then.

2. Executive Officers

Set forth below is information with respect to the executive officers of the Company serving as of June 29, 2006:

•	Peter L. Lynch, President and Chief Executive Officer, was most recently President and Chief Operating Officer of Albertson’s, Inc. from 2000 to July, 2003.

•	Laurence B. Appel, Senior Vice President and General Counsel, was Senior Vice President, Legal in his most recent position at The Home Depot, Inc. from 1997 to 2002. From 1995 to 1997, Mr. Appel was with Altman, Kritzer & Levick. For the seven years preceding, Mr. Appel was employed at King & Spalding LLP.

•	Frank O. Eckstein, Senior Vice President, Operations, Mr. Eckstein was most recently Senior Vice President, Retail Systems of Albertsons, Inc. from 2004 to June, 2005 and for the four years to June, 2005, Mr. Eckstein was Senior Vice President, DFW Division of Albertson’s, Inc.

•	David F. Henry, Senior Vice President, Marketing, was Vice President, Marketing of Winn-Dixie Stores, Inc. from 2001 to 2003. From 1985 to 2001, Mr. Henry was Vice President of Marketing and Advertising for Price Chopper.

•	Bennett L. Nussbaum, Senior Vice President and Chief Financial Officer, was Executive Vice President and Chief Financial Officer of Burger King Corporation, from 2001 to 2003. For the four years preceding, Mr. Nussbaum was employed at Kinko’s, Inc. as Senior Vice President and Chief Financial Officer.

•	Thomas P. Robbins, Senior Vice President, Merchandising, was most recently Executive Vice President of Sales and Marketing for Price Chopper, from 1998 to 2003.

•	Dedra N. Dogan, Group Vice President of Human Resources, was Vice President, Field and Corporate Human Resources of Winn-Dixie Stores, Inc. from 2003 to 2005. For the two years preceding, Ms. Dogan was employed at Auto Zone, Inc., most recently as Vice President, Human Resources.

•	Philip E. Pichulo, Group Vice President, Real Estate, was Group Vice President of Development for Saxon Partners, Inc., a retail developer from 2005 to 2006 and was a private investor from 2002 to 2004 after his retirement from Albertson’s, Inc., where his last position was Corporate Vice President of Construction.

•	Mark A. Sellers, Group Vice President, Jacksonville Region and Bahamas, was Division President of several Florida divisions of Winn-Dixie Stores, Inc. from 1997 to 2004.

•	Christopher L. Scott, Group Vice President, Logistics and Distribution, was Vice President, Distribution and Logistics from 2004 to 2005, Senior Director of Distribution Operations in Logistics from 2003 to 2004, and Director of Distribution Operations from 2002 to 2003. From 1996 to 2001, Mr. Scott was Vice President of Southeast Operations and National Accounts for Mariott Distribution Services.

•	Charles M. Weston, Group Vice President of Information Technology, was Vice President, Information Technology Strategy and Architecture from 2004 to 2005. For the four years preceding, Mr. Weston was employed at The Home Depot, Inc., most recently as Director of Merchandising Systems.

•	D. Michael Byrum, Vice President, Corporate Controller and Chief Accounting Officer, has been employed for the past five years either in the same capacity or in a position with the Company that was consistent in occupation with his present assignment.

•	Kellie D. Hardee, Vice President, Finance and Treasurer, has been employed for the past five years either in the same capacity or in a position with the Company that was consistent in occupation with her present assignment.

The Plan also provides that the existing executive officers of Winn-Dixie will serve initially in the same capacities after the Effective Date for the Reorganized Debtors until replaced or removed in accordance with the New Winn-Dixie Charter and New Winn-Dixie By-laws.

3. Employees

As of the Petition Date, the Company employed approximately 79,000 associates, of whom approximately 33,000 were employed on a full-time basis and 46,000 on a part-time basis. As a result of cost-cutting initiatives associated with the 2005 Restructure Plan, as of June 29, 2006, the Company had reduced its workforce to approximately 55,000 associates, of whom approximately 24,000 were employed on a full-time basis and 31,000 on a part-time basis.

None of the Company’s U.S. associates are covered by a collective bargaining agreement. The Company has a collective bargaining agreement in place that covers approximately 380 associates in nine of its Bahamian stores and the related distribution center. As noted above and discussed in more detail in Article V.F.3, the Debtors received authorization to exercise their consent to the sale by W-D (Bahamas) Ltd. of its shares of common stock of Bahamas Supermarkets Limited to an entity named BSL Holdings, Ltd., which sale is pending as of June 29, 2006.

4. Compensation and Benefits

The Company has historically provided a competitive compensation and benefit package to its executive officers, senior management, and other employees, consistent with its belief that the success of its business is dependent to a significant extent upon the efforts and abilities of its workforce. Historical information regarding certain of the Debtors’ compensation and benefits arrangements is provided in the Company’s Form 10-K for the fiscal year ended June 29, 2005, which was filed with the SEC and which may be accessed on the SEC’s Web site, www.sec.gov, or on Winn-Dixie’s Web site, www.winn-dixie.com.

5. CEO Employment Agreement

On December 9, 2004, the Company entered into a three-year employment agreement (the term of which expires on December 9, 2007) with Peter L. Lynch, pursuant to which Mr. Lynch serves as the Company’s President and Chief Executive Officer. Under the agreement, Mr. Lynch’s annual base salary was set at $900,000 and he was rendered eligible to receive a bonus equal to 100% of his annual base-salary upon the achievement of certain performance objectives. The agreement further provided that Mr. Lynch would receive (a) stock options to purchase 500,000 shares of common stock of the Company, (b) stock options to purchase an additional 500,000 shares if Mr.

Lynch continued to be employed by the Company on July 1, 2005, and (c) 3,000,000 restricted stock units, each subject to a specific vesting schedule. Additionally, the agreement provided that the stock options and restricted stock units would vest in full upon a change of control (as defined in the agreement). The agreement also provided that Mr. Lynch would be eligible to participate in (a) the Company’s performance-based long-term incentive programs applicable to senior executives, (b) all pension and welfare benefits provided to senior executives of the Company generally from time to time, and (c) medical, dental, life insurance and disability benefits.

Upon the Debtors’ Chapter 11 filing, which was not anticipated when Mr. Lynch signed the employment agreement, the stock options and restricted stock unit grants lost significant value. The Plan now proposes to cancel all Winn-Dixie Interests, which include Mr. Lynch’s stock options and restricted stock unit grants. Thus, the majority of the compensation offered under the employment agreement will be rendered worthless.

Although his employment agreement runs through December 9, 2007, the terms of the agreement permit Mr. Lynch to terminate his employment with the Debtors on 30-days notice without incurring any liability. Accordingly, to induce Mr. Lynch’s continued service through the end of 2005, on February 17, 2005, the Debtors entered into a retention agreement with Mr. Lynch under which he would receive a $1.5 million retention bonus in exchange for remaining in the Debtors’ employ through December 31, 2005. Thereafter, on February 9, 2006, the Bankruptcy Court approved payment of an additional $1.15 million retention bonus in exchange for Mr. Lynch remaining in the Debtors’ employ through August 31, 2006. Accordingly, the Debtors’ current retention incentive program for Mr. Lynch expires on August 31, 2006.

In view of the August 31, 2006 expiration date, Mr. Lynch has been discussing with the Creditors Committee the terms of a new employment agreement that would replace his pre-petition employment agreement and, pursuant to which, he would agree to continue to serve as the President and Chief Executive Officer of Reorganized Winn-Dixie after the Effective Date of the Plan. To date, a new employment agreement has not been negotiated between the Creditors Committee and Mr. Lynch. Negotiations are continuing and it is hoped that they will result in an agreement as to terms by August 31, 2006. The Debtors anticipate that if the parties are unable to reach an agreement by August 31, 2006, on or prior to that date the Debtors will enter into a retention agreement with Mr. Lynch (which agreement would be subject to approval by the Bankruptcy Court), under which he would receive retention bonuses in exchange for remaining in the Debtors’ employ through the Debtors’ emergence from bankruptcy or some period thereafter. This would afford the parties additional time to negotiate the terms of an employment agreement. If and when the negotiations produce a new employment agreement for Mr. Lynch, the terms of the new agreement will be publicly disclosed. A discussion of risk factors associated with Mr. Lynch’s employment is set forth in Article VII.G.

F. Debtors’ Capital Structure

1. Post-petition Superpriority Secured Obligations

As part of the restructuring process under Chapter 11, Winn-Dixie and five specified debtor subsidiaries obtained an $800 million debtor-in-possession secured, superpriority revolving credit facility (as amended, the “DIP Facility”) from Wachovia Bank National Association, as Administrative Agent and Collateral Agent for itself and the other financial institutions from time to time parties to the Credit Agreement, which was approved by orders of the Bankruptcy Court dated February 23, 2005 and March 23, 2005. The DIP Facility includes a $300 million letter of credit sub-facility and a $40 million term loan. The obligations under the DIP Facility are guaranteed by all of the Debtors and are secured by a lien on substantially all of the Debtors’ assets, which lien has senior priority with respect to substantially all such assets and by a super-priority administrative expense claim in each of the Chapter 11 Cases. The Debtors have estimated that as of June 27, 2006, there was (a) approximately $40 million outstanding on the DIP Facility’s term loan, (b) virtually nothing outstanding on the DIP Facility’s revolving loan, and (c) letters of credit issued under the DIP Facility totaling $220,648,503.84, which were primarily workers’ compensation standby letters of credit.

2. Material Pre-petition Secured Obligations

(a) Pre-petition Credit Agreement

As of the Petition Date, the Debtors’ liabilities included secured obligations in respect of that certain $600 million Second Amended and Restated Credit Agreement dated as of June 29, 2004 (as amended, supplemented or otherwise modified from time to time), by and among the Debtors identified as borrowers thereunder, certain lenders signatory thereto, Wachovia as administrative agent, GMAC Commercial Finance LLC as syndication agent, Wells Fargo Foothill LLC, General Electric Capital Corporation and The CIT Group/Business Credit, Inc. as co-documentation agents, and Congress Financial Corporation (Florida), as collateral monitoring agent, under which the Debtors obtained pre-petition financing; and related documents, agreements, and instruments (as amended, the “Pre-petition Credit Agreement”). The Debtors’ obligations under the Pre-petition Credit Agreement consisted of, among other things, obligations in respect of revolving loans and letters of credit. It was secured by substantially all of the personal property and owned real property of Winn-Dixie entities that were parties thereto. As of the Petition Date, Winn-Dixie was liable for obligations under the Pre-Petition Credit Agreement in the aggregate amount of approximately $427 million. All of the obligations under the Pre-petition Credit Agreement were satisfied by the funding provided by the DIP Facility.

(b) Other Secured Obligations

Other material secured obligations include, without limitation (a) the $17 million contingent Secured Claim of AmSouth Bank existing under the Application and Agreement for Standby Letter of Credit, the Addendum to AmSouth Bank Application and Agreement, the Pledge and Security Agreement, and the Control Agreement between Winn-Dixie and AmSouth Bank, each dated as of December 6, 2001, as modified by the Modification Agreement dated as of April 29, 2002, under which AmSouth Bank has issued a standby letter of credit, as amended, in favor of Winn-Dixie and Winn-Dixie has provided cash collateral to secure its repayment obligations to AmSouth Bank in the event of a draw on the letter of credit; and related documents, agreements, and instruments; (b) the Secured Claim in the approximate amount of $375,000 (as of July 31, 2006) existing under the Assumption Agreement dated as of October 12, 2000 (as amended, supplemented or otherwise modified from time to time), by and among Winn-Dixie as assuming borrower, Gooding’s Supermarket, Inc. as original borrower, and Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) as lender, under which Winn-Dixie assumed the obligations of Gooding’s Supermarket, Inc. under the Loan Agreement, Note, and Leasehold Mortgage, Security Agreement, Financing Statement and Assignment of Subleases dated as of December 29, 1994 (as amended, supplemented or otherwise modified from time to time), in favor of Sun Bank, National Association as original lender and as subsequently assigned to Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) by the Assignment of Mortgage Loan Documents dated as of May 4, 1995; and all related documents, agreements, and instruments; and (c) the $3.4 million Secured Claim existing under the Teradata Purchase Addendum dated as of December 22, 2004, by and between Winn-Dixie and NCR Corporation, under which Winn-Dixie acquired certain products from NCR; as secured pursuant to the UCC Financing Statement filed on January 31, 2005, and all related documents, agreements, and instruments.

3. Material Pre-petition Unsecured Obligations

(a) Winn-Dixie Notes

Certain of the Debtors are parties to an Indenture with Wilmington Trust Company dated December 26, 2000 (as amended and supplemented, the “Indenture”). Pursuant to the Indenture, Winn-Dixie issued $300 million in principal amount of senior notes bearing interest at 8.875% per annum (the “Winn-Dixie Notes”). Astor Products, Inc., Crackin’ Good, Inc., Deep South Products, Inc., Dixie Packers, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc. guaranteed the Winn-Dixie Notes. The Winn-Dixie Notes mature in 2008 and require semi-annual interest-only payments until maturity. The Winn-Dixie Notes contain various affirmative and negative covenants customary for these types of instruments. The Chapter 11 filings created an event of default under the Winn-Dixie Notes. The Winn-Dixie Notes are unsecured obligations.

(b) Other Unsecured Obligations

Other unsecured obligations owed by the Debtors include, without limitation, claims of the Company’s vendors and suppliers, pre-petition liabilities under rejected personal property contracts and leases, pre-petition and rejection damage claims of landlords arising under nonresidential real property leases, certain employee claims, claims held by participants in the management security plan and the supplemental retirement plan, and litigation claims.

4. Litigation Claims

The Debtors are involved in claims, litigation, administrative proceedings, and certain environmental proceedings, including those discussed below.

(a) Shareholder Litigation/Class Action

In February, 2004, several putative class action lawsuits were filed in the United States District Court for the Middle District of Florida against the Company and certain present and former executive officers alleging claims under the federal securities laws. In March and April, 2004, three other putative class action lawsuits were filed in the United States District Court for the Middle District of Florida against the Company and certain of the Company’s present and former executive officers and employees, alleging claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) relating to the Company’s Profit Sharing/401(k) plan (the “401(k) Plan”). The actions purport to be brought on behalf of a class consisting of the 401(k) Plan and participants and beneficiaries under the Plan whose individual accounts held shares in the Winn-Dixie Stock Fund during the period from May 6, 2002 through and including January 29, 2004 (the “Class Period”). More specifically, the complaints generally allege that, during the Class Period, the defendants breached their fiduciary duties to the 401(k) Plan, its participants and its beneficiaries under ERISA by failing to exercise prudent discretion in deciding whether to sell Company stock to the 401(k) Plan trustee for investment by the 401(k) Plan, failing to provide timely, accurate, and complete information to Plan participants, failing to adequately monitor and review Company stock performance as a prudent investment option, failing to manage 401(k) Plan assets with reasonable care, skill, prudence, and diligence, and other matters. By separate court orders, both the securities law claims and the ERISA claims were consolidated and will proceed as separate, single actions. The consolidated complaint has not yet been filed in either action. As a result of the Company’s Chapter 11 filing, the automatic stay prevents the plaintiffs in these class action lawsuits from proceeding against the Company. As to the individual co-defendants, on May 10, 2005, an order was entered staying both lawsuits as to all parties and all issues in light of the Company’s Chapter 11 filing. The court also denied the ERISA plaintiffs’ motion to dismiss the Company as a defendant so that the case could continue against the individual defendants. Any Claims arising from the putative class action lawsuits described herein would be Subordinated Claims under the Plan.

In July, 2004, attorneys representing a purported shareholder forwarded to the Company’s Board of Directors a written demand that it commence a derivative legal proceeding on behalf of the Company against the Board of Directors and its officers and directors who served from May 6, 2002 through July 23, 2004. This demand contends that these various individuals violated their fiduciary duties to the Company by allegedly filing and issuing false and misleading financial statements, by allegedly causing the Company to engage in unlawful conduct or failing to oversee the Company to prevent such misconduct, and by allegedly receiving without entitlement certain retirement benefits, long-term compensation and bonuses. The Company believes that all of these claims are without merit. Moreover, any derivative claim would belong to the Company’s Chapter 11 Estates and the automatic stay would prevent any party other than the Company from pursuing such Claims. Under the Plan, the Debtors will release these claims. See Article V.F.13 for a discussion of the Creditors Committee’s investigation and conclusions concerning any such claims.

(b) Miscellaneous Matters

In April, 2005, the Company received a letter from the United States Attorney for the Southern District of Florida indicating that a federal grand jury was investigating possible violations of federal criminal law arising out of activities related to illegal importation, possession, transportation, and sale of undersized lobster in and within the United States and the State of Florida, and that the Company was a target of the investigation. On April 27, 2006, the U.S. Attorney for the Southern District of Florida filed a single Misdemeanor Count Information charging that Winn-Dixie had violated a federal statute for allegedly selling undersized lobster. On May 22, 2006, Winn-Dixie agreed to pay a fine of $200,000 and to forfeit approximately 6,000 pounds of spiny lobster as a penalty.

In addition to the foregoing, various claims and lawsuits arising in the normal course of business are pending against the Company, including claims alleging violations of certain employment or civil rights laws, claims relating to both regulated and non-regulated aspects of the business, and claims arising under federal, state or local environmental regulations. The Company denies the allegations of the various complaints. As a result of the Company’s Chapter 11 filing, with certain exceptions or unless otherwise ordered by the Court, the automatic stay prevents parties from pursuing any pre-petition claims and lawsuits. All liabilities alleged against the Debtors in such claims and lawsuits will be treated under the Plan as Other Unsecured Claims, to the extent allowed. Claims and lawsuits based upon liabilities arising after the Petition Date generally are not subject to the automatic stay, although they will be subject to the administrative claims bar date established by the Plan.

5. Pre-petition Equity

Winn-Dixie’s authorized capital stock consists of 400 million shares of Common Stock, par value $1.00 per share. Winn-Dixie had 141,858,513 shares of Common Stock outstanding as of May 3, 2006. Moreover, the Debtors believe that there are, as of May 3, 2006, approximately 35,244 record holders of Common Stock. Approximately 88.65% of Winn-Dixie’s outstanding common stock is held in “street name” by depositories or nominees on behalf of beneficial holders.

Beginning in 1952, Winn-Dixie’s common stock traded on the New York Stock Exchange under the ticker symbol “WIN” Since February 23, 2005, the Company’s common stock has been quoted under the symbol WNDXQ on the Pink Sheets Electronic Quotation Service maintained by The Pink Sheets, LLC. Due to the Debtors’ Chapter 11 filings, on February 22, 2005, the New York Stock Exchange suspended trading of the Winn-Dixie’s Common Stock and initiated procedures to delist the securities. The delisting by the New York Stock Exchange was effective March 31, 2005.

Under the Plan, the Common Stock will be cancelled and no distribution will made to holders of the Common Stock.

G. Summary of Assets

The Debtors’ assets consist primarily of merchandise inventory, property, plant and equipment, cash and trade and other receivables. Values for these items, as stated in the Debtor’s recently filed unaudited Monthly Operating Report as of June 28, 2006, are as follows (in thousands):

Merchandise inventory, excluding LIFO reserve	630,213
Property, plant and equipment	499,965
Cash and marketable securities	201,822
Trade and other receivables	224,313
All other assets	177,956

Subtotal	1,734,269
LIFO reserve	(156,405)

Total assets per June 28, 2006 MOR	1,577,864

The foregoing values are reported in accordance with Generally Accepted Accounting Principles whereby assets are stated at historical cost though for certain assets, including cash and trade and other receivables, book value approximates market value. The Debtors’ inventories are stated at the lower of cost or market based on the LIFO method whereby, by excluding the LIFO reserve, the book value approximates market value.

Though the Debtors’ property, plant and equipment is stated at historical cost less accumulated depreciation, the Debtors have reviewed these assets for impairment under the guidance of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and when impairment has been indicated, the book value has been adjusted to fair value.

Assets related to the non-Debtor subsidiary, W-D Bahamas Ltd have been separately classified in the caption Assets Held for Sale in the Monthly Operating Report as of June 28, 2006. Assets of the non-debtor subsidiary, WIN General Insurance, Inc. totaled approximately $1.6 million as of June 28, 2006. In sum, the assets related to non-Debtor subsidiaries are insignificant.

The Debtors have filed Schedules with the Bankruptcy Court that contain additional detail as to the assets owned by each of the Debtors. The Schedules provide asset values on a net book basis, which are not typically reflective of actual values. The Schedules may be reviewed during business hours in the offices of the Clerk of the Bankruptcy Court or the Debtors’ counsel and may also be viewed at www.loganandco.com. Information as to the Debtors’ assets (including the non-Debtor subsidiaries) is also available in the balance sheets included in the Form 10-Q of Winn-Dixie filed with the SEC for the period ending April 5, 2006 and in the Form 10-K of Winn-Dixie filed with the SEC for the fiscal year ended June 29, 2005. The aforementioned Form 10-Q and Form 10-K, along with any subsequent filings, may be accessed on the SEC’s Web site, www.sec.gov, or on Winn-Dixie’s Web site, www.winn-dixie.com.

H. Historical Financial Information

The Company’s fiscal year ends on the last Wednesday in June. Financial information regarding the Debtors and non-Debtor subsidiaries (a) for the twelve-week period ending April 5, 2006 is available in the Form 10-Q of Winn-Dixie filed with the SEC for such period and (b) for the fiscal year ended June 29, 2005, is available in the Form 10-K-of Winn-Dixie filed with the SEC for such period. The financial information contained in the Form 10-Q for the twelve week period ended April 5, 2006 has not been audited. The financial information contained in the Form 10-K for the fiscal year ended June 29, 2005 has been audited. The aforementioned Form 10-Q and Form 10-K may be accessed on the SEC’s Web site, www.sec.gov, or on Winn-Dixie’s Web site, www.winn-dixie.com. The Company has prepared its financial statements in accordance with generally accepted accounting principles and has also followed the accounting guidance as set forth in the American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”

I. Additional Information

The Company’s Web site (www.winn-dixie.com) provides additional information about the Company. On the Company’s Web site one can obtain, free of charge, prior year Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all of the Company’s other filings with the SEC. One can also obtain copies of all of the Company’s recent press releases. The Company’s Web site also contains important information about its corporate governance practices, including its Code of Conduct, information on the members of its Board of Directors, its Governance Principles, and its Committee Charters.

J. Events Leading to Commencement of the Chapter 11 Case

During the last decade, as the Company faced increasing competition from Wal-Mart, Publix, dollar stores, and drug stores, the Company’s business was also negatively impacted by a number of factors including: (a) weak execution of merchandising and retail operations leading to inconsistent product quality, merchandise offerings, store appearance, and customer experience; (b) a focus on cost cutting rather than sales and service leading to poor decisions and lost market share; and (c) the Company’s lack of investment in its store base and infrastructure.

In April, 2004, the Company initiated a series of actions designed to improve its competitive position. These actions included (a) a review of business strategies and marketing programs, (b) an expense reduction plan designed to achieve a $100 million annual expense reduction, (c) a market positioning review through which markets would be identified as either core, and positioned for future investment and growth, or non-core, and evaluated for sale or closure, (d) a store image makeover program, and (e) a process re-engineering initiative that was intended to enhance organizational effectiveness and Company business initiatives.

As part of the aforementioned strategy, the Company committed to focus on a core base of stores across 36 designated marketing areas in the United States. The Company decided to exit 156 stores, exit three distribution centers, sell or close four manufacturing plants, and consolidate two dairy operations.

Despite these initiatives, the Company experienced significant sales declines and market-share losses. The Company’s financial performance was affected not only by operating losses but also by ongoing obligations relating to a significant number of dark store leases.

In part in anticipation of the 2004 holiday season, the Company increased its purchasing activities in October and November, 2004. When holiday sales were lower than expected, the Company experienced higher than anticipated inventory levels, resulting in increased borrowings under its pre-petition credit facility and reduced liquidity. On February 10, 2005, the Company announced its results for the second fiscal quarter in 2005, and as part of this announcement reported that it recorded year-to-date losses of $552.8 million, or $3.93 per share of common stock. The Company also announced that for its second fiscal quarter, identical-store sales declined by 4.9% as compared to the second quarter of the prior year.

The Company’s financial results and decrease in liquidity, coupled with downgrades by Moody’s Investor Services and Standard & Poor’s Rating Services, as well as negative press coverage, led a number of the Company’s trade creditors to demand shorter payment terms. Shortly after the second fiscal quarter earnings announcement on February 10, 2005, the Company experienced a reduction in vendor and other credit by more than $130 million. As a result, the Company was forced to conclude, after consultation with its advisors, that the Company’s interests and the interests of its creditors, employees, and customers would be best served by a reorganization under Chapter 11 of the Bankruptcy Code.

K. Summary of Financial Performance During the Chapter 11 Case

As set forth in greater detail in the quarterly and annual reports filed with the SEC and the Monthly Operating Reports filed by the Debtors throughout the Chapter 11 Cases, the Debtors’ performance during the Chapter 11 Cases has shown improvement, particularly with respect to identical store sales trends. The Debtors’ most recent sales results reflect positive identical sales on continuing operations locations compared to negative trends experienced prior to the filing. The Debtors believe this improvement is primarily the result of improved store execution and customer service and the introduction of new merchandising initiatives, as well as the extraordinary sales in Louisiana attributable to the effects of Hurricane Katrina. The Debtors’ most recently filed financial statements also reflect a reduction in the level of operating losses as compared to those experienced early in the post-petition period and prior to the commencement of the Chapter 11 Cases. Though the Debtors’ gross margin rate from continuing operations has remained relatively unchanged, the positive impact of reducing shrink was offset by pricing and promotional programs and reduced vendor allowances and cash discounts. The Debtors’ continuing operations operating expenses have remained relatively unchanged. Professional fees related to financial, legal, real estate and valuation services directly associated with the reorganization process as well as employee termination and other location closing costs related to the operational restructuring initiatives described in Article IV D.1 have been a significant cost during the proceedings. The Debtors’ cash on hand and liquidity have improved as a result of proceeds from inventory liquidation and sales of facilities and other assets related to the Debtors’ operational restructuring initiatives described in Article IV D.1 and the resumption of vendor credit and accounts receivable collection resulting from the reclamation settlement process. As of June 28, 2006 the Debtors had no outstanding borrowings on the revolving line available under the DIP Facility and $40.0 million outstanding on the Debtors’ fixed term loan. There cannot, however, be any assurances given that the foregoing performance will continue.

V. CHAPTER 11 CASE

A. Continuation of Business; Stay of Litigation

As described above, on February 21, 2005, the Debtors commenced the Chapter 11 Case by filing petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “New York Court”). By order dated April 13, 2005, the New York Court transferred venue of these cases to the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Florida Court”, and together with the New York Court, the “Bankruptcy Court”, unless otherwise noted). Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtors, and the continuation of litigation against the Debtors. The relief provides the Debtors with the “breathing room” necessary to assess and reorganize their businesses and prevents Creditors from obtaining an unfair recovery advantage while the Chapter 11 Case is ongoing.

B. First Day Orders

On the first day of the Chapter 11 Cases, the Debtors filed several applications and motions seeking relief by virtue of so-called “first day orders.” First day orders are intended to facilitate the transition between a debtor’s pre-petition and post-petition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the bankruptcy court. The first day orders obtained in the Chapter 11 Case, which are typical of orders entered in business reorganization cases across the country, authorized, among other things:

•	joint administration of the Debtors’ Chapter 11 Cases;

•	specific notice procedures;

•	extension of the deadline for filing schedules and statements;

•	appointment of Logan as claims, noticing, and balloting agent;

•	obtaining secured, superpriority, post-petition financing and use of cash collateral;

•	continued use of the existing cash management system and bank accounts, and continued use of current investment and deposit policy;

•	payment of certain pre-petition employee compensation, payroll taxes, benefits, and related obligations, payment of expenses related to independent contractors, and continuation of employee programs on a post-petition basis;

•	payment of pre-petition claims arising under the Perishable Agricultural Commodities Act;

•	payment of certain pre-petition taxes and other ordinary course governmental obligations;

•	payment of certain work-in-progress claims of on-site providers as necessary to avoid disruption to operations;

•	honoring of certain pre-petition customer obligations and continuation of customer programs and practices;

•	turn over of certain funds held in trust and honoring of obligations under consignment arrangements;

•	granting of administrative expense status to the Debtors’ undisputed obligations arising from post-petition delivery of goods ordered in the pre-petition period and payment of such obligations and approving payment of pre-petition common carriers and warehouse charges;

•	deeming utilities adequately assured of payment, prohibiting utilities from altering, refusing, or discontinuing services, and establishing procedures for resolving requests for adequate assurance;

•	rejection of certain real property leases, effective as of the Petition Date;

•	return of goods pursuant to 11 U.S.C. § 546(g), establishing procedures for treatment of reclamation claims, and prohibiting third parties from interfering with delivery of goods; and

•	continued payment of pre-petition insurance and workers’ compensation programs and payment of pre-petition premiums, related obligations, and premium financing payments.

C. Retention of Professionals

The Debtors are represented in the Chapter 11 Case by Skadden, Arps, Slate, Meagher & Flom LLP and Smith Hulsey & Busey as co-bankruptcy counsel, and King & Spalding LLP as special corporate and litigation counsel. The Debtors also retained Togut, Segal & Segal LLP as conflicts counsel and retained the special corporate finance services of Kirschner & Legler, P.A., the special real estate services of Smith, Gambrell & Russell, LLP, the special real estate litigation services of Carlton Fields, P.A., and the special insurance litigation services of Jenner & Block LLP.

The Debtors obtained the financial advisory and investment banking services of The Blackstone Group LP (“Blackstone”), the financial and operational restructuring consulting services of XRoads Solutions Group LLC (“XRoads”), and the auditing, accounting and tax advisory services of KPMG LLP (“KPMG”). In addition, the Debtors retained the documentation, testing, internal auditing, and information security consulting services of PricewaterhouseCoopers LLP, the finance group support services of Bain & Company, Inc., the in-store operational consulting services and the implementation of systems and processes in support of fresh-start accounting of Deloitte Consulting LLP, the special real estate consulting services of DJM Asset Management, LLC and The Food Partners, LLC, the fee examiner services of Stuart, Maue, Mitchell & James, Ltd., the risk assessment, quality assessment, and journal entry testing services of Deloitte & Touche LLP, the property tax consulting services of Assessment Technologies, Ltd., the fresh-start accounting services of Deloitte Financial Advisory Services LLP, and the emergence-related tax services of Deloitte Tax LLP.

The Debtors have also retained a number of other professional firms to assist them in the ordinary course of their businesses and various other firms to provide liquidation agent services.

D. Official Committees

1. Appointment of Official Committee of Unsecured Creditors

On March 1, 2005, the Office of the United States Trustee (the “U.S. Trustee”) appointed, pursuant to Section 1102(a) of the Bankruptcy Code, the following entities holding general unsecured claims to the Creditors Committee: R2 Investments, LDC (“R2”); Deutsche Bank Trust Company Americas; New Plan Excel Realty Trust, Inc.; Kraft Foods Global, Inc.; Pepsico & Subsidiaries; O.C.M. Opportunities Fund V, L.P. (“OCM”); and Capital Research & Management Company. On August 29, 2005, the U.S. Trustee filed a notice indicating that OCM had resigned from the Creditors Committee and appointing Wilmington Trust Company, as Indenture Trustee under the Indenture governing the Winn Dixie Notes to the Creditors Committee. Thereafter, on March 1, 2006, the U.S. Trustee filed a notice indicating that R2 had resigned from the Creditors Committee effective January 18, 2006. Thereafter, on March 27, 2006, the U.S. Trustee filed a notice indicating that Lonestar Partners, LP was appointed to the Creditors Committee.

The Creditors Committee is represented by the law firms of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) and Akerman Senterfitt. The Creditors Committee retained the financial advisory services of Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan”). The Creditors Committee also retained the operations and real estate advisory services of Alvarez & Marsal, LLC (“Alvarez”). The expenses of members of the Creditors Committee, and the fees and expenses of the Professionals serving on behalf of the Creditors Committee, are entitled to be paid by the Debtors, subject to approval by the Bankruptcy Court.

2. Appointment and Disbandment of Official Committee of Equity Security Holders

Under the Bankruptcy Code, the U.S. Trustee may appoint additional committees as it deems appropriate. On August 17, 2005, the U.S. Trustee appointed an official committee of equity security holders (the “Equity Committee”). On September 2, 2005, the Creditors Committee filed a motion to disband the Equity Committee (the “Disbandment Motion”). Proceedings on the Disbandment Motion were abated to allow the U.S. Trustee to further consider the matter. By notice dated January 11, 2006, the U.S. Trustee disbanded the Equity Committee (the “Disbandment Notice”). On January 17, 2006, the Equity Committee filed a pleading objecting to, and seeking to set aside, the Disbandment Notice (the “Motion to Set Aside”) and, in the alternative, seeking an order reappointing the Equity Committee under Section 1102(a)(2) of the Bankruptcy Code (the “Reappointment Motion”). Following the filing of objections by the Debtors, the U.S. Trustee, the Debtors’ post-petition secured lenders, and the Creditors Committee, and a hearing held on January 30, 2006, the Bankruptcy Court entered an order dated February 7, 2006 denying the Reappointment Motion. Thereafter, on February 24, 2006, counsel to the disbanded Equity Committee filed a pleading with the Bankruptcy Court indicating, among other things, that the members of the Equity Committee had determined not to proceed as an ad hoc committee but to participate in the Chapter 11 Case in their individual capacities. On March 6, 2006, the Bankruptcy Court entered an order denying as moot, both, the Disbandment Motion and the Motion to Set Aside.

3. Request for Appointment of Retiree Commitptee

On May 3, 2005, certain of the Debtors’ retirees moved for appointment of a second official committee of unsecured creditors to represent the interests of retirees (the “Retiree Motion”). The Debtors, U.S. Trustee, and Creditors Committee each filed an objection to the Retiree Motion. On July 6, 2005 the Bankruptcy Court entered an order denying the Retiree Motion. The retirees thereafter formed an ad hoc committee that has continued to participate in certain aspects of the Chapter 11 Case (the “Ad Hoc Retirees Committee”).

4. Formation of Ad Hoc Committee of Trade Vendors

In March, 2006, the Debtors were contacted by attorneys from DLA Piper Rudnick Gray Cary (“DLA Piper”) and informed that DLA Piper served as counsel to an ad hoc committee consisting of certain of the Debtors’ trade and other creditors (the “Ad Hoc Trade Committee”). According to pleadings filed with the Bankruptcy Court, as of May 11, 2006, the Ad Hoc Trade Committee was composed of the following entities holding unsecured claims of approximately $70 million in the aggregate: ASM Capital, Amroc Investments, LLC, Avenue Capital Group, LCH Opportunities, LLC, DellaCamera Capital Management, LLC, Contrarian Capital Management, LLC, Longacre Fund Management, LLC, ConAgra Foods, Inc., The Procter & Gamble Distributing Co., S.C. Johnson & Son, Inc., Conopco, Inc., Madison Capital Management, VR Capital Group, Ltd., and General Mills, Inc. FTI Consulting, Inc. served as financial advisor to the Ad Hoc Trade Committee.

E. Post-Petition and Post-Confirmation Funding

1. DIP Facility

As part of the restructuring process, shortly after the Petition Date, Winn-Dixie Stores, Inc. and five specified debtor subsidiaries obtained authority to enter into the DIP Facility to provide funds for payment of permitted pre-petition claims, working capital needs, letters of credit, and other general corporate purposes. The obligations under the DIP Facility are guaranteed by all of the Debtors and are secured by (a) a lien on substantially all of the Debtors’ assets, which lien has senior priority with respect to substantially all such assets and (b) a super-priority administrative expense claim in each of the Chapter 11 Cases. The DIP Facility consists of an $800 million revolving credit facility including a $300 million letter of credit sub-facility and a $40 million term loan.

On March 31, 2005, the DIP Facility agreement was amended to, among other things, convert $40 million of the outstanding borrowing on the revolving line portion into a term loan. The term loan is required to be repaid on the scheduled maturing date in full and is permitted to be voluntarily prepaid at any time after a period in which no revolving loans are outstanding for a period of fifteen consecutive days. On July 29, 2005, the DIP Facility was again amended to, among other things, amend the restrictive covenants on liens to permit the liens established by the post-petition trade lien program with certain trade vendors as discussed in Article V.F.9 below. Additionally, the restrictive covenant regarding “permitted dispositions” was amended to allow the Company to sell or liquidate certain store locations as outlined in the “Restructuring Plan” (as defined in the DIP Facility agreement). On January 31, 2006, the DIP Facility was again amended to, among other things, modify certain financial covenants related to EBITDA (as defined in the DIP Facility agreement). The modification changes the monthly financial covenant testing of consolidated EBITDA less capital expenditures from a rolling six month periods test to a “year-to-date” test for the monthly periods 8 through 13 of fiscal year 2006, and thereafter to a “trailing 13-period” test. On March 17, 2006, the DIP Facility was again amended to, among other things, allow the Debtors to sell or liquidate certain locations as permitted under the “Restructuring Plan.”

The DIP Facility will terminate on the earliest of (a) February 23, 2007, (b) the effective date of any confirmed plan of reorganization or (c) the last termination date set forth in any interim or final order approving the DIP Credit Facility.

The Debtors have estimated that, as of June 27, 2006, there was (a) approximately $40 million outstanding on the DIP Facility’s term loan, (b) virtually nothing outstanding on the DIP Facility’s revolving loan and (c) letters of credit issued under the DIP Facility totaling $220,648,503.84, which were primarily workers’ compensation standby letters of credit.

2. Plan Financing

The Plan contemplates that the Reorganized Debtors will obtain exit financing in an amount sufficient to satisfy the DIP Facility Claim, support other required payments under the Plan, and conduct their post-reorganization operations. The Plan provides that the terms of the Exit Facility will be agreed to by the Debtors in consultation with the Creditors Committee, which terms will be substantially in accordance with the commitment letter to be included in the Plan Supplement. The Exit Facility is expected to be secured by substantially all the assets of the Reorganized Debtors, subject to customary limitations, including without limitation, all accounts, general intangibles, deposit accounts, chattel paper, instruments, investment property, inventory, equipment, fixtures, goods, and the Reorganized Debtors’ interests in real property.

Beginning in March, 2006, the Debtors and Blackstone contacted prospective lenders to solicit proposals regarding a potential exit facility and to conduct negotiations with respect to the terms of the proposals. On behalf of the Debtors, Blackstone distributed information packages and the Debtors’ business plan to the financial institutions that were considered to be possible sources of exit financing for the Debtors. The Debtors and Blackstone participated in numerous meetings and conference calls with prospective lenders to assist in the lenders’ due diligence process. As a result of these efforts, the Debtors received proposals from fourteen financial institutions in May, 2006. After thoroughly reviewing and analyzing the proposals received, the Debtors and Blackstone determined that of the proposals received, the financing proposal submitted by Wachovia Bank, National Association (“Wachovia”) provides the Debtors with the most favorable terms for an exit facility.

Wachovia has agreed to provide a $725 million facility consisting of revolving loans, with a $300,000,000 sublimit for letters of credit, upon the terms and conditions set forth in a commitment letter dated June 28, 2006 (the “Commitment Letter”). The Commitment Letter provides that Winn-Dixie Stores, Inc., its subsidiaries that are borrowers under the DIP Facility, and one or more new special purpose subsidiaries to be formed to own the real property of the Debtors (whether owned or leased real property), will be borrowers under the exit facility. Wachovia will be the administrative and collateral agent and letter of credit issuer. Wachovia Capital Markets, LLC will structure, arrange and syndicate the facility. Availability will be determined by a borrowing base formula based on eligible inventory, receivables, pharmacy scripts, and leasehold and real property values. Among other conditions, Wachovia’s commitment to provide the exit financing is conditioned upon further due diligence and entry of a final order confirming the Plan. On July 27, 2006, the Bankruptcy Court entered an order authorizing the Debtors to enter into the Commitment Letter, pay reasonable due diligence expenses in accordance with the Commitment Letter, and indemnify Wachovia, its affiliates, and their respective directors, officers, employees, agents, and representatives to the extent required under the Commitment Letter.

3. Surety Credit Facility

On July 21, 2006, the Debtors filed a motion with the Bankruptcy Court seeking authorization and approval of the Debtors’ (i) entry into a surety credit facility with Liberty Mutual Insurance Company (“Liberty”), (ii) payment of a facility fee of $630,000 and reimbursement of reasonable attorneys’ fees and expenses incurred by Liberty after June 30, 2006, and (iii) assumption of the liabilities and obligations under the prepetition General Agreement of Indemnity dated January 23, 2003, between Liberty and Winn-Dixie (the “Prepetition Liberty Agreement”). The hearing to consider the motion is currently scheduled for August 10, 2006.

Subject to entering into definitive documents, the Debtors and Liberty have agreed to enter into an 18 month surety credit facility of up to the aggregate amount of $50 million (less the aggregate penal sum of existing and future bonds). As support for the Debtors’ reimbursement obligations to Liberty under the surety credit facility, Liberty will continue to hold a letter of credit in the amount of $19,999,793.42 as collateral for all bonded and indemnity obligations owed to Liberty by the Debtors. In connection with providing the surety credit facility, the Debtors will assume the liabilities and obligations under the Prepetition Liberty Agreement. These liabilities and obligations relate to the outstanding bonds in the aggregate penal sum of approximately $35 million that were issued prior to the Petition Date by Liberty on behalf of the Debtors. These bonded liabilities are contingent in nature, the bulk of which are associated with approximately $27 million of bonds backing the Debtors’ workers’ compensation obligations which the Debtors are authorized by the Bankruptcy Court to pay – and are paying – in the ordinary course of their business. In exchange for the Facility Fee, Liberty will (a) waive any claims for the reimbursement of professional fees and expenses through June 30, 2006 (which Liberty contends is recoverable immediately under the letter of credit) and (b) upon payment of the facility fee, withdraw all proofs of claims previously filed in the Chapter 11 Cases (in the approximate claim amount of $41 million).

F. Other Material Matters Addressed During the Chapter 11 Case

In addition to the first day relief sought in the Chapter 11 Case, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Case, maximize the value of the Debtors’ Estates, and provide the foundation for the Debtors’ emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Case.

1. Post-petition Retention and Severance Plans

By motion dated May 27, 2005, as modified and clarified by notice dated June 15, 2005 (the “Retention Motion”), the Debtors sought authorization from the Bankruptcy Court to implement (a) an expanded key employee retention plan (the “Chapter 11 Retention Plan”) to replace the Debtors’ preexisting key employee retention program and (b) a severance program covering all employees (the “Corporate Benefits Severance Program”) to formalize the Debtors’ severance practices under a comprehensive program (the Chapter 11 Retention Program and the Corporate Benefits Severance Program collectively, the “Employee Retention Programs”). The Employee Retention Programs are standard programs designed to address the Debtors’ retention needs during the pendency of the Chapter 11 Case, and serve the purpose of incentivizing continued employment and combating the negative employee morale and turnover problems that typically result from the uncertainties and increased burdens of an employer’s debtor-in-possession status. On June 15, 2005, the Debtors filed a notice with the Bankruptcy Court (the “Notice of Agreement”) indicating certain modifications and clarifications to the proposed Employee Retention Programs. These modifications and clarifications arose as a result of negotiations with the Creditors Committee and the Debtors’ efforts to accommodate the concerns raised by other parties in interest. Notwithstanding these modifications and clarifications and the resulting support of the Creditors Committee, the Retention Motion was opposed by certain parties, including the U.S. Trustee. Following the hearing on June 16, 2005, the Bankruptcy Court entered an order, dated June 27, 2005, approving the Retention Motion and authorizing the Debtors to implement the Employee Retention Programs as modified by the Notice of Agreement. The following is a brief summary of the key elements of the programs, which is qualified by the terms of the actual Employee Retention Programs as modified by the Notice of Agreement.

(a) Chapter 11 Retention Plan

Under the Chapter 11 Retention Plan, certain of the Debtors’ key employees (excluding the Debtors’ chief executive officer), if eligible under the terms of the plan, will receive aggregate non-discretionary retention incentive payments ranging from 25% to 100% of their respective annual salaries in consideration for remaining in the Debtors’ employ during the pendency of the Chapter 11 Case and during the 90 days following the Effective Date. The Chapter 11 Retention Plan provides for payment of retention incentives to such participants to be made in four parts: (a) one-quarter paid upon approval of the Chapter 11 Retention Plan by the Bankruptcy Court; (b) one-quarter paid on November 15, 2005; (c) one-quarter paid on the earlier of (i) the date of confirmation of a plan of reorganization in the Chapter 11 Case or (ii) March 15, 2006; and (d) one-quarter paid 90 days following the Effective Date. The Chapter 11 Retention Plan also provides for the payment of retention incentives to certain of the Debtors’ plant managers equal to 20 weeks’ of their respective salaries for the purpose of incentivizing such managers to remain in the Debtors’ employ through the closure of certain of the Debtors’ plants. There are approximately 230 participants in the Chapter 11 Retention Plan.

(b) Corporate Benefits Severance Program

The Corporate Benefits Severance Program formalizes the Debtors’ severance practices under a comprehensive program and provides, in lieu of any other severance obligations the Debtors might otherwise owe, severance benefits to each of the Debtors’ eligible executives and employees, with continuing provision for a period of one year after the Effective Date. Under the Corporate Benefits Severance Program, an eligible participant who is terminated by the Debtors without cause is entitled to receive severance benefits in a total amount ranging from $100 to 200% of annual base salary plus target bonus and payable in either lump sum or as salary continuation, each depending upon the participant’s position with the Debtors. The Corporate Benefits Severance Program further provides that participants who voluntarily terminate their employment with the Debtors, whose employment is terminated by the Debtors for cause, or who receive offers of employment from a purchaser of the Debtors’ stores or assets, will not be entitled to receive severance benefits. Depending upon the participant’s position with the Debtors, eligibility to receive benefits under the Corporate Benefits Severance Program is further conditioned upon the execution of a non-solicitation, non-compete, non-disclosure, and non-disparagement agreement with the Debtors and, to the extent applicable, a waiver of any enhanced change in control or other severance benefits. The Corporate Benefits Severance Program further provides that in order to take advantage of an exemption from payment of FICA, FUTA, and federal income tax on severance payments, the severance benefits provided to certain of the Debtors’ employees will be provided by virtue of a supplemental unemployment benefits plan. Additionally, with respect to participants in the Chapter 11 Retention Plan (excluding plant managers) who have not received their final retention incentive payment, the Corporate Benefits Severance Program provides that any severance benefits paid to such participants under the Corporate Benefits Severance Program will be reduced by the amount of retention incentive payments such participants have actually received under the Chapter 11 Retention Plan. However, after final retention incentive payments have been made, payment of severance benefits to participants in the Corporate Benefits Severance Program will not be offset against retention incentives paid under the Chapter 11 Retention Plan.

2. Post-petition CEO Retention Program

On January 18, 2006, the Debtors filed a motion (which was thereafter amended on February 1, 2006) seeking to pay their President and Chief Executive Officer, Peter L. Lynch, a retention incentive in exchange for Mr. Lynch remaining in the Debtors’ employ. Following hearing on February 9, 2006, the Bankruptcy Court entered an order dated February 9, 2006 approving the payment to Mr. Lynch of a $1.15 million retention incentive in exchange for, among other things, Mr. Lynch remaining in the Debtors’ employ through August 31, 2006.

3. Sale of Assets

With respect to sales of real property, prior to the Petition Date, the Debtors and their financial advisors analyzed the Debtors’ market areas and determined that some of these markets were noncore, with limited opportunities for the Debtors and unprofitable operations in the aggregate. Prior to the Petition Date, and as noted in Article IV.D.1, the Debtors engaged in an asset rationalization program that involved the closure and/or sale of certain of their stores and other facilities. Following the Petition Date, the Debtors, in consultation with their major creditor constituencies, formulated and implemented a market area reduction program (the “Footprint Process”) pursuant to which the Debtors undertook to close or sell 326 Targeted Stores. The purpose of the Footprint Process was to enable the Debtors to focus on their strongest markets where they have a significant market share position, significantly reducing the number of stores and other facilities in which they operated as of the Petition Date.

On July 1, 2005, the Debtors filed a motion seeking, among other things, authority to sell their leasehold interests in more than one hundred stores. An auction was held on July 18, 2005 at which bids were accepted on 102 stores. Following the closing of contingency periods, on July 27, 28, and 29, 2005, the Debtors obtained Bankruptcy Court approval for the sale of 84 Targeted Stores. The Debtors held a second auction in August, 2005. As a result of the second auction, the Debtors sold and/or terminated leases for 27 Targeted Stores. By motion dated April 11, 2006, the Debtors sought authority to sell the 35 Additional Targeted Stores or, alternatively, to reject the leases for such stores. An auction was held on May 9, 2006, at which the Debtors received bids to sell 21 of the 35 Additional Targeted Stores. On May 18, 2006, the Bankruptcy Court entered several orders authorizing the sale of these 21 Additional Targeted Stores. Additionally, on or before August 3, 2006, the Debtors intend to file a motion seeking authority to sell their leasehold interests in seven additional stores and the equipment located at such stores. Specifically, as to these seven stores, the Debtors sought to assume and assign the applicable leases for the highest or best offer which the Debtors receive and find acceptable at or before a scheduled auction. If no bid is received on one or more of the seven additional stores, the Debtors intend to ask by such motion that the Bankruptcy Court authorize the Debtors to reject any such lease. If the Debtors receive a bid on any of these additional stores, the Debtors intend to hold an auction for such stores on August 29, 2006 and ask the Bankruptcy Court to approve the sale for each such store to the bidder submitting the highest or best offer at such auction at a hearing to be scheduled for September 7, 2006.

To date, the Debtors have assigned or terminated 131 leases for value. Proceeds from completed transactions exceeded $58 million, exclusive of $28 million additional consideration received for inventory. Additionally, liquidations of certain assets not included in sales of the Targeted Stores and Additional Targeted Stores have been conducted, producing net proceeds to the estates of approximately $167 million, comprised primarily of inventory and equipment sales. The Debtors also received net proceeds of $5.7 million from the liquidation of equipment at several distribution centers and manufacturing facilities that had supported the Targeted Stores. As discussed in Article V.F.5, leases for the Targeted Stores and Additional Stores that were unsuccessfully marketed were rejected. The Footprint Process is now largely completed.

The Debtors also obtained authority to sell other real property assets, including: (a) a dairy in Miami, Florida (for approximately $5.8 million), (b) a reclamation center and related assets located in Miami, Florida (for $2.1 million), (c) a closed grocery store and the underlying tract of land in Oviedo, Florida (for approximately $5 million), (d) a closed store and underlying tract of land in Stockbridge, Georgia (for approximately $2 million), (e) a distribution center in Louisville, Kentucky (for approximately $3.6 million), (f) a distribution center in Pompano Beach, Florida (for approximately $51 million), (g) outparcels located in Hollywood, Florida, Dallas, Georgia, Miramar, Florida, and Miami, Florida (for approximately $11.8 million), and (h) two closed fuel centers in Jackson, Mississippi and McComb, Mississippi (for approximately $650,000). Additionally, the Debtors intend to file a motion on or before August 3, 2006, seeking authority to sell a warehouse facility located in Montgomery, Alabama, together with all attached improvements, to Hodges Bonded Warehouse, or to the party submitting a higher or better offer pursuant to the bidding and auction procedure referenced in the motion.

Additionally, by Motion dated March 31, 2006, Winn-Dixie sought authorization to (a) exercise its consent (the “Shareholder Consent”) to the sale by W-D (Bahamas) Ltd. (the “Seller”) of shares of common stock of Bahamas Supermarkets Limited (“BSL”) pursuant to the terms of a share purchase agreement (the “Purchase Agreement”) to the party who, in accordance with the bid procedures that were annexed to the Motion, submitted the highest or otherwise best offer for the shares (such party, the “Purchaser”), (b) enter into a transition services agreement to continue to provide the Purchaser with services related to the operation and management of the businesses which Winn-Dixie currently provides to BSL (the “Transition Services Agreement”), and (c) enter into a non-competition agreement by which the Debtors will refrain from competing with the Purchaser for a period of two years (the “Non-Competition Agreement”). Following an auction held on May 16, 2006, the Seller, in consultation with the Debtors, determined that BSL Holdings, Ltd. (“BSL Holdings”) had submitted the highest or otherwise best offer for the shares (which offer was approximately B$54 million) and, thus, BSL Holdings was designated as the successful bidder. On May 18, 2006, the

Bankruptcy Court entered an Order authorizing Winn-Dixie to exercise the Shareholder Consent, enter into the Transition Services Agreement and enter into the Non-Competition Agreement. As of June 29, 2006, the sale to BSL Holdings was pending.

In addition to the foregoing real property sales, the Debtors have obtained authority to sell, among other things, (a) two company airplanes for a total of $32 million; (b) the pharmaceutical prescriptions and related inventory at approximately 162 stores that were targeted for closure for a total of $17.5 million, and (iii) certain other miscelaneous assets, such as vehicles, equipment, store displays, and machinery.

4. Extension of Time to Assume or Reject Unexpired Non-Residential Real Property Leases

Section 365(d)(4) of the Bankruptcy Code allows a debtor an initial 60-day period for determining whether to assume or reject nonresidential real property leases, which period may be extended by order of the bankruptcy court. A failure to assume or reject during the period or to obtain an extension of the period results in a deemed rejection of nonresidential real property leases. Given the size and complexity of the Chapter 11 Case, and the need to delay decisions as to leased premises until the structure of their reorganization was determined, the Debtors sought, by motion dated April 15, 2005 and subsequent motions dated August 12, 2005 and November 23, 2005, respectively, to extend the assumption or rejection period first to September 19, 2005, then to December 19, 2005, then to March 20, 2006 and, finally, through the Effective Date (subject to certain limitations regarding specific leases which the Debtors were required to move to assume by April 20, 2006 and May 19, 2006, respectively). The motions were granted by orders of the Bankruptcy Court dated May 6, 2005, September 22, 2005, December 20, 2005, and March 10, 2006, respectively.

5. Disposition of Non-Residential Real Property Leases as to Stores and Facilities Not Sold

Shortly after the Petition Date, the Debtors obtained authority to reject approximately 150 unexpired leases effective as of the Petition Date. As noted in Article V.F.3, the Debtors, in consultation with their major creditor constituencies, thereafter formulated and implemented the Footprint Process pursuant to which the Debtors undertook to close or sell 326 Targeted Stores and then later announced their intention to sell or close 35 Additional Targeted Stores. The leases for the Targeted Stores and Additional Targeted Stores that were not sold have now been rejected. In total, the Debtors rejected 214 leases for the Targeted Stores and 14 leases for the Additional Targeted Stores. Additionally, the Debtors have sought to reject several leases that governed stores not included among the Targeted Stores and Additional Targeted Stores. As of June 29, 2006, the Debtors have obtained Bankruptcy Court approval to reject approximately 454 unexpired leases (and subleases) of non-residential real property, including the Targeted Stores leases and the Additional Targeted Stores leases.

Additionally, by orders dated July 13, 2006 and July 27, 2006, the Debtors obtained authority to reject approximately 80 leases that were assigned pre-petition in order to ensure that any continuing obligations that would result from the default of an assignee of such leases would be treated as a pre-petition obligation.

By motion dated May 20, 2006, the Debtors moved to assume approximately 75 leases as of the Effective Date of the Debtors’ Plan. A hearing to consider such motion has been scheduled for August 10, 2006. By motion dated June 30, 2006, the Debtors moved to assume the vast majority of their remaining unexpired real property leases as of the Effective Date of the Plan. A hearing to consider this motion has been scheduled for September 21, 2006. Each of the pending assumption motions referenced herein proposed Cure amounts for each lease sought to be assumed and provided the counterparties to such leases with an opportunity to object to the proposed Cure amounts. To the extent that the parties are unable to reach consensus on the appropriate Cure amount for a particular lease, the Bankruptcy Court will determine the issue. The Debtors intend to honor all of their Cure obligations, as agreed to between the parties or as determined by the Bankruptcy Court, in the manner described in the Plan for the treatment of Administrative Claims. Hearings to consider other pending assumption motions will be held prior to the Confirmation Hearing.

6. Disposition of Executory Contracts and Unexpired Leases of Personal Property

Pursuant to Section 365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign, or reject executory contracts and unexpired leases of personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, unless otherwise agreed by the non-Debtor party, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as pre-petition unsecured claims. Generally, and with certain exceptions, post-petition obligations arising under a contract or lease must be paid in full in the ordinary course of business. As of July 31, 2006, the Debtors had rejected or assumed approximately 150 executory contracts and unexpired leases. By motion dated July 28, 2006, the Debtors sought to assume an additional 60 executory contracts and unexpired leases. Additional motions seeking to assume or reject the Debtors’ remaining executory contracts and unexpired leases of personal property will be filed prior to the Confirmation Date.

7. Pending Litigation and Automatic Stay

The nature of the Debtors’ businesses is such that they are from time to time named as defendants in litigation. As a result of the commencement of the Chapter 11 Case, and pursuant to Section 362 of the Bankruptcy Code, all litigation pending against the Debtors was automatically stayed. As of July 28, 2006, 63 requests have been made for relief from the automatic stay. These motions, which were opposed by the Debtors, sought to lift the automatic stay to permit the litigation described in Article IV.F.4 hereto. On September 1, 2005, the Debtors obtained Bankruptcy Court approval to utilize certain settlement procedures with respect to personal injury and other litigation claims. In connection with these settlement procedures, on September 30, 2005, questionnaires were sent to the Debtors’ several thousand litigation claimants. As of July 28, 2006, the Debtors had already negotiated settlements with approximately 1,195 litigation claimants, approximately 950 of which have been approved by the Bankruptcy Court. If all of the settlements are approved, the Debtors will have successfully reduced the dollar amount of the claims underlying all settlements from approximately $147 million to approximately $14.7 million, only a portion of which settlements will be payable in cash (the remainder being treated as Allowed Other Unsecured Claims). The Debtors estimate that, as of July 28, 2006, approximately 1,505 pre-petition litigation claimants asserting claims in the aggregate amount of approximately $580.3 million have not yet settled or liquidated their claims through the claims resolution procedure. On April 20, 2006, the Debtors obtained Bankruptcy Court approval to conduct mediations with respect to each of the unresolved litigation claims. The first of these mediations is scheduled to begin in August, 2006. The Debtors expect to continue to settle or liquidate the litigation claims using mediation and other procedures adopted in the claims resolution procedure, subject to the specific provisions of the Plan. The Debtors anticipate that, ultimately, liability on these Claims in the aggregate will be significantly less than the amounts asserted by the plaintiffs.

8. Utilities

At the time of the filing of the Chapter 11 Case, the Debtors maintained various service accounts with approximately 800 utilities. In response to the Debtors’ “first day” motion for an order deeming utilities adequately assured of payment, prohibiting utilities from altering, refusing, or discontinuing services, and establishing procedures for resolving requests for additional assurance, certain utilities filed objections, primarily seeking additional adequate assurance. On March 10, 2005, the Bankruptcy Court entered an order granting the Debtors’ motion, excluding, however, from the application of the order the objecting utilities. The Debtors thereafter continued to negotiate with the objecting utilities that held pre-petition cash deposits or surety bonds, ultimately entering into stipulations with these utilities resolving their adequate assurance requests. The Debtors litigated with certain objecting utilities that held no pre-petition deposits, successfully obtaining orders denying their adequate assurance requests.

Other utilities made adequate assurance requests under the procedures set forth in the March 10, 2005 order. The Debtors negotiated resolutions with requesting utilities to the extent they held pre-petition deposits or surety bonds. On August 4, 2005, the Debtors obtained an order denying the adequate assurance requests of those requesting utilities that held no pre-petition deposits or surety bonds.

Certain other utilities that held surety bonds to back charges for pre-petition utility services to the Debtors made demands on the surety bonds. The Debtors negotiated resolutions with these utilities to avoid payment under the surety bonds. On May 19, 2005, the Debtors obtained authorization from the Bankruptcy Court to enter into the negotiated resolutions with the utilities without further court order, subject, however, to prior written notice to specified parties.

9. Reclamation Issues

In the ordinary course of the Debtors’ business, the Debtors purchase materials, supplies, goods, products and other related items (collectively, the “Goods”) from various vendors for use and sale in their stores. Prior to and after the Petition Date, the Debtors received demands from their vendors asserting a right to reclaim their Goods under Section 2-702(2) of the Uniform Commercial Code and Section 546(c) of the Bankruptcy Code. The deadline to assert a reclamation demand was March 14, 2005 (the “Reclamation Demand Deadline”). The Debtors received approximately 480 reclamation demands asserting aggregate claims of approximately $125 million on or before the Reclamation Demand Deadline.

In order to maintain normal business operations and prevent the vendors from reclaiming their Goods, as well as costly and distracting litigation relating to the reclamation claims, which would have negatively affected the Debtors’ business, the Debtors reached a consensual resolution of reclamation procedures, which is reflected in the final reclamation order, dated April 4, 2005 (the “Final Reclamation Order”). Pursuant to the Final Reclamation Order, as modified by order dated May 19, 2005, extending the Debtors’ time to file statements of reclamation until June 30, 2005, the Debtors reviewed, analyzed and reconciled from the Debtors’ perspective, each vendor’s reclamation claim (including asserting appropriate defenses with respect to each reclamation claim) and subsequently served approximately 480 statements of reclamation. Thereafter, the Debtors and certain reclamation trade vendors entered into discussions which resulted in an agreement for, among other things, (a) the establishment of a trade vendor lien program and (b) procedures for the calculation and treatment of the trade vendors’ reclamation claims (the “Reclamation/Trade Lien Program”). On August 5, 2005, the Bankruptcy Court entered an order (the “Reclamation/Trade Lien Order”) approving the Reclamation/Trade Lien Program allowing claims by vendors for product delivered within the reclamation window, generally ten days prior to the Petition Date, to be settled if the vendor participates in the reclamation settlement process in accordance with the Reclamation/Trade Lien Program.

Under the Reclamation/Trade Lien Program, participating vendors are required to provide the Debtors with payment terms that reflect the number of days historically offered by such vendor, or 20 days, whichever is less. For providing this trade credit, the vendors received (a) a junior lien on the collateral securing the DIP Facility (which terminates upon the Plan Effective Date provided the allowed reclamation claims are paid in full), (b) a waiver of preference claims arising from transfers made prior to February 10, 2005, and (c) payment of their allowed reclamation claims in cash in nine equal monthly installments, and upon confirmation of a plan of reorganization, any unpaid balance to be paid in cash within 30 days after the Effective Date.

With respect to the reclamation vendors whose statements of reclamation had not yet been reconciled by September 30, 2005, the Debtors filed a motion seeking to determine unresolved reclamation Claims (the “Reclamation Determination Motion”). On November 4, 2005, the Bankruptcy Court entered an order (the “Reclamation Determination Order”) approving the Reclamation Determination Motion, which resolved several of the outstanding reclamation issues that related to numerous reclamation vendors.

As of June 23, 2006, there were 12 unresolved reclamation claims. As a result, on June 27, 2006, the Debtors filed an objection to the remaining reclamation claims seeking to reduce or disallow the unresolved reclamation claims. The objection is scheduled to be heard on July 27, 2006.

Because a significant number of vendors required the Company to pay cash in advance for Goods, the Debtors estimate that the resumption of trade credit under the Reclamation/Trade Lien Program had a significant positive impact on the Company’s liquidity. Settlement payments under the Reclamation/Trade Lien Program are expected to be completed by the Effective Date.

10. PACA Issues

The Debtors sell a large amount of fresh fruits and vegetables and other perishables at their stores. Sales of fresh fruits and vegetables not only generate significant revenue on an annual basis, but also generate important customer traffic that results in sales of other merchandise. After the Petition Date, many of the Debtors’ vendors asserted claims under the Perishable Agricultural Commodities Act (“PACA”). On March 22, 2005, the Bankruptcy Court entered an order authorizing the Debtors to pay pre-petition Claims arising under PACA (the “PACA Order”). Pursuant to the PACA Order, the Debtors were required to file and serve on all interested parties a PACA report within 45 days setting forth (i) the allowed PACA Claims and whether they had been paid or were scheduled to be paid and (ii) the PACA Claims that the Debtors believed were invalid in whole or in part, setting forth in detail the legal and factual bases for such listing. The PACA Order also required the Debtors to establish a non-segregated reserve in the amount of $30 million against the Debtors’ borrowing base under their DIP Facility to take into account the pre-petition liabilities of any Debtor to any holder of a PACA Claim. The Debtors ultimately resolved all of the approximately 140 PACA claims filed in the Chapter 11 Case resulting in payments of approximately $31 million.

11. Workers Compensation Claims

On April 15, 2005, the Bankruptcy Court entered an order authorizing the Debtors to continue their pre-petition insurance and workers compensation programs and to pay related obligations including pre-petition premiums and premium financing payments (the “Insurance Order”), pursuant to which the Debtors were authorized, but not required, to pay pre-petition Workers Compensation Claims. Pursuant to the Insurance Order, the Debtors have been paying the Workers Compensation Claims in the ordinary course of business.

The Debtors have received over 400 Proofs of Claim filed on account of Workers Compensation Claims. Under the Plan, Workers Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors will be paid by the Reorganized Debtors in accordance with the terms and conditions of such state law and programs.

12. Claims Process

In Chapter 11 cases, claims against a debtor are established either as a result of being listed in the debtor’s schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to a plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on, or to otherwise enforce, the claim against the debtor.

(a) Schedules and Statements

On April 7, 2005, the Debtors filed their schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs (collectively, the “Schedules”). The Schedules set forth, among other information, the Claims of known Creditors against each of the Debtors as of the Petition Date, based upon the Debtors’ books and records. On July 21, 2005 and November 3, 2005, the Debtors filed certain amendments to the Schedules. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Case.

(b) Claims Bar Date

By order dated April 28, 2005, the Bankruptcy Court established August 1, 2005, at 5:00 p.m. Eastern Time as the Bar Date for filing Proofs of Claim against the Debtors by those Creditors required to do so. In compliance with procedures approved by the Bankruptcy Court, the Debtors, through Logan, acting as claims agent, provided timely notice of the Bar Date by mail. In addition, the Debtors published notice of the Bar Date in The Wall Street Journal (National Edition), The Florida Times-Union (Jacksonville, Florida), and approximately 36 other newspapers covering the Debtors’ areas of operations.

The Bankruptcy Court’s April 28, 2005 order also allowed the Debtors to establish, under certain circumstances, special bar dates with respect to certain creditors. Consistent with the terms of, and in compliance with the procedures outlined in, the order, the Debtors have established special bar dates with respect to certain creditors and have, through Logan, acting as claims agent, provided timely notice of the applicable special bar date to such creditors. Additional special bar dates may be established as necessary.

(c) Claims Objection Process

Approximately 20,500 Proofs of Claim have been filed against or scheduled by the Debtors. The claims asserted in those Proofs of Claim, together with claims established in the Schedules, aggregate approximately $25.3 billion (this is a consolidated figure that includes Claims asserted against more than one of the Debtors for the same liability but does not include claims asserted in wholly unliquidated amounts). The Debtors have been engaged over several months in the process of evaluating the Proofs of Claim to determine whether objections seeking the disallowance of certain asserted Claims should be filed. As a result, numerous objections to Proofs of Claim have been filed and additional objections are planned. If the Debtors do not object to a Proof of Claim by the deadline established in the Plan, the Claim asserted therein will be deemed Allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to Proofs of Claim as an alternative to filing/objections to the Proofs of Claim. As of June 27, 2006, the Debtors have resolved, through objections or withdrawals/allowances of Claims approximately 12,800 claims totaling approximately $8.7 billion (exclusive of certain Noteholder Claims (such as the duplicative Noteholder Claims that were asserted against each Debtor) which will be expunged through confirmation of the Plan as a result of the compromise and settlement of the intercreditor issues relating to substantive consolidation).

(d) Tax Claims Objection Process

The Debtors have filed five omnibus objections and motions to determine tax liabilities within the various jurisdictions where ad valorem property tax liabilities exist (collectively, the “Tax Objections”). The Tax Objections were filed on a state-by-state basis considering the statutory basis of taxation of the respective states in which the properties are located. The Tax Objections filed to date include the states of Tennessee, Virginia, Kentucky, North Carolina, South Carolina, Ohio, Louisiana, Mississippi, Alabama and Georgia.

Various taxing authorities located within the State of Florida (collectively, the “Florida Tax Collectors”) have filed a Proof of Claim in these cases (Claim No. 12566) (the “Florida Tax Claim”). Although the Florida Tax Claim was filed in an amount in excess of $60 million, a subsequent pleading filed by the Florida Tax Collectors acknowledges that the Debtors owe less than $14.3 million. The Debtors believe they owe substantially less than $14.3 million and intend to file an objection to the Florida Tax Claim together with a motion to determine their tax liabilities (the “Florida Tax Objection and Motion”). By the Florida Tax Objection and Motion, the Debtors will ask the Bankruptcy Court under Section 505 of the Bankruptcy Code to (i) reduce the Florida Tax Claim, (ii) determine the Debtors’ tax liabilities to the Florida Tax Collectors for the 2004, 2005 and 2006 tax years, (iii) determine the appropriate interest rate for the payment of any such tax liabilities, and (iv) if, as a result of these determinations, the Debtors have overpaid taxes, to allow the Debtors to offset such overpayments against the Allowed Claim.

Thus far, the Debtors, through the Tax Objections, have addressed claimed and unclaimed liabilities from 355 tax collectors, achieving significant reductions in the overall liability of the Estates.

13. Examiner Motion and Creditors Committee Investigation

On December 8, 2005, the then-existing Equity Committee filed a motion with the Bankruptcy Court (the “Examiner Motion”) seeking the appointment of an examiner to investigate whether Winn-Dixie could assert claims against its pre-petition directors, officers, senior management, and professionals for actions or inaction that caused or contributed to the filing of the Chapter 11 Case. The issues identified in the Examiner Motion included: (a) the decline of Winn-Dixie’s financial condition and the events leading up to the filing of the Chapter 11 Case; (b) the Internal Revenue Service’s (the “IRS”) audit of fiscal years 2000 through 2002, including, but not limited to, Winn-Dixie’s appeal of the IRS’s decisions; (c) the issuance of dividends from 2000 through 2004 and whether Winn-Dixie complied with corporate governance requirements in issuing dividends; (d) Winn-Dixie’s company-owned life insurance policies and any IRS investigation of such policies; (e) class action lawsuits filed in the United States District Court for the Middle District of Florida against Winn-Dixie and certain present and former executive officers alleging claims under federal securities laws; (f) class action lawsuits filed in the United States District Court for the Middle District of Florida against Winn-Dixie and certain present and former executive officers alleging claims under the Employee Retirement Income Security Act of 1974, as amended relating to Winn-Dixie’s Profit Sharing/401(k) Plan; (g) the shareholder demand referenced in Winn-Dixie’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year 2005 alleging that Winn-Dixie’s Board of Directors and officers and directors who served from May 6, 2002 through July 23, 2004 violated their fiduciary duties to Winn-Dixie and requesting that a derivative proceeding be commenced against such parties; (h) the federal grand jury investigation referenced in Winn-Dixie’s Form 10-K for the fiscal year 2005, regarding possible violations of federal criminal law arising out of activities related to illegal importation, possession, transportation, and sale of undersized lobsters; (i) any and all matters identified in any filing made by Winn-Dixie in the Chapter 11 Case or with the SEC; and (j) such other matters as the examiner deemed appropriate (the matters identified in (a) through (j) being, the “Investigation Topics”). The Debtors, Creditors Committee, and the Debtors’ post-petition secured lenders each opposed the Examiner Motion.

On January 11, 2006, and before the Examiner Motion was heard by the Bankruptcy Court, the Equity Committee was disbanded. On February 24, 2006, counsel to the disbanded Equity Committee filed a pleading with the Bankruptcy Court indicating, among other things, that the members of the Equity Committee had determined not to proceed as an ad hoc committee but to participate in the Chapter 11 Case in their individual capacities. Thereafter, on March 6, 2006, the Bankruptcy Court entered an order denying the Examiner Motion without prejudice.

Notwithstanding the denial of the Examiner Motion and following consultations among the Debtors, the U.S. Trustee, and the Creditors Committee regarding the scope and manner of an investigation, the Creditors Committee conducted its own investigation of the Investigation Topics (the “Committee Investigation”). The Creditors Committee began its investigation with meetings with Company management at the Company’s headquarters in Jacksonville, Florida on February 7, 2006, during which Committee Counsel interviewed Larry Appel, General Counsel, Jay Castle, Group Leader – Litigation, Bennett Nussbaum, Chief Financial Officer, and Mike Byrum, Chief Accounting Officer. At the conclusion of the meetings, Committee Counsel requested certain documents from the Company. After receipt and review of documents, Committee Counsel continued with personal and telephonic interviews of 24 witnesses, including current and former Winn-Dixie employees, officers and directors, and an Assistant United States Attorney. Committee Counsel also interviewed former Chief Executive Officer Allen Rowland by written questionnaire/response. Throughout the interview process, Committee Counsel requested and received additional documents from the Company, from former employees, and from KPMG.

On June 29, 2006, the Creditors Committee filed on the Bankruptcy Court’s docket a report disclosing the conclusions of the Committee Investigation. The report, which will be available on the Bankruptcy Court’s docket, concludes that there were likely no viable causes of action available to the Debtors’ estates against any current or former officers or directors of the Company that had a reasonable probability of success in producing a benefit for the Debtors’ estates.

G. Plan Process

In addition to the first day relief sought in the Chapter 11 Case, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Case, to maximize the value of the Debtors’ Estates, and to provide the foundation for the Debtors’ emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Case.

1. Exclusivity

Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the “Exclusive Proposal Period”). In addition, Section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusive Proposal Period, it has the remaining balance of 180 days after the commencement of the Chapter 11 case to solicit acceptances of such plan (the “Exclusive Solicitation Period” and together with the Exclusive Proposal Period, the “Exclusive Periods”). During the Exclusive Periods, plans may not be proposed by any party in interest other than the debtor. Under Section 1121(d) of the Bankruptcy Code, the Exclusive Proposal Period and the Exclusive Solicitation Period may be extended for cause.

By Order dated June 16, 2005, the Debtors obtained authority to extend their initial Exclusive Proposal Period from June 21, 2005 to and including September 19, 2005, and their corresponding initial Exclusive Solicitation Period from August 22, 2005 to and including November 21, 2005. Thereafter, by order dated September 8, 2005, the Debtors obtained authority to extend their Exclusive Proposal Period for approximately 90 days, to and including December 19, 2005, and extend their Exclusive Solicitation Period also for approximately 90 days, to and including February 20, 2006. By Order dated December 20, 2005, the Debtors obtained authority to extend their Exclusive Proposal Period, to and including March 20, 2006, and extend their Exclusive Solicitation Period, to and including May 22, 2006. By order dated March 9, 2006, the Debtors obtained authority to extend their Exclusive Proposal Period to April 19, 2006 and their Exclusive Solicitation Period to June 21, 2006. On April 6, 2006, the Debtors obtained authority to extend their Exclusive Proposal Period by one day, to April 20, 2006, to enable the Debtors to preserve their Exclusive Proposal Period until a then-pending motion to extend their Exclusive Periods could be heard. By order dated April 20, 2006, the Debtors obtained authority to extend their Exclusive Proposal Period to June 29, 2006 and their Exclusive Solicitation Period to August 29, 2006.

2. Substantive Consolidation Dispute and Resolution

In light of the Debtors’ unique corporate structure and conduct of their business affairs, the Debtors and the Creditors Committee recognized that an important issue in the Chapter 11 Case would be whether the Debtors’ assets and liabilities should be substantively consolidated — that is, the consolidation of all assets and liabilities of the Debtors for purposes of distributions under the Plan. Indeed, one key reason for several of the Debtors’ requests to extend their Exclusive Periods was the fact that the Creditors Committee needed time to gather information from the Debtors, conduct its investigation of substantive consolidation issues, and negotiate a compromise of substantive consolidation that would permit the Debtors to file a reorganization plan that would be consensual among the various creditor constituencies and avoid protracted litigation.

The diligence process surrounding substantive consolidation issues began with the Debtors and Creditors Committee’s identifying important information to elicit from the Debtors to aid in an analysis of the appropriateness of substantive consolidation. In addition, the Debtors and the Creditors Committee worked together to identify the relevant information that would aid the parties in determining if substantive consolidation was appropriate. The Debtors provided the Creditors Committee with voluminous documentation and information relating to substantive consolidation to conduct its investigation and analysis. In this regard, the Debtors’ advisors also discussed and analyzed important facts regarding the Debtors’ structure and historical operations with the Creditors Committee’s advisors. In addition, advisors to the Creditors Committee interviewed numerous employees of the Debtors to better assess the arguments for and against substantive consolidation.

Because the Debtors viewed the substantive consolidation dispute as primarily an intercreditor issue, they believed the Creditors Committee — a body representing all major creditor constituents in the Chapter 11 Case with a fiduciary duty to all creditors — was in the best position to negotiate a resolution. To this end, the Creditors Committee’s goal was to analyze and negotiate internally a resolution of the substantive consolidation issue that was fair and equitable to all creditors and then gain the support of the Debtors and major creditor constituents.

In early February, 2006, the Indenture Trustee on behalf of holders of Winn-Dixie Notes became independently involved in analyzing the appropriateness of substantively consolidating the Debtors. On February 1, 2006, the Indenture Trustee sent the Debtors an informal request for information relating to the Debtors’ corporate structure and how that structure might impact substantive consolidation. Shortly thereafter, the Debtors responded to this request. Subsequently, the Indenture Trustee sent the Debtors additional informal information requests regarding substantive consolidation. The Debtors quickly responded to these additional requests and also provided counsel for the Indenture Trustee with the same information provided to the Creditors Committee. The Debtors’ advisors spoke with the Indenture Trustee’s advisors during this process regarding the materials provided and to address any further questions regarding substantive consolidation.

In March, 2006, the newly-formed Ad Hoc Trade Committee began to investigate substantive consolidation issues. The Debtors provided the Ad Hoc Trade Committee with the same information provided to the Creditors Committee. On April 5, 2006, the Debtors’ advisors met with the Ad Hoc Trade Committee’s advisors to summarize the documentation provided and field outstanding questions. Subsequently, the Ad Hoc Trade Committee provided the Debtors with numerous additional information requests to assist counsel in evaluating issues relating to substantive consolidation of the Debtors, to which the Debtors responded. Importantly, the Creditors Committee, the Ad Hoc Trade Committee, and the Indenture Trustee all received the same documentation.

During the week of April 24, 2006, the Ad Hoc Trade Committee’s advisors interviewed a number of the Debtors’ employees to increase their understanding of issues related to substantive consolidation. On May 11, 2006, the Ad Hoc Trade Committee filed a motion seeking to substantively consolidate the Debtors’ Estates (the “Consolidation Motion”), so that its members could receive a distribution from the combined assets of all the Debtors regardless of which Debtor the members held claims against.

After months of investigation, analysis and negotiation within the Creditors Committee, the members of the Creditors Committee unanimously resolved the issues surrounding substantive consolidation at the end of May, 2006. Thereafter, the Creditors Committee entered into confidentiality agreements with advisors and certain members of the Ad Hoc Retirees Committee and the Ad Hoc Trade Committee and presented the proposed resolution to such ad hoc committees.

In early June, 2006, the Creditors Committee’s advisors met with counsel and certain members of the Ad Hoc Retirees Committee. At that meeting, the Creditors Committee’s advisors explained the terms of the proposed substantive consolidation settlement, the reasons for the settlement and the potential recovery for the Debtors’ retirees’ under such a settlement. After such meeting and certain modifications to the proposed compromise, the Creditors Committee informed the Debtors that the Ad Hoc Retirees Committee supported the proposed settlement.

Similarly, in early June, 2006, the Creditors Committee’s advisors met with advisors and certain members of the Ad Hoc Trade Committee. At that meeting, the Creditors Committee’s advisors explained the terms of the proposed substantive consolidation settlement, the reasons for the settlement and the potential recovery for members of the Ad Hoc Trade Committee.

On June 15, 2006 the Bankruptcy Court was scheduled to hold a case management conference on the Consolidation Motion. In connection with the conference, on June 13, 2006, the Debtors filed a response to the Consolidation Motion in which they asked the Bankruptcy Court to deny or abate the Consolidation Motion because, among other things, it violated the Debtors’ Exclusive Periods and because negotiations regarding the proposed settlement of substantive consolidation were ongoing. After the filing of the response, the parties continued to negotiate a settlement of consolidation and prior to the case management conference on the Consolidation Motion, the Ad Hoc Trade Committee agreed to the terms of the Creditors Committee’s compromise on the substantive consolidation issue (with modifications discussed below). At the case management conference, the Ad Hoc Trade Committee adjourned the Consolidation Motion until further notice.

After reviewing the Creditors Committee’s compromise, the Debtors concluded that it is fair and equitable and have included it in the Plan.

VI. SUMMARY OF THE PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO

BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A. Overall Structure of the Plan

Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The terms of the Debtors’ Plan are based upon, among other things, the Debtors’ assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (ii) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (iii) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, New Common Stock, and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.

B. Substantive Consolidation Compromise

The Plan proposes, and its terms embody, a compromise and settlement of intercreditor issues relating to whether the liabilities and assets of the Debtors should be substantively consolidated for purposes of distributions under the Plan. These issues relate primarily to the following: (i) whether the elements necessary to obtain an order of substantive consolidation are satisfied in the Chapter 11 Case; (ii) the value of the Debtors’ Estates on an individual and a consolidated basis, and the proper method of determining such value; (iii) whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims; (iv) whether it is possible to attribute particular Claims asserted in the Chapter 11 Case to a specific Debtor; (v) the value to be accorded to guarantees issued by one Debtor in favor of another Debtor; (vi) the strength of the relative rights and positions of the different Classes of Unsecured Claims with respect to disputes over substantive consolidation; (vii) other issues having to do with the rights of certain Estates, Claims, or Classes of Claims vis-à-vis other Estates, Claims, or Classes of Claims; (viii) the amount and priority of Intercompany Claims and the potential void ability of certain intercompany transfers; and (ix) the treatment of Subsidiary Interests.

Substantive consolidation is an equitable remedy that the Bankruptcy Court may order. In general, substantive consolidation can greatly affect creditor recovery because it pools the assets and liabilities of entities with different debt-to-asset ratios. Therefore, affected parties often enter into protracted and expensive litigation related to substantive consolidation. As discussed in greater detail below, based on the facts of these cases, case law on the subject, and discussions with certain creditor constituencies most affected by a substantive consolidation, namely holders of Noteholder Claims, Landlord Claims, Vendor/Supplier Claims and Retirement Plan Claims, the Debtors concluded that — absent the proposed settlement — substantive consolidation litigation was likely.

The United States Court of Appeals for the Eleventh Circuit, the circuit in which the Debtors’ Chapter 11 Cases are pending, recognizes that a court may authorize substantive consolidation. See, e.g., Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991). In Eastgroup, the court held that the discretional remedy of substantive consolidation was appropriate when (i) there is substantial identity between the entities to be consolidated; and (ii) consolidation is necessary to avoid some harm or to realize some benefit. See Eastgroup, 935 F.2d at 249. Upon such a showing by the proponent of substantive consolidation, the burden shifts to an objecting party to show that (1) it has reasonably relied on the separate credit of one of the entities to be consolidated and (2) it will be prejudiced by substantive consolidation. See id. Finally, even if an objecting party makes such a showing, substantive consolidation is appropriate if the benefits of consolidation heavily outweigh the harm. See id. Many holders of Vendor/Supplier Claims asserted that Eastgroup supported substantively consolidating the Debtors’ Estates.

During the Debtors’ bankruptcy cases, the Third Circuit Court of Appeals, a very influential court regarding commercial law matters, issued a ruling on substantive consolidation that seriously called into question the logic of Eastgroup. See, e.g., In re Owens Corning, 419 F.3d 195 (3d Cir. 2005). In rejecting the Eastgroup holding, Owens Corning held that it is a “demanding task” for a court to order substantive consolidation when doing so would eliminate credit enhancing intercompany guarantees. See id. at 210, 212; see also In re Augie/Restivo Baking Company, Ltd., 860 F.2d 515, 518 (2d Cir. 1988) (“Because of the dangers in forcing creditors of one debtor to share on a parity with creditors of a less solvent debtor, the court has stressed that substantive consolidation is no mere instrument of procedural convenience, but a measure vitally affecting substantive rights to ‘be used sparingly’”.) (internal citations omitted).

Importantly, Owens was one of the first cases where parties litigated consolidation’s impact on intercompany guarantees and, therefore, because of the lack of direct authority in the Eleventh Circuit, holders of Noteholder Claims and Landlord Claims expressed to the Debtors their belief that the opinion was controlling and should prevent consolidation. They asserted this belief because they had bargained for credit-enhancing guarantees from separate legal entities, entitling these holders to allowed claims against multiple Debtors. As indicated above, in the event of a consolidation, these credit enhancing guarantees would likely become meaningless and the recoveries of these holders would be substantially lower. For example, the Creditors Committee estimated that, absent the proposed settlement and in the event of a Court-ordered consolidation, the recovery of the holders of Noteholder Claims could be approximately 17% lower than what their recovery would be under a deconsolidated plan assuming the same distributable value to unsecured creditors. Therefore, in order to preserve their credit enhancing guarantees, these holders have a strong interest in opposing any effort to substantively consolidate the Debtors.

Holders of Vendor/Supplier Claims, who include claims traders that purchased trade claims, disputed the allegations made by the holders of Noteholder Claims and Landlord Claims. Indeed, the claims traders and trade creditors that formed the Ad Hoc Trade Committee filed a motion with the Bankruptcy Court seeking to substantively consolidate the Debtors. For a number of reasons, the Ad Hoc Trade Committee alleged that the Owens Corning decision was not controlling. In addition, they argued that, in effect, the Debtors operated as a single entity and, therefore, it was improper for any creditor to assert that it had a claim against any one Debtor. In essence, these creditors argued that when dealing with the Debtors they believed they were dealing with a single enterprise and, therefore, they deserved a recovery that reflected what they would receive from under a consolidated plan. Similarly, because the Debtors were allegedly so interrelated, the Ad Hoc Trade Committee alleged that it was impossible to determine the value of any one Debtor on a stand-alone basis for purposes of plan confirmation. Since holders of

Vendor/Supplier Claims largely hold claims against the Debtors with high debt-to-asset ratios, a substantive consolidation could greatly impact their recovery. Likewise, because many trade claims were held by claims traders, the Debtors believed that this group had the means and desire to pursue a substantive consolidation even if it required protracted and costly litigation. Absent the proposed settlement and in the event of a court-ordered consolidation, the Creditors Committee estimated that the holders of Vendor/Supplier Claims would recover approximately 6% more than they would receive under a deconsolidated plan assuming the same distributable value to unsecured creditors.

The Debtors maintained and ultimately the Creditors Committee concluded that a settlement of the substantive consolidation issue was in the best interest of the Debtors’ Estates because it would avoid costly and time-consuming litigation that could hamper the Debtors’ restructuring efforts. After months of investigation, analysis and negotiation, the members of the Creditors Committee came to a unanimous resolution regarding the issues surrounding substantive consolidation and thereafter garnered the support of the Debtors, the Ad Hoc Trade Committee and the Ad Hoc Retirees Committee. Accordingly, in reliance on the proposed settlement of substantive consolidation issues, the Plan provides that the Debtors will be deemed substantively consolidated.

Several months ago, the Creditors Committee began its diligence into many factual categories that would be relevant to the substantive consolidation analysis. With input from the Debtors’ counsel, the Debtors began the process of locating and providing the Creditors Committee responses to numerous information requests. The Creditors Committee then undertook to review and consider the responsive information including, without limitation, the Debtors’ books and records, public filings, key contracts, invoices and numerous other documents. Additionally, the Creditors Committee conducted interviews of current and former employees and analyzed the relevant legal standards for substantive consolidation in the Eleventh Circuit and other influential circuits. Through this extensive and significant analysis, the Creditors Committee concluded that nearly every factor in the substantive consolidation analysis is subject to dispute, either as to its factual underpinnings or as to the relative weight a court should ascribe to such factor. The Creditors Committee determined that if the issues resolved through the substantive consolidation compromise embodied in the Plan were litigated to conclusion, this Chapter 11 Case would be substantially prolonged. Furthermore, such an extension would necessarily increase the expenses of this case to date.

After completing its extensive legal and financial analysis and reaching the foregoing conclusions concerning litigation of the substantive consolidation issues, the Creditors Committee had several meetings on the substantive consolidation issues to foster further discussions and initiate negotiations amongst its members in an effort to consensually resolve such issues. Additionally, the Creditors Committee’s members had in-house professionals or retained outside professionals to assist them in understanding the legal and financial analysis prepared by the Creditors Committee’s advisors. The members were also assisted by their professionals in understanding the relative positions of each constituency. Eventually, after the Creditors Committee engaged in extensive back and forth negotiations over a several month period and requested further analysis from the Creditors Committee’s advisors, the negotiations process came to a close. The Creditors Committee’s investigation also included extensive financial analysis of, among other things, valuation of the Debtors’ businesses and intercompany accounting policies. Furthermore, the Creditors Committee’s professionals spent significant time and effort evaluating claim recovery scenarios on an entity by entity basis and a consolidated basis to sensitize the members of the Creditors Committee to the financial impact of the substantive consolidation issues. These efforts guided the Creditors Committee’s discussions, and continuing evaluation, of substantive consolidation issues until the members reached a resolution. The Creditors Committee unanimously agreed at the end of May, 2006 upon a proposal that would resolve the substantive consolidation issues in the Chapter 11 Case, subject to further discussions with other creditor constituencies and the Debtors. The Creditors Committee met with the Debtors and explained their compromise and ultimately gained the support of the Debtors.

Immediately thereafter, the Creditors Committee met with the Ad Hoc Retirees Committee after an appropriate confidentiality agreement was executed. After numerous discussions and negotiations and some minor adjustments to the Creditors Committee’s compromise, including an increase in the percentage of recoveries for the retirees’ claims, reimbursement of fees and expenses up to an aggregate amount of $50,000 and providing a Winn-Dixie discount card to each member of the class, the Ad Hoc Retirees Committee agreed that the compromise was fair and equitable. The Debtors have been advised that the Ad Hoc Retirees Committee fully supports the Substantive Consolidation Compromise and treatment embodied in the Plan.

The Creditors Committee also met with the Ad Hoc Trade Committee after an appropriate confidentiality agreement was executed. After extensive discussions and negotiations the Creditors Committee agreed to certain small changes including, among other things, ensuring that no creditor class recovery was more than 100% as of the Confirmation Date, and if a creditor class exceeds a 100% recovery, the excess amount will be redistributed on a pro-rata basis to other creditors. Furthermore, the Creditors Committee agreed to support a substantial contribution motion by the Ad Hoc Trade Committee for reimbursement of fees and expenses up to an aggregate amount of $1,300,000. In turn, the Ad Hoc Trade Committee agreed (a) that the substantive consolidation compromise was fair and equitable and supports it and the treatment embodied in the Plan, (b) to adjourn the substantive consolidation motion that it filed and withdraw such motion if a plan is filed consistent with the substantive consolidation compromise and (c) to file a pleading in support of the compromise if it is objected to in connection with Confirmation. The Debtors support the Substantive Consolidation Compromise as modified through discussions with the Ad Hoc Retirees Committee and the Ad Hoc Trade Committee.

Based upon a reorganized equity value of $749 million, and the issuance of approximately 50 million total shares to creditors, and Claims information as of June 26, 2006, the recoveries in accordance with the compromise to unsecured creditor constituencies (the “Substantive Consolidation Compromise”) will be as set forth in the below chart. Please note that the information contained in the below chart and in this paragraph may change based on greater or lesser Claim amounts, the allocation of Claims within categories and changes to valuation assumptions. In addition, all recoveries are subject to dilution arising from equity (i.e., stock grants or options) issued to management.

Noteholder Claims	62.69 shares per $1,000 of Allowed Claim
Landlord Claims	46.26 shares per $1,000 of Allowed Claim
Vendor/Supplier Claims	46.26 shares per $1,000 of Allowed Claim
Retirement Plan Claims	38.75 shares per $1,000 of Allowed Claim
Other Unsecured Claims	34.89 shares per $1,000 of Allowed Claim

As discussed above, the Substantive Consolidation Compromise was agreed to by a broad range of unsecured creditors in order to avoid the uncertainty and substantial cost and delay that would be incurred if the complex issues associated with substantive consolidation were litigated. As a starting point, it was clear that even if there were to be unconsolidated distributions, absent a settlement, a number of litigable assumptions would have to be made to establish the going forward value of the separate Winn-Dixie companies and allocate percentages of the stock of Winn-Dixie Stores, Inc. to its affiliates for distribution. These assumptions would have included how to allocate value among the companies and would have included assumptions regarding how to treat inter-company claims. Moreover, even absent consolidation, there likely would have been protracted and expensive litigation to determine which companies were liable on particular Claims. The ultimate determination of these complex issues could have led to wide variations in the recoveries under a nonconsolidated plan.

Nevertheless, to help negotiate the Substantive Consolidation Compromise, the Creditors Committee made estimations about nonconsolidated recoveries and also estimated the potential distributions in a consolidated plan. That estimation also required a number of assumptions. In connection with this analysis, the Creditors Committee had to use assumptions to estimate: (i) the allocation of value among the Winn-Dixie companies, (ii) the appropriate obligors on particular Claims, (iii) the liability of specific Winn-Dixie companies for Claims, (iv) the ultimate allowed amount of Claims generally, and (v) the allocation of value to specific Creditor groups within each Winn-Dixie company. Furthermore, the Creditors Committee had to make assumptions regarding the amount and enforceability of pre- and post-petition intercompany claims among the different Winn-Dixie companies. Once these estimations were made, the Creditors Committee used the estimations not to compare any particular recovery, but merely as a check to be comfortable that the settlement was within the range of reasonableness.

Changing any of the assumptions that the Creditors Committee used to formulate the Substantive Consolidation Compromise could dramatically change the hypothetical distributions under a consolidated or unconsolidated reorganization plan. Accordingly, the specific distributions that creditors might receive under a nonconsolidated or consolidated reorganization plan cannot be provided with certainty because each of the assumptions that underly any estimates would have to be litigated. Because any necessary assumptions are subject to challenge, the Debtors and the Creditors Committee believe that the Substantive Consolidation Compromise is a fair compromise of complex issues and avoids the substantial delay and cost associated with litigating substantive consolidation issues to a conclusion.

As a result of the Substantive Consolidation Compromise, and only for purposes of distributions under the Plan, (i) the separate Chapter 11 Cases of the Debtors will be consolidated into the case of Winn-Dixie as a single consolidated case; (ii) all property of the Estate of each Debtor will be deemed to be property of the consolidated Estates; (iii) all Claims against each Estate will be deemed to be Claims against the consolidated Estates, any Proof of Claim filed against one or more of the Debtors will be deemed to be a single claim filed against the consolidated Estates, and all duplicate Proofs of Claim for the same claim filed against more than one Debtor will be deemed expunged; (iv) except as otherwise provided in the Plan, no distributions under this Plan will be made on account of Intercompany Claims; (v) except as provided by the compromise treatment of Unsecured Claims in Sections 4.3(f) through 4.3(j) of the Plan, all Claims based upon pre-petition unsecured guarantees by one Debtor in favor of any other of the Debtors or other basis of co-Debtor liability will be eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees or other basis of co-Debtor liability; (vi) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors will be treated as one consolidated entity so that, subject to the other provisions of Section 553, pre-petition debts due to any of the Debtors may be set off against the pre-petition debts of any other of the Debtors; and (vii) no distributions under this Plan will be made on account of any Subsidiary Interests.

The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan. The compromise plan structure will not (a) impair the validity or enforceability of guarantees that exist under or with respect to assumed executory contracts or unexpired leases; (b) affect valid, enforceable, and unavoidable Liens that would not otherwise be terminated under the Plan, except for Liens that secure a Claim that is eliminated by virtue of the plan structure and Liens against collateral that are extinguished by virtue of such plan structure; (c) have the effect of creating a Claim in a Class different from the Class in which a Claim would have been placed in the absence of such structure; or (d) affect the obligation of each of the Reorganized Debtors, pursuant to Section 1930 of Title 28 of the United States Code, to pay quarterly fees to the Office of the United States Trustee until such time as each particular Debtor’s case is closed.

As indicated above, pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, the Plan incorporates the proposed Substantive Consolidation Compromise. In order to approve a compromise or settlement, a court must find that the proposed compromise is fair and equitable and in the best interests of the bankruptcy estate. See, e.g., In re Gallagher, 283 B.R. 342, 346 (Bankr. M.D. Fla. 2002) (citing Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968)). In determining if the substance of a settlement is fair and equitable, a court should consider the probability of success in the litigation, the complexity of the litigation involved, the expense, inconvenience and delay necessarily attending it, and the paramount interest of the creditors and a proper deference to their reasonable views. See In re Justice Oaks II, Ltd., 898 F.2d 1544, 1549 (11th Cir. 1990); see also In re Holywell Corp., 93 B.R. 291 (S.D. Fla. 1988) (decision to settle is largely one of sound business judgment and after reviewing all relevant facts should be approved unless it falls below the “lowest point in the range of reasonableness”) (citing In re Teletronics Servs., Inc., 762 F.2d 185, 189 (2d Cir. 1985). Importantly, controlling case law indicates that the Bankruptcy Court does not have to find that consolidation is appropriate in order to approve the settlement. See, e.g., Florida Trailer and Equip. Co. v. Deal, 284 F.2d 567 (5th Cir. 1960).

In recognition of the contributions made by the members of the Creditors Committee in reaching and promoting the consensus that is reflected in the Substantive Consolidation Compromise, the Debtors have agreed, subject to the provisions of Section 12.3 of the Plan, to pay the reasonable fees and expenses of professionals representing (a) the members of the Creditors Committee in an aggregate amount not exceeding $1,410,000, (b) the members of the Ad Hoc Trade Committee in an amount not exceeding $1,300,000, and (c) the members of the Ad Hoc Retirees Committee in an amount not exceeding $50,000.

The professionals representing the members of the Creditors Committee (in their capacity as a member of the Creditors Committee), and capped fees and expenses for each, are as follows: (a) FTI Consulting, Inc. and DLA Piper Rudnick Gray Cary US LLP (up to $100,000 in the aggregate), providing financial advisory and legal services to Kraft Foods Global, Inc. and Pepsico & Subsidiaries; (b) Imperial Capital LLC (up to $100,000), providing financial advisory services to Deutsche Bank Trust Company Americas and New Plan Excel Realty Trust, Inc; (c) Nixon Peabody, LLP (up to $150,000), providing legal services to Deutsche Bank Trust Company Americas; (d) Paul Weiss Rifkind Wharton & Garrison LLP (up to $200,000), providing legal services to Capital Research & Management Company, (e) Capstone Advisory Group (up to $425,000), providing financial advisory to Wilmington Trust Company, (f) Curtis, Mallet, Prevost, Colt & Mosle LLP (up to $455,000), providing legal services to Wilmington Trust Company, (g) Berger Singerman (up to $3,500), providing legal services to Wilmington Trust Company, and (h) Frank/Gecker LLP (up to $10,000), providing legal services to Pepsico & Subsidiaries. The Ad Hoc Trade Committee was represented by FTI Consulting, Inc., as financial advisors, and DLA Piper Rudnick Gray Cary US LLP, as legal counsel (up to $1,300,000 in the aggregate); and the Ad Hoc Retiree Committee was represented by Friedline & McConnell, P.A., as legal counsel (up to $50,000).

Based on each party’s likelihood of success, the complexity of the litigation, creditor support for the proposed settlement, the unanimous support of the members of the Creditors Committee, and the fact that the settlement was the product of “extensive arm’s-length and good faith negotiations” among the members of the Creditors Committee, major creditor constituencies, and the Debtors, the Debtors believe that the proposed compromise and settlement is fair and equitable and in the best interests of the Debtors’ Estates. With respect to expense and delay, the Debtors, the Creditors Committee and major creditor constituencies recognized that litigation would undoubtedly require lengthy discovery and court testimony regarding creditor reliance on the separateness or interrelatedness of the Debtors. In addition, parties came to the conclusion that proof of reliance would not fully resolve the issue as parties could still argue, based on unsettled law, that consolidation was appropriate or inappropriate based on the state of the Debtors’ financial records and the existence of intercorporate guarantees. Finally, the parties and the Debtors recognized that preserving the Debtors’ corporate structure (i) was essential to the Debtors’ success after the Effective Date, (ii) would ultimately enhance creditor recoveries and (iii) avoided potentially inaccurate valuations of entities that did not have historical stand-alone values.

After carefully considering these facts and the standards for settlement approval, the Debtors concluded that the Substantive Consolidation Compromise and the related features embodied in the Plan were fair and equitable and in the best interests of the Debtors’ Estates. Likewise, the Debtors believe that the Bankruptcy Court’s knowledge of the litigation and the importance of the proposed settlement to the Debtors’ formulation of the Plan will permit a finding that the proposed compromise and settlement is fair and equitable and in the best interests of the Debtors’ Estates.

C. Reorganized Capital Structure Created by Plan

The Plan sets forth the capital structure for the Reorganized Debtors upon their emergence from Chapter 11, which is summarized as follows:

•	Exit Facility. On the Effective Date, the Reorganized Debtors will obtain new financing, including revolving credit, and/or letters of credit as determined necessary. Funds from the exit facility will be used to refinance the DIP Facility, support other payments required to be made under the Plan, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following the Effective Date. The exit facility is expected to be secured by substantially all the assets of the Reorganized Debtors, subject to customary limitations.

•	Continuing Obligations. The obligations underlying the AmSouth Collateralized Letter of Credit Claim, the Thrivent/Lutherans Leasehold Mortgage Claim, and the NCR Purchase Money Security Interest Claim will be continued in accordance with their original terms or on restructured terms. This will result in a continuing contingent obligation with respect to the AmSouth Collateralized Letter of Claim of approximately $17 million, and secured payment obligations with respect to the Thrivent/Lutherans Leasehold Mortgage Claim and the NCR Purchase Money Security Interest Claim of approximately $3.8 million in the aggregate. In addition, the Debtors will have approximately $25.5 million of secured payment obligations with respect to Secured Tax Claims and other secured obligations as may be identified.

•	Winn-Dixie Equity Ownership. The Reorganized Debtors will authorize on the Effective Date 400,000,000 shares of New Common Stock; (ii) issue on the initial Distribution Date (x) up to an aggregate of 50,000,000 shares of New Common Stock for distribution to holders of Allowed Unsecured Claims and (y) such additional number of shares of New Common Stock as is necessary to establish the Common Stock Reserve for Disputed Unsecured Claims, and (ii) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of shares and options to be granted under the New Equity Incentive Plan.

D. Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with Section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to Section 1123(a)(1), do not need to be classified). The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors, in consultation with the Creditors Committee, intend, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and, accordingly, the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely (or favorably) affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors’ assets. In view of the deemed rejection by Classes 18, 19, 20, and 21, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Article X.G below. Although the Debtors believe that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1. Treatment of Unclassified Claims under the Plan

(a) Administrative Claims

An Administrative Claim is defined in the Plan as a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, to the extent not previously paid, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) obligations under the retention and severance plans and agreements authorized by the Employee Retention and Severance Order, (c) Professional Fee Claims, (d) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, (e) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (f) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, and (g) the DIP Facility Claim.

Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.5 of the Plan, on the applicable Distribution Date or the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder will have agreed in writing.

Allowed Administrative Claims with respect to fixed and undisputed obligations incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. In no event, however, will a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.

Reclamation Claims subject to the reclamation/trade lien program will be paid in accordance with the terms of the Stipulation Between Debtors and Certain Trade Vendors Regarding Reconciliation and Treatment of Trade Vendors’ Reclamation Claims and Establishing Post-Petition Trade Lien Program.

The Debtors have estimated that the amount of Allowed Administrative Claims expected to have been accrued up to the Effective Date, exclusive of ordinary course operational expenses and the DIP Facility Claim, payable as of and after the Effective Date, will be approximately $66.5 million, including obligations under the retention and severance plans and agreements authorized by the Employee Retention and Severance Order, Professional Fee Claims, fees payable under 28 U.S.C. § 1930, reclamation Claims, and Cure costs. The Debtors will have additional obligations arising on the Effective Date, as a consequence of the implementation of the Plan on that date, which include, without limitation, the potential success fees earned by advisors to the Debtors and the Creditors Committee (estimated to be $11.5 million); fees and expenses payable to the exit lender in connection with the closing of the Exit Facility (estimated to be $6.5 million); and the costs of acquiring a D&O tail insurance policy (estimated to be $10 million) and as discussed in more detail in Article VI.K.5.

The Plan provides that all requests for payment of an Administrative Claim (other than as set forth in Sections 4.1(a), 12.1, 12.2, 12.3, 12.4, or 12.5 of the Plan) must be made by application filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date. In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no application seeking payment of an Administrative Claim need be filed with respect to an undisputed post-petition obligation which was paid or is payable by a Debtor in the ordinary course of business. In no event, however, will a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business. In addition, no application seeking payment of an Administrative Claim need be filed with respect to Cure owing under an executory contract or unexpired lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure filed by the Debtors and a timely objection asserting an increased amount of Cure filed by the non-Debtor party to the subject contract or lease.

The Plan further provides that all final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel, counsel to the Creditors Committee or the Post-Effective Date Committee, the fee examiner, and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. No hearing will be held on an application for a Professional Fee Claim until the fee examiner has completed and filed a report with respect to the Professional Fee Claim. Objections to such applications must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the later of (i) the date on which the applicable application was served or (ii) the date on which the fee examiner’s report with respect to the applicable Professional Fee Claim was filed.

The Plan also provides that, with respect to the fees and expenses of professionals retained by (a) the members of the Creditors Committee in an aggregate amount not exceeding $1,410,000, (b) the members of the ad hoc committee of trade vendors in an amount not exceeding $1,300,000, and (c) the members of the ad hoc committee of retirees in an amount not exceeding $50,000, which fees and expenses were incurred in connection with the efforts of such members to resolve the substantive consolidation dispute, at least twenty (20) days before the commencement of the Confirmation Hearing, the respective members of such committees will serve on the Debtors reasonably substantiating documents in support of such fees and expenses. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors will pay in Cash the undisputed amount of such fees and expenses without the need for the members to file an application for the allowance thereof with the Bankruptcy Court. If, prior to the Effective Date, the Debtors reasonably object in writing to all or a portion of the fees and expenses, (a) the Reorganized Debtors will pay the undisputed portion of such fees and expenses as provided above and (b) the affected member may, in its sole discretion, submit the disputed portion of the fees and expenses to the Bankruptcy Court for resolution. The allowance of the disputed portion of the fees and expenses will be determined under a “reasonableness” standard. In connection with such allowance, the members will not be required to file fee applications or comply with guidelines and rules applicable to fee applications, and will not be subject to Sections 330 or 503(b) of the Bankruptcy Code.

(b) DIP Facility Claims

Pursuant to the Plan, a DIP Facility Claim is a Claim arising under (i) the Credit Agreement dated as of February 23, 2005 (as amended, supplemented or otherwise modified from time to time), by and among the Debtors identified as borrowers thereunder, certain lenders signatory thereto, Wachovia as administrative agent and collateral monitoring agent, General Electric Capital Corporation and The CIT Group/Business Credit, Inc. as syndication agents, and Bank of America, NA, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., GMAC Commercial Finance LLC and Wells Fargo Foothill, LLC as documentation agents, under which the Debtors have obtained post-petition financing and (ii) related loan and security documents.

The DIP Facility Claim will be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holders of the Allowed DIP Facility Claim will receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such DIP Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim, or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the Debtors and such holders will have agreed in writing (which different treatment may include, if Wachovia is the administrative agent and a lender under the Exit Facility, the amendment and restatement of the credit agreement and related loan documents governing the DIP Facility to reflect the terms and conditions of the Exit Facility). However, with respect to any letters of credit issued and undrawn under the DIP Facility, unless Wachovia or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors will be required to either, with the consent of Wachovia or an applicable affiliate: (A) cash collateralize such letters of credit in an amount equal to 105% the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked “cancelled,” or (C) provide a “back-to-back” letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to the then-undrawn amount of such letters of credit.

The Debtors have estimated that the DIP Facility Claim, as of June 27, 2006, consists of (a) approximately $40 million outstanding on the DIP Facility’s term loan, (b) virtually nothing outstanding on the DIP Facility’s revolving loan, and (c) letters of credit issued under the DIP Facility totaling $220,648,503.84.

(c) Priority Tax Claims

The Plan defines Priority Tax Claims as Claims of governmental units for taxes that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Claims include Claims of governmental units for taxes owed by the Debtors that are entitled to a certain priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on or measured by income or gross receipts that meet the requirements set forth in Section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of Section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in Section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to Section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of Section 507(a)(8)(D), (v) excise taxes of the kind specified in Section 507(a)(8)(E) of the Bankruptcy Code, (vi) customs duties arising out of the importation of merchandise that meet the requirements of Section 507(a)(8)(F) of the Bankruptcy Code, and (vii) pre-petition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in Section 507(a)(8)(G) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as will have been determined by the Debtors in their sole discretion, either (i) on the applicable Distribution Date, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as to which the applicable Debtor and such holder will have agreed in writing, or (iii) deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

The Debtors have estimated that the aggregate amount of Priority Tax Claims payable under the Plan will be approximately $6.0 million. The Internal Revenue Service (the “IRS”) has filed a Claim that exceeds the estimate of such Claim included in the foregoing amount. The Debtors are working with the IRS to resolve such Claim and believe that it will ultimately be reduced to an amount that will not affect the feasibility of the Plan.

2. Treatment of Classified Claims and Interests under the Plan

(a) Class 1, Other Priority Claims

The Plan defines an Other Priority Claim as a Claim against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

The Plan provides that on the applicable Distribution Date or such other date on which such Allowed Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder will have agreed in writing.

Other Priority Claims are Unimpaired. The Debtors believe that substantially all Other Priority Claims have been previously paid pursuant to order of the Bankruptcy Court. A number of Proofs of Claim were filed by parties alleging priority status for Claims that have not been paid, as to which Proofs of Claims the Debtors expect to file an objection. The Claims of such parties are classified in Class 1.

(b) Class 2, MSP Death Benefit Claims

The Plan defines MSP Death Benefit Claims as Claims held by a participant in the MSP (or a beneficiary of a participant) for death benefits arising under (i) part B of the retirement benefit described in Section 3.0 of the MSP or (ii) part B of the termination benefit described in Section 3.6 of the MSP; the gross amount of which Claim will be in an amount equal to 25% of the gross amount of the participant’s retirement benefit or termination benefit (whichever is applicable) under the MSP as of the Petition Date, less any post-petition payments received by the beneficiary of any participant.

The Plan provides that the beneficiary of a holder of an Allowed MSP Death Benefit Claim will receive the amount of such Allowed Claim in one lump sum when the participant dies, as soon as practicable after such beneficiary provides satisfactory proof of death to the Reorganized Debtors. Any beneficiary designated as such under the terms of the MSP will continue to be the beneficiary of the holder of the Allowed Claim unless a written change of beneficiary is submitted by such holder to the Reorganized Debtors. On or as soon as practicable after the Effective Date, the Reorganized Debtors will provide each holder of an Allowed MSP Death Benefit Claim with written instructions governing the change of beneficiaries, the submission of satisfactory proof of death, and other matters relating to the payment of the Allowed Death Benefit Claim.

MSP Death Benefit Claims are Unimpaired. The Debtors estimate that Allowed MSP Death Benefit Claims will be in the approximate aggregate gross amount of $51 million (not discounted to present value).

(c) Class 3, Workers Compensation Claims

The Plan defines Workers Compensation Claims as Claims held by an employee of the Debtors for workers compensation coverage under the workers compensation program applicable in the particular state in which the employee is employed by the Debtors.

The Plan provides that the Reorganized Debtors will pay all Workers Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors, in accordance with the terms and conditions of such state law and such programs. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or the Reorganized Debtors from any current or future liability with respect to any valid Workers Compensation Claim, regardless of when the underlying injuries occurred. The Plan further provides that all payments of Workers Compensation Claims made by the Debtors during the pendency of the Chapter 11 Case will be ratified by the Plan.

Workers Compensation Claims are Unimpaired.

(d) Class 4, Bond/Letter of Credit Backed Claims

The Plan defines Bond/Letter of Credit Backed Claims as Claims having the benefit of a pre-petition surety bond, letter of credit, or similar source of payment provided by or on behalf of the Debtors by an issuer who is secured or itself holds a surety bond, letter of credit, or similar source of payment, with a right under the Bankruptcy Code and applicable law to be satisfied from such source of payment, but as to which no satisfaction has occurred as of the Effective Date, to the extent of the lesser of the amount available to satisfy such Claim from such source of payment and the amount of such Claim. The amount of the Claim that exceeds the amount available from the source of payment, if any, will be treated as an Unsecured Claim.

The Plan provides that on, or as soon as reasonably practicable after, the applicable Distribution Date, each holder of an Allowed Bond/Letter of Credit Backed Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either (i) Cash equal to the unpaid portion of such Allowed Bond/Letter of Credit Backed Claim or (ii) such different treatment (on terms no more favorable to the holder than previously agreed to among the parties) as to which the applicable Debtor and such holder will have agreed in writing. The bond or letter of credit that backs each Allowed Bond/Letter of Credit Backed Claim will remain in place in accordance with its terms; provided, however, that such bond or letter of credit will no longer be a source of payment for the Unsecured Claim of any holder of an Allowed Bond/Letter of Credit Backed Claim.

Bond/Letter of Credit Backed Claims are Unimpaired. The Debtors estimate that Allowed Bond/Letter of Credit Backed Claims will be in the approximate aggregate amount of $857,000 (exclusive of certain contingent claims).

(e) Class 5, Convenience Claims

The Plan defines Convenience Claims as Claims in an amount equal to or less than $100.

Section 1122(b) of the Bankruptcy Code allows a plan of reorganization to designate one or more separate classes of claims consisting of unsecured claims that are less than or reduced to a specified amount, as approved by the court as reasonable and necessary for administrative convenience. Class 5 of the Plan, containing Convenience Claims, is intended to serve this purpose. It will allow the Debtors to achieve administrative efficiencies and will obviate the need for costly solicitation of Convenience Claim holders and later costly distribution of stock interests to Convenience Claim holders. The Debtors selected $100 as the amount most likely to achieve the intended efficiencies and cost savings.

The Plan provides that, except as provided in Section 8.6 of the Plan on, or as soon as reasonably practicable after the applicable Distribution Date, each holder of an Allowed Convenience Claim, will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Convenience Claim, Cash in an amount equal to the Allowed amount of such Claim.

Convenience Claims are Unimpaired. The Debtors estimate that Allowed Convenience Claims will be in the approximate aggregate amount of $35,200.

(f) Class 6, Subsidiary Interests

The Plan defines Subsidiary Interests as, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, as of the Petition Date, which stock and interests are owned directly or indirectly by Winn-Dixie.

The Plan provides that for the deemed benefit of the holders of the New Common Stock, Winn-Dixie will retain its equity interests in the Subsidiary Debtors in which it is the direct owner and any Subsidiary Debtor that is the direct owner of another Subsidiary Debtor will retain its equity interests in such other Subsidiary Debtor, subject to any applicable restrictions arising under the Exit Facility.

Subsidiary Interests are Unimpaired.

(g) Class 7, AmSouth Bank Collateralized Letter of Credit Claim

The Plan defines the AmSouth Bank Collateralized Letter of Credit Claim as the Secured Claim of AmSouth Bank existing under the Application and Agreement for Standby Letter of Credit, the Addendum to AmSouth Bank Application and Agreement, the Pledge and Security Agreement, and the Control Agreement between Winn-Dixie and AmSouth Bank, each dated as of December 6, 2001, as modified by the Modification Agreement dated as of April 29, 2002, under which AmSouth Bank has issued a standby letter of credit, as amended, in favor of Winn-Dixie and Winn-Dixie has provided cash collateral to secure its repayment obligations to AmSouth Bank in the event of a draw on the letter of credit; and related documents, agreements, and instruments.

The Plan provides that the legal, equitable, and contractual rights of the holder of the AmSouth Bank Collateralized Letter of Credit Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be enforceable as to any breach that occurred on or prior to the Effective Date or any breach determined by reference back to a date preceding the Effective Date.

As used in the Plan, Reinstated means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (b) reinstating the maturity of such Claim as such maturity existed before such default, (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (d) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

The AmSouth Bank Collateralized Letter of Credit Claim is Impaired. As of the Petition Date, the AmSouth Bank Collateralized Letter of Credit Claim, which is a contingent Claim, was in the amount of $17 million.

(h) Class 8, Thrivent/Lutherans Leasehold Mortgage Claim

The Plan defines the Thrivent/Lutherans Leasehold Mortgage Claim as the Secured Claim existing under the Assumption Agreement dated as of October 12, 2000 (as amended, supplemented or otherwise modified from time to time), by and among Winn-Dixie as assuming borrower, Gooding’s Supermarket, Inc. as original borrower, and Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) as lender, under which Winn-Dixie assumed the obligations of Gooding’s Supermarket, Inc. under the Loan Agreement, Note, and Leasehold Mortgage, Security Agreement, Financing Statement and Assignment of Subleases dated as of December 29, 1994 (as amended, supplemented or otherwise modified from time to time), in favor of Sun Bank, National Association as original lender and as subsequently assigned to Lutheran Brotherhood (n/k/a Thrivent Financial for Lutherans) by the Assignment of Mortgage Loan Documents dated as of May 4, 1995; and all related documents, agreements, and instruments.

The Plan provides that the legal, equitable, and contractual rights of the holder of the Thrivent/Lutherans Leasehold Mortgage Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based; including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be enforceable as to any breach that occurred on or prior to the Effective Date or any breach determined by reference back to a date preceding the Effective Date.

As used in the Plan, Reinstated means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (b) reinstating the maturity of such Claim as such maturity existed before such default, (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (d) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

The Thrivent/Lutherans Leasehold Mortgage Claim is Impaired. As of the Petition Date, the Thrivent/Lutherans Leasehold Mortgage Claim was in the approximate amount of $650,000. Such Claim has been reduced through ordinary course, post-petition payments to approximately $395,864.

(i) Class 9, NCR Purchase Money Security Interest Claim

The Plan defines the NCR Purchase Money Security Interest Claim as the Secured Claim existing under the Teradata Purchase Addendum dated as of December 22, 2004, by and between Winn-Dixie and NCR Corporation, under which Winn-Dixie acquired certain products from NCR, as secured pursuant to the UCC Financing Statement filed on January 31, 2005; and all related documents, agreements, and instruments.

The Plan provides that the holder of the Allowed NCR Purchase Money Security Interest Claim will receive the amount of such Allowed Claim over a period of three (3) years from the Effective Date, with interest at the rate of 4.25% per annum, in equal quarterly Cash payments beginning on the last day of the first calendar quarter that follows the Effective Date and continuing on the last day of each calendar quarter thereafter; provided, however, that if the holder of the Allowed NCR Purchase Money Security Interest Claim so elects in writing prior to the last day of the first calendar quarter that follows the Effective Date, such holder will receive in the alternative, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, a lump sum Cash payment equal to 80% of the Allowed amount of such Claim.

The NCR Purchase Money Security Interest Claim is Impaired. The Debtors estimate that the NCR Purchase Money Security Interest Claim is in the approximate aggregate amount of $3.4 million as of the Petition Date.

(j) Class 10, Secured Tax Claims

The Plan defines Secured Tax Claims as the Secured Claims arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit. The Plan provides that the amount of any Secured Tax Claim that exceeds the value of the holder’s interest in the Estate’s interest in property or the amount subject to setoff will be treated as an Unsecured Claim.

The Plan provides that each holder of an Allowed Secured Tax Claim will receive the amount of such Allowed Claim over a period of six (6) years from the Effective Date, with interest at the rate of 6% per annum, in equal quarterly payments beginning on the last day of the first calendar quarter that follows the Effective Date and continuing on the last day of each calendar quarter thereafter; provided, however, that if the holder of an Allowed Secured Claim makes a written offer to obtain alternative payment terms, which may include an offer to discount the amount of the Allowed Claim in exchange for a lump sum payment, and if the Reorganized Debtors accept such offer in writing, the Reorganized Debtors will pay the Allowed Claim in accordance with the accepted offer. Any agreed lump sum payment will be in full satisfaction, settlement, release, and discharge of and in exchange for the Allowed Claim. The failure to object to any Secured Tax Claim in the Chapter 11 Case will be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Secured Tax Claim.

The Plan provides that notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to a Secured Tax Claim will survive the Effective Date and continue in accordance with the statutory provisions governing such Claim until such Allowed Claim is paid in full, at which time such Liens will be released, will be deemed null and void, and will be unenforceable for all purposes; provided, however, that the Reorganized Debtors may condition delivery of any final payment upon receipt of an executed release of the Liens. The Plan further provides that nothing in Section 4.3(d) or elsewhere in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

Class 10 consists of separate sub-Classes for each Secured Tax Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including voting.

The Secured Tax Claims are Impaired. The Debtors estimate that Allowed Secured Tax Claims will be in the approximate aggregate amount of $25.5 million.

(k) Class 11, Other Secured Claims

The Plan defines Other Secured Claims as Secured Claims arising prior to the Petition Date against any of the Debtors, other than an AmSouth Bank Collateralized Letter of Credit Claim, a Thrivent/Lutherans Leasehold Mortgage Claim, an NCR Purchase Money Security Interest Claim, a Secured Tax Claim, or a Bond/Letter of Credit Backed Claim. A Secured Claim is a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under Section 553 of the Bankruptcy Code; to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors (in consultation with the Creditors Committee) or the Reorganized Debtors and the holder of such Claim. The Plan provides that the amount of any Other Secured Claim that exceeds the value of the holder’s interest in the Estate’s interest in property or the amount subject to setoff will be treated as an Unsecured Claim.

The Plan provides for alternative treatments of each Other Secured Claim, as will have been determined by the Debtors in their sole discretion, depending upon the nature and amount of the Other Secured Claim, as follows:

•	First, the Debtors may elect, in their sole discretion, that the legal, equitable, and contractual rights of any holder of an Allowed Other Secured Claim be Reinstated. Reinstated means (a) leaving unaltered the legal, equitable and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable or contractual rights to which the holder of such Claim is entitled; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be enforceable as to any breach that occurred on or prior to the Effective Date or any breach determined by reference back to a date preceding the Effective Date

•	Second, the Debtors may elect, in their sole discretion, that any holder of an Allowed Other Secured Claim retain the Liens securing such Allowed Other Secured Claim and receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in such property.

•	Third, the Debtors may elect, in their sole discretion, that the collateral securing any Allowed Other Secured Claim be surrendered to the holder of such Allowed Other Secured Claim.

•	Fourth, the Debtors may elect, in their sole discretion, that any holder of an Allowed Other Secured Claim be paid in full on the Effective Date.

The Plan further provides that the failure to object to any Other Secured Claim in the Chapter 11 Case will be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Other Secured Claim. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, the Plan provides that all pre-petition Liens on property of any Debtor held with respect to an Other Secured Claim will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements governing such Claim until such Allowed Claim is paid in full, at which time such Liens will be released, will be deemed null and void, and will be unenforceable for all purposes; provided, however, that the Reorganized Debtors may condition delivery of any final payment upon receipt of an executed release of the Liens. The Plan further provides that nothing in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

Class 11 consists of separate sub-Classes for each Other Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including voting.

Other Secured Claims are Impaired. Although a number of Proofs of Claim have been filed asserting secured status, the Debtors expect that few, if any, such Claims will remain after the Claims reconciliation and objection process concludes.

(l) Class 12, Noteholder Claims

The Plan defines Noteholder Claims as Claims arising from or relating to the Winn-Dixie Notes, other than any Indenture Trustee Expenses. Winn-Dixie Notes are the 8.875% senior notes due 2008 in the aggregate principal amount of $300 million issued by Winn-Dixie and guaranteed by Astor Products, Inc., Crackin’ Good, Inc., Deep South Products, Inc., Dixie Packers, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc.

The Plan provides that, in light of the Substantive Consolidation Compromise, and in recognition of the obligor and multiple guarantor liabilities of the Debtors with respect to the Noteholder Claims, each holder of an Allowed Noteholder Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, (i) on the initial Distribution Date, 62.69 shares of New Common Stock for each $1,000 of Allowed Claim and (ii) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received will be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

Notwithstanding the foregoing, all distributions to holders of Allowed Noteholder Claims will be subject to, and the allocations made in the Plan will be reduced on a Pro Rata basis by, the Indenture Trustee Charging Lien to the extent of any unpaid Indenture Trustee Expenses that are not paid pursuant to Section 12.4 of the Plan.

Noteholder Claims are Impaired. All Noteholder Claims will be deemed Allowed in the aggregate amount of $310,540,582.19 for all purposes of the Plan and the Chapter 11 Case.

(m) Class 13, Landlord Claims

The Plan defines Landlord Claims as any Unsecured Claims in an amount greater than $3,000 for obligations owed by any of the Debtors as lessee or guarantor under a nonresidential real property lease or a guaranty of a nonresidential real property lease agreement. The term includes Unsecured Claims for damages arising from the rejection of a nonresidential real property lease.

The Plan provides that, in light of the Substantive Consolidation Compromise, and in recognition of the lessee and guarantor obligations of the Debtors with respect to the majority of Landlord Claims and certain intercreditor accommodations reached among the holders of Landlord Claims, each holder of an Allowed Landlord Claim will receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

(i)	(A) On the initial Distribution Date, 46.26 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received will be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii)	In the alternative, if the holder of an Allowed Landlord Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

Landlord Claims are Impaired. The Debtors estimate that Allowed Landlord Claims will be in the approximate aggregate amount of $284.1 million.

If you have a Claim that is entitled to vote on the Plan, and if your Claim has been determined by the Debtors to be a Landlord Claim, you will receive a ballot to vote in Class 13 as the holder of a Landlord Claim. Alternatively, if you have a Claim that is not entitled to vote, you may receive a notice and a Claim Reduction Form advising that your Claim, if determined to be an Unsecured Claim, would be considered a Landlord Claim in Class 13. In either case, if you disagree and believe that your Claim belongs in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. Similarly, if you believe that your Claim is a Landlord Claim but your Claim has been placed in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. See          for additional information.

(n) Class 14, Vendor/Supplier Claims

The Plan defines Vendor/Supplier Claims as an Unsecured Claim in an amount greater than $3,000 for goods, supplies, equipment, or non-employee services utilized by the Debtors in the operation of their business. The term includes Unsecured Claims for damages arising from the rejection of contracts and personal property leases under which goods, supplies, equipment, or non-employee services were obtained by the Debtors.

The Plan provides that, in light of the Substantive Consolidation Compromise, and in recognition of the confusion among the holders of Vendor/Supplier Claims as to the identity of the Debtor obligated on their Claims and the benefits conferred upon all Debtors by the transactions underlying the Vendor/Supplier Claims, each holder of an Allowed Vendor/Supplier Claim will receive on the Distribution Date in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

(i)	On the initial Distribution Date, 46.26 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received will be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii)	In the alternative, if the holder of an Allowed Vendor/Supplier Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

Vendor/Supplier Claims are Impaired. The Debtors estimate that Allowed Vendor/Supplier Claims will be in the approximate aggregate amount of $218.9 million.

If you have a Claim that is entitled to vote on the Plan, and if your Claim has been determined by the Debtors to be a Vendor/Supplier Claim, you will receive a ballot to vote in Class 14 as the holder of a Vendor/Supplier Claim. Alternatively, if you have a Claim that is not entitled to vote, you may receive a notice and a Claim Reduction Form advising that your Claim, if determined to be an Unsecured Claim, would be considered a Vendor/Supplier Claim in Class 14. In either case, if you disagree and believe that your Claim belongs in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. Similarly, if you believe that your Claim is a Vendor/Supplier Claim but your Claim has been placed in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. See          for additional information.

(o) Class 15, Retirement Plan Claims

The Plan defines the Retirement Plan Claims as an Unsecured Claim in an amount greater than $3,000 held by a participant in the MSP or the SRP (or the beneficiary of a participant) and arising under or with respect to the MSP or the SRP, exclusive of any MSP Death Benefit Claim; the amount of which Claim (a) if arising under the SRP will be equal to the amount of the participant’s vested account balance as of the Petition Date, less the amount of any post-petition payments received under the SRP by the participant (or beneficiary), or (b) if arising under the MSP will be equal to (i) except where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of 75% of the gross amount of the participant’s retirement benefit under Section 3.0 of the MSP or termination benefit under Section 3.6 of the MSP (whichever is applicable), less the amount of any post-petition payments received under the MSP by the participant (or beneficiary) (but not including any post-petition payments deducted from an MSP Death Benefit Claim), or (ii) where the alternative benefit provided under Section 4.0 of the MSP becomes payable prior to the Effective Date, the present value as of the Petition Date of the alternative benefit provided under such Section 4.0, less the amount of any post-petition payments received on account of such alternative benefit.

The Plan provides that, in light of the Substantive Consolidation Compromise, and other matters in dispute among the Debtors and the holders of Retirement Plan Claims, each holder of an Allowed Retirement Plan Claim will receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim and for any other Claims against the Debtors arising from the MSP or the SRP other than MSP Death Benefit Claims, either:

(i)	(A) On the initial Distribution Date, 38.75 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received will be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares will be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii)	In the alternative, if the holder of an Allowed Retirement Plan Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

In addition, as further consideration with respect to the matters in dispute among the Debtors and the holders of Retirement Plan Claims, and whether or not the individual holder is treated pursuant to alternative (i) or (ii) above, each individual holder of an Allowed Retirement Plan Claim (aggregating for this purpose separate Claims based upon the MSP and the SRP) will receive on the Distribution Date a Winn-Dixie discount card entitling such holder to a 10% discount on all personal household purchases made at any of the Debtors’ stores for a period of two (2) years after the Distribution Date, unless earlier terminated by the Reorganized Debtors on notice to the holders.

Retirement Plan Claims are Impaired. The Debtors estimate that Allowed Retirement Plan Claims will be in the approximate aggregate amount of $87.8 million.

If you have a Claim that is entitled to vote on the Plan, and if your Claim has been determined by the Debtors to be a Retirement Plan Claim, you will receive a ballot to vote in Class 15 as the holder of a Retirement Plan Claim. Alternatively, if you have a Claim that is not entitled to vote, you may receive a notice and a Claim Reduction Form advising that your Claim, if determined to be an Unsecured Claim, would be considered a Retirement Plan Claim in Class 15. In either case, if you disagree and believe that your Claim belongs in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. Similarly, if you believe that your Claim is a Retirement Plan Claim but your Claim has been placed in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. See          for additional information.

(p) Class 16, Other Unsecured Claims

The Plan defines an Other Unsecured Claim as an Unsecured Claim in an amount greater than $3,000, other than a Noteholder Claim, a Landlord Claim, a Vendor/Supplier Claim, or a Retirement Plan Claim.

The Plan provides that, in light of the Substantive Consolidation Compromise, each holder of an Allowed Other Unsecured Claim will receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either:

(i)	(A) On the Initial Distribution Date, 34.89 shares of New Common Stock for each $1,000 of Allowed Claim and (B) on any applicable subsequent Distribution Date, a pro rata distribution (allocated among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims), based on the aggregate number of shares distributed in respect of, or held in reserve for, such Claim immediately prior to such distribution, of any excess shares of New Common Stock in the Common Stock Reserve; provided, however, that the actual number of shares received will be subject to rounding as provided in Section 8.5(a) of the Plan, and the value of such shares to be subject to dilution as set forth in Section 6.5(b) of the Plan.

(ii)	In the alternative, if the holder of an Allowed Other Unsecured Claim elects to reduce the amount of such Allowed Claim to $3,000 by timely return of a completed Claim Reduction Form in accordance with the instructions thereon, on the initial Distribution Date, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim; provided, however, that this alternative is available only on a first come-first serve basis (determined by the date of receipt by the claims agent of the Claim Reduction Form) while sufficient amounts remain in the $1 million Claim Reduction Fund, and if sufficient funds do not remain, the Allowed Claim will be treated under subsection (i) above. The Claim Reduction Form will be distributed as part of the solicitation process and will otherwise be available at www.loganandco.com.

Other Unsecured Claims are Impaired. The Debtors estimate that Allowed Other Unsecured Claims will be in the approximate aggregate amount of $84.1 million.

If you have a Claim that is entitled to vote on the Plan, and if your Claim has been determined by the Debtors to be an Other Unsecured Claim, you will receive a ballot to vote in Class 16 as the holder of an Other Unsecured Claim. Alternatively, if you have a Claim that is not entitled to vote, you may receive a notice and a Claim

Reduction Form advising that your Claim, if determined to be an Unsecured Claim, would be considered an Other Unsecured Claim in Class 16. In either case, if you disagree and believe that your Claim belongs in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. Similarly, if you believe that your Claim is an Other Unsecured Claim but your Claim has been placed in another Class, you must file a “Motion for Determination of Plan Class” with the Bankruptcy Court by                     , 2006. See          for additional information.

(q) Class 17, Small Claims

The Plan defines Small Claims as a Claim arising prior to the Petition Date against any of the Debtors that is not a Secured Claim and that is in an amount greater than $100 but no more than $3,000.

Section 1122(b) of the Bankruptcy Code allows a plan of reorganization to designate one or more separate classes of claims consisting of unsecured claims that are less than or reduced to a specified amount as approved by the court as reasonable and necessary for administrative convenience. Class 17 of the Plan, containing Small Claims is intended to serve this purpose. It will allow the Debtors to achieve administrative efficiencies and will eliminate the need for distribution of New Common Stock to Small Claim holders and the significant costs associated with such distributions. The Debtors selected $3,000 as the amount most likely to achieve the intended efficiencies and cost savings.

The Plan provides that each holder of an Allowed Small Claim will receive on the Distribution Date, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, Cash in an amount equal to 67% of the Allowed amount of such holder’s Claim.

Small Claims are Impaired. The Debtors estimate that Allowed Small Claims will be in the approximate aggregate amount of $3.2 million.

(r) Class 18, Intercompany Claims

The Plan defines an Intercompany Claim as any Claim arising prior to the Petition Date against any of the Debtors by another Debtor. The term “Intercompany Claim” does not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims will be treated as Other Unsecured Claims, as applicable.

The Plan provides that no holder of an Intercompany Claim will receive or retain any property under the Plan on account of such Claim; provided, however, that the Debtors or the Reorganized Debtors may adjust, continue, or capitalize any Intercompany Claim, either directly or indirectly or in whole or part, and no such disposition will require stockholder consent. Any adjustments to Intercompany Claims may be made as of a date on or between the Petition Date and the Effective Date. Any Intercompany Claim, or portion thereof, that is not adjusted, continued, or capitalized will be deemed discharged as of the Effective Date.

Intercompany Claims are Impaired.

(s) Class 19, Subordinated Claims

The Plan defines a Subordinated Claim as a Claim that is subordinated pursuant to Sections 510(b) or (c) of the Bankruptcy Code, which will include, without limitation, (a) any Claim arising from the rescission of a purchase or sale of any Old Security, (b) any Claim for damages arising from the purchase or sale of an Old Security, (c) any Claim for reimbursement, contribution, or indemnification on account of any such Claim, (d) any Claim for similar violations of the securities laws, misrepresentations, breaches of fiduciary duties, or any similar claim related to the foregoing, or (e) any Claim for attorneys fees related to any of the foregoing.

Subordinated Claims include, without limitation, the claims of the plaintiffs in (a) the several putative class action lawsuits that were commenced in February, 2004 in the United States District Court for the Middle District of Florida against the Company and certain present and former executive officers alleging claims under the federal securities laws, and (b) three putative class action lawsuits that were commenced in March and April, 2004 in the United States District Court for the Middle District of Florida against the Company and certain present and former executive officers and employees alleging claims under ERISA relating to the Company’s 401(k) Plan, each as more specifically described in Article IV.F.4.

Subordinated Claims are Impaired. Under the Plan, the holders of Subordinated Claims will not receive or retain any property under the Plan on account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

(t) Class 20, Non-Compensatory Damages Claims

The Plan defines Non-Compensatory Damages Claims as the Claims for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term will not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order allowing such Claim as an Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, Secured Tax Claim, Other Secured Claim, Unsecured Claim, or Subordinated Claim.

Under the Plan, the holders of Non-Compensatory Damages Claims will not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date. Certain taxing authorities have asserted Claims for penalties that may constitute Non-Compensatory Damages Claims. In particular, the IRS has asserted a penalty of approximately $10 million.

Non-Compensatory Damages Claims are Impaired. The Debtors estimate that Allowed Non-Compensatory Damages Claims will be in the approximate aggregate amount of $11 million.

(u) Class 21, Winn-Dixie Interests

The Plan defines Winn-Dixie Interests as, collectively, all equity interests in Winn-Dixie including, without limitation, the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights.

Winn-Dixie Interests are Impaired. Under the Plan, all Winn-Dixie Interests of any kind, including without limitation, the Old Winn-Dixie Common Stock Interests and the Old Winn-Dixie Stock Rights, will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

3. Special Provisions Regarding Insured Claims

Under the Plan, an Insured Claim is any Claim or portion of a Claim (other than a Workers Compensation Claim) that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.

Distributions under the Plan to each holder of an Insured Claim will be in accordance with the treatment provided under the Plan for Other Unsecured Claims; provided, however, that the maximum amount of any distribution under the Plan on account of an Allowed Insured Claim will be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided further, however, that, to the extent a holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such holder will have an Allowed Other Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies. Furthermore, nothing in Section 4.5 of the Plan will constitute a waiver of any Litigation Rights the Debtors may hold against any Person, including the Debtors’ insurance carriers; and nothing in Section 4.5 of the Plan is intended to, will, or will be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under the Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

The Plan does not expand the scope of, or alter in any other way, the rights and obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers will retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy. The Plan will not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any Proof of Claim or the Debtors’ rights and defenses to such Proofs of Claim.

4. Maximum Distributions for Unsecured Claims

Notwithstanding the provisions of Section 4.3(f), 4.3(g), 4.3(h), 4.3(i), or 4.3(j) of the Plan, no holder of an Unsecured Claim will receive a recovery that is valued as of the Confirmation Date to exceed 100% of such holder’s Allowed Claim amount based upon any change in the reorganization value of the Debtors as estimated in the Disclosure Statement resulting solely from a decrease in the amount of Administrative Claims, Priority Claims, Priority Tax Claims, and Secured Claims as determined on the Confirmation Date and/or an increase in the amount of cash available to the Debtors to satisfy such Claims as determined on the Confirmation Date. In the event that the recovery for any holder of an Unsecured Claim is valued as of the Confirmation Date to exceed 100% of such holder’s Allowed Claim amount, the number of shares of New Common Stock attributable to such excess recovery will be withheld from such holder and will be distributed pro rata based on share ownership among all other holders of Allowed Unsecured Claims.

5. Impact of Disputed Claims on Unsecured Claims Recovery

Each holder of an Allowed Unsecured Claim is entitled to receive on the initial Distribution Date the number of shares per $1,000 of Claim that is specified for the specific Class in which such Claim is classified – 62.69 for Noteholder Claims, 46.26 for Landlord Claims, 46.26 for Vendor/Supplier Claims, 38.75 for Retirement Plan Claims, and 34.89 for Other Unsecured Claims. The number of shares assumes an aggregate initial distribution of approximately 50 million shares and Unsecured Claims in an aggregate amount of $985.4 million, which is the Debtors’ current estimate of Allowed or potentially Allowed Unsecured Claims. If such estimate is accurate, then based upon the estimated reorganized equity value, it is projected that the initial distribution will produce the following recoveries for each Class: 95.6% for Noteholder Claims, 70.6% for Landlord Claims, 70.6% for Vendor/Supplier Claims, 59.1% for Retirement Plan Claims, and 53.2% for Other Unsecured Claims. These recoveries, however, are based on the assumptions above, and are subject to possible decrease as a result of the potential allowance of Disputed Claims, as explained below.

Unsecured Claims have been filed against the Debtors in amounts that greatly exceed $985.4 million. Although the excess Claims are Disputed, and the Debtors intend to seek orders of the Bankruptcy Court disallowing such excess Claims in full, until the claims reconciliation and objection process is completed, the rights of holders of Disputed Claims must be protected. Therefore, the Plan proposes to establish a Common Stock Reserve. The Debtors, in consultation with the Creditors Committee, will seek to determine a maximum potentially allowable amount for all Disputed Claims, obtaining orders of the Bankruptcy Court where necessary to estimate or fix the maximum amount, and will set aside in the Common Stock Reserve the number of shares of New Common Stock per $1,000 of each such maximum amount as is necessary to ensure the same distribution to holders of Disputed Unsecured Claims as was received by holders of Allowed Unsecured Claims in the initial distribution. Once the Common Stock Reserve is established, and the number of shares placed in reserve are known, which will not be later than the initial Distribution Date, the Debtors will file a notice with the Bankruptcy Court advising all holders of Unsecured Claims of the aggregate number of shares of New Common Stock that have been issued under the Plan, which will permit each of such holders to determine their percentage ownership of the aggregate issuance of New Common Stock. It would be the Debtors’ expectation that many of the Disputed Claims will be disallowed in whole or part, and that the shares placed in the Common Stock Reserve on their account will not be distributed to the holders of such Claims. In that event, any such unused shares will become available on a quarterly basis for redistribution to holders of Allowed Claims.

Prior to the Petition Date, Winn-Dixie and Visagent Corporation (“Visagent”) were party to a Service Agreement dated June 15, 2001 (the “Service Agreement”). On September 8, 2004, Visagent filed suit against Winn-Dixie in Circuit Court in Duval County, Florida, seeking damages based on the alleged violation by Winn-Dixie of an exclusivity provision contained in the Service Agreement (the “Visagent Lawsuit”). The Debtors believed the Visagent Lawsuit was without merit and, thus, prior to the Debtors’ commencement of their chapter 11 cases (and the attendant imposition of the automatic stay), Winn-Dixie was engaged in the defense of such suit. On July 29, 2005, Visagent filed a proof of claim in the amount of approximately $131.8 million (as amended, the “Visagent Proof of Claim”). On July 11, the Debtors filed an objection to the Visagent Proof of Claim, which objection is scheduled to be heard by the Bankruptcy Court on August 10, 2006. Visagent has filed a response to the objection.

Because the Debtors believe that Visagent’s Claim should be disallowed in its entirety, the Debtors have not included this Claim in any of the claim estimates contained in this Disclosure Statement. If, however, Visagent’s Claim is ultimately allowed, in whole or in significant part, such allowance could have a material impact upon the recoveries of other unsecured creditors and would likely dilute such recoveries.

Based upon the contingencies associated with the Disputed Claims, it is not possible at this time to estimate the final percentage recovery to be realized by holders of Allowed Unsecured Claims or the per share value of the New Common Stock, which will ultimately depend on the number of shares issued on account of the Disputed Claims.

6. Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

E. Allowed Claims, Distribution Rights and Objections to Claims

1. Allowance Requirement

Only holders of Allowed Claims are entitled to receive distributions under the Plan.

An Allowed Administrative Claim is all or any portion of an Administrative Claim (a) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (b) that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case. A post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity or common law, is not considered to be an obligation that is payable in the ordinary course of business.

An Allowed Claim (other than an Administrative Claim) is such Claim or any portion thereof (a) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (b) as to which (i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is included in the Schedules at zero, in an unknown amount, or as Disputed, or (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled, withdrawn, or denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

In no event will those Administrative Claims or those other Claims subject to disallowance under Section 502(d) of the Bankruptcy Code be deemed to be an Allowed Claim.

2. Distribution Record Date Requirements

In making distributions under the Plan, the Debtors will recognize only holders as of the applicable Distribution Record Date. As defined in the Plan, the Distribution Record Date is the date for determining entitlement to receive distributions under the Plan on account of Allowed Claims.

•	For all holders of Claims, other than holders of Noteholder Claims, the Distribution Record Date is the third (3rd) Business Day after the Confirmation Date at 5:00 p.m. prevailing Eastern Time.

•	For all holders of Noteholder Claims, the Distribution Record Date is the date and time immediately prior to the Distribution Date applicable to Unsecured Claims.

3. Date of Distribution

All distributions to holders of Allowed Claims as of the applicable Distribution Date will be made on or as soon as practicable after the applicable Distribution Date.

For any Claim other than an Unsecured Claim, (a) that is an Allowed Claim on the Effective Date, the Distribution Date is the Effective Date or as soon as practicable after the Effective Date but not later than the first (1st) Business Day that is twenty (20) days after the Effective Date or (b) that is not an Allowed Claim on the Effective Date, the Distribution Date is fifteen (15) days after the last day of the calendar quarter during which the Claim becomes an Allowed Claim.

For any Unsecured Claim, (a) that is an Allowed Claim on the Effective Date, the Effective Date is, (i) as to the initial distribution, the first Business Day that is no later than forty-five (45) days after the Effective Date and (ii) as to any subsequent distribution, such additional date or dates provided for in Section 9.3(b) of the Plan, or (b) that is not an Allowed Claim on the Effective Date, the Effective Date is, (i) as to the initial distribution, the later of the first Business Day that is no later than forty-five (45) days after the Effective Date or fifteen (15) days after the last day of the calendar quarter during which the Claim becomes an Allowed Claim and (ii) as to any subsequent distribution, such additional date or dates provided for in Section 9.3(b) of the Plan. The Plan provides, however, that as to all Allowed Claims, a later date than those specifically prescribed in the Plan may be established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors, or any other party.

4. Interest on Claims; Dividends

The Plan provides that unless otherwise specifically provided for in the Plan or the Confirmation Order, post-petition interest will not accrue or be paid on Claims, and no holder of a Claim will be entitled to interest accruing on or after the Petition Date on any Claim. Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest will not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Claim becomes an Allowed Claim.

The Plan further provides that no holder of a Claim who is entitled to shares of New Common Stock will be entitled to dividends on such shares unless such holder’s Claim is an Allowed Claim as of the applicable record date for such dividends; provided, however, that any dividends declared on shares of New Common Stock while maintained in the Common Stock Reserve will be distributed (without interest thereon) along with the shares of New Common Stock to which they apply (net of any expenses, including taxes, of the Common Stock Reserve), and the recipient will bear the economic burden of any income taxes thereon.

5. Making of Distributions

The Debtors will, on or before the Effective Date, designate the Person to serve as the Disbursing Agent under the Plan on terms and conditions mutually agreeable between the Debtors (in consultation with the Creditors Committee). Distributions to holders of Allowed Claims will be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders, (b) at the addresses reflected in the Schedules if no Proof of Claim has been filed, (c) at the addresses set forth in any written notices of address changes delivered to the

Debtors, the Reorganized Debtors, or the Disbursing Agent after the date of any related Proof of Claim or after the date of the Schedules if no Proof of Claim was filed, or (d) in the case of the holder of an Allowed Noteholder Claim, distributions will be sent to the Indenture Trustee or as directed by the Indenture Trustee.

If any holder’s distribution is returned as undeliverable, a reasonable effort will be made to determine the current address of such holder, but no further distributions to such holder will be made unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions will be made to such holder without interest. Unless otherwise agreed by the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable distributions made by the Disbursing Agent will be returned to the Reorganized Debtors, and held in trust by the Reorganized Debtors, until such distributions are claimed at which time the applicable amounts will be returned to the Disbursing Agent for distribution pursuant to the Plan; provided, however, that if any such undeliverable distribution is in the form of New Common Stock, such New Common Stock will be retained by the Disbursing Agent until claimed or deemed to be unclaimed.

All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Distribution Date, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary; provided, however, that if any such unclaimed property is in the form of New Common Stock, such New Common Stock will transferred to the New Common Stock Reserve for distribution among holders of Unsecured Claims in accordance with the terms of the Plan. Nothing contained in the Plan will require any Debtor, any Reorganized Debtor, any Disbursing Agent, or any Indenture Trustee to attempt to locate any holder of an Allowed Claim.

The Disbursing Agent will make all distributions of New Common Stock required to be made to holders of Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, and Other Unsecured Claims on the respective Distribution Dates under the Plan and such other distributions to other holders of Claims (other than Noteholder Claims except pursuant to Section 8.3(c) of the Plan) as are delegated to the Disbursing Agent by Reorganized Debtors. The Indenture Trustee will make all distributions of New Common Stock required to be made to holders of Noteholder Claims in accordance with the terms of the Indenture, subject to the terms of the Plan, or will have the right to delegate such distributions to the Disbursing Agent. Except as provided in Section 8.3(b) and 8.3(c) of the Plan, or unless otherwise provided in the Plan, the Reorganized Debtors will make all distributions required under the Plan unless the Reorganized Debtors, in their sole discretion, delegate the responsibility for any distribution to the Disbursing Agent. If the Disbursing Agent is an independent third party designated to serve in such capacity (and the Disbursing Agent serving as the trustee of the Common Stock Reserve will be such an independent third party), such Disbursing Agent will receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from Reorganized Debtors. The Plan provides that no Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. The Plan further provides that the Disbursing Agent serving as trustee on behalf of the Common Stock Reserve will have no economic interest or beneficial interest in the New Common Stock or resulting dividends in the Common Stock Reserve. Such Disbursing Agent will be deemed to hold the New Common Stock and any resulting dividends within the Common Stock Reserve in trust for the holders of Allowed Unsecured Claims entitled to receive the same as provided in Section 9.3(b) of the Plan.

6. Means of Cash Payment

The Plan provides that Cash payments made pursuant to the Plan will be in U.S. funds, by the means agreed to by the payor and the payee, including by check, ACH, or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the payor will determine in its sole discretion.

For purposes of effectuating distributions under the Plan, any Claim denominated in foreign currency will be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

7. Fractional Distributions

The Plan provides that no fractional shares of New Common Stock will be issued or distributed under the Plan. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares will be rounded to the next higher or lower whole number as follows: (a) fractions one-half ( 1/2) or greater will be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) will be rounded to the next lower whole number. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements will be cancelled and will be of no further force and effect. The Disbursing Agent will have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

The Plan further provides that notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents will be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual distribution made will reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down

8. De Minimis Distributions

The Plan provides that notwithstanding anything to the contrary contained in the Plan, the Reorganized Debtors will not be required to distribute, and will not distribute, Cash or other property to the holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $25 will have such Claim discharged and will be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors, or their respective property. Any Cash or other property not distributed pursuant to this provision will be the property of the Reorganized Debtors, free of any restrictions thereon.

9. Reserves for Disputed Claims; Distributions on Account Thereof

No payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Claim becomes an Allowed Claim.

With respect to any Administrative Claim, other than an Administrative Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court or that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case, a Disputed Claim is a Claim that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law.

With respect to any Claim that is not an Administrative Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, a Disputed Claim is a Claim: (a) if no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, that has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed; (b) if a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; (c) for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed; (d) for damages based upon the rejection by a Debtor of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the applicable Bar Date has not passed; (e) that is disputed under the provisions of the Plan; or (f) if not otherwise Allowed, as to which the applicable Claims Objection Deadline has not expired.

The Plan provides that no reserve will be required with respect to payments or other distributions to be made under the Plan to any Claim that is not a Noteholder Claim, a Landlord Claim, a Vendor/Supplier Claim, a Retirement Plan Claim, or an Other Unsecured Claim.

The Disbursing Agent will, on the applicable Distribution Dates, make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions will be based upon the distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

On the Effective Date, the Debtors will (a) determine the amount of New Common Stock reasonably calculated to be sufficient to provide distributions to Disputed Unsecured Claims that are expected to become Allowed Claims and (b) transfer the requisite number of shares of New Common Stock to the Disbursing Agent, as trustee, who will hold and administer the same in trust in accordance with directions consistent with the terms of the Plan provided to the Disbursing Agent from time to time by the Reorganized Debtors.

With respect to the shares of New Common Stock held in the Common Stock Reserve on account of Disputed Unsecured Claims, not later than thirty (30) days after the end of the first full calendar quarter following the Distribution Date and not less frequently than thirty (30) days after the end of each calendar quarter thereafter, the Disbursing Agent, as trustee, as directed by the Reorganized Debtors, will calculate the amount, if any, by which the number of such shares exceeds the number that would be allocable to any of the remaining Disputed Claims that are expected to become Allowed Claims. Except with respect to the final distribution, if following any such calculation the Disbursing Agent determines, as directed by the Reorganized Debtors, that an excess exists that would result in distributions of more than five (5) shares of New Common Stock to any holder, such excess will be promptly allocated as provided for in Sections 4.3(f), 4.3(g), 4.3(h), 4.3(i), and 4.3(j) among all holders of Allowed Unsecured Claims and all holders of remaining Disputed Unsecured Claims, and will be promptly distributed to all holders of Allowed Unsecured Claims entitled to more than five (5) shares, held for a later distribution for all holders of Allowed Unsecured Claims entitled to five (5) or fewer shares, and reserved for all holders of remaining Disputed Unsecured Claims. With respect to the final distribution, all remaining shares in the Common Stock Reserve will be promptly distributed in accordance with Sections 4.3(f), 4.3(g), 4.3(h), 4.3(i), and 4.3(j) among all holders of Allowed Unsecured Claims unless the number of shares is de minimis and the cost of the distribution, as determined by the Reorganized Debtors, would exceed the value of the remaining shares.

After the Effective Date, if Reorganized Winn-Dixie consummates an Organic Change, then the successor or acquiring entity will assume the Reorganized Debtors’ obligations regarding payment of Disputed Unsecured Claims and will adjust the reserves and payouts for potential payment of Disputed Unsecured Claims such that the reserves and payouts consist of the consideration, if any, that would have been paid with respect to the remaining New Common Stock reserved for Disputed Unsecured Claims had such New Common Stock been outstanding immediately prior to the consummation of the Organic Change. The Plan defines Organic Change as any transaction or series of transactions pursuant to which Reorganized Winn-Dixie reorganizes its capital, consolidates or merges with or into another Person or enters into a business combination with another Person (in the case of a consolidation, merger or business combination, where Reorganized Winn-Dixie is not the surviving Person), or sells, transfers or otherwise disposes of all or substantially all of its property, assets, or business to another Person.

10. Objection Procedures

All objections to Claims, other than Claims that are deemed to be Disputed, must be filed and served on the holders of such Claims by the Claims Objection Deadline. Under the Plan, the Claims Objection Deadline is defined as the last day for filing objections to Claims (other than Administrative Claims), which day will be the latest of (a) sixty (60) days after the Effective Date, (b) ninety (90) days after the applicable Proof of Claim is filed, (c) thirty (30) days after entry of a Final Order reinstating any Claim previously disallowed under Section 502(j) of the Bankruptcy Code, or (d) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtors or any other party. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, unless such Proof of Claim asserts a Claim that is deemed to be a Disputed Claim, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. The Plan provides that there will be no deadline for filing objections to Administrative Claims unless established by Final Order of the Bankruptcy Court.

11. Estimation of Contingent or Unliquidated Claims

The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as applicable and as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

F. Disposition of Executory Contracts and Unexpired Leases

1. Executory Contracts and Unexpired Leases Deemed Rejected

The Plan provides for the deemed rejection of all executory contracts or unexpired leases that have not been otherwise disposed of. Specifically, except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor will be deemed to have rejected each pre-petition executory contract and unexpired lease to which it is a party unless such contract or lease (a) was previously assumed or rejected upon motion by a Final Order, (b) previously expired or terminated pursuant to its own terms, or (c) is the subject of any pending motion, including a motion to assume, to assume on modified terms, to reject, or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the rejections of pre-petition executory contracts and unexpired leases described above, as of the Effective Date.

2. Rejection Damages Bar Date for Rejections Pursuant to Plan

If the rejection of an executory contract or unexpired lease pursuant to the Plan results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with Logan and served upon counsel to the Reorganized Debtors within thirty (30) days after entry of the order authorizing the rejection of such executory contract or unexpired lease. The foregoing applies only to Claims arising from the rejection of an executory contract or unexpired lease; any other Claims held by a party to a rejected contract or lease will have been evidenced by a Proof of Claim filed by earlier applicable bar dates or will be barred and unenforceable.

3. Assumption of Executory Contracts and Unexpired Leases

Under the Plan, the Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided in the Plan, to seek to assume any executory contract or unexpired lease to which any Debtor is a party and to file a motion requesting authorization for the assumption of any such executory contract or unexpired lease.

4. Cure with Respect to Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided however, that the Reorganized Debtors will be authorized to reject any executory contract or unexpired lease to the extent the Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation, as determined by such Final Order, renders assumption of such executory contract or unexpired lease unfavorable to the Reorganized Debtors.

The foregoing applies only to assumptions that will occur pursuant to the provisions of the Plan, rather than to assumptions that will occur pursuant to separate motions. The Debtors’ motions to assume have generally sought to fix cure amounts. Parties to the contracts and leases proposed to be assumed under such motions have the opportunity to file an objection disputing the amount of cure designated by the Debtors in such motions. If the dispute cannot be consensually resolved, the Bankruptcy Court will determine the amount of cure the Debtors must pay to assume the contract or lease at issue.

5. Assignment of Assumed Real Property Leases

The Plan provides that, as of the Effective Date, except to the extent otherwise determined by the Debtors, all real property leases as to which the assumption by the Debtors under Section 365(a) of the Bankruptcy Code has been approved by order of the Bankruptcy Court will be assigned to Winn-Dixie Real Estate under Section 365(f) of the Bankruptcy Code, and the Confirmation Order will specifically provide for the approval of such assignments. Winn-Dixie Real Estate means one or more special purpose real estate entities to be formed by the Debtors or the Reorganized Debtors, either as corporations, limited liability corporations, partnerships, limited liability partnerships, trusts, or other type of entities, to hold the Debtors’ owned and leased real property interests. On or as soon as reasonably practicable after the Effective Date, the Debtors will provide documentary evidence of each such assignment to the applicable lessor and, if necessary, will record such document in the real property records of the applicable jurisdiction. Notwithstanding such assignments, the original Debtor lessee under any such real property lease, and any Debtor guarantor thereof, will continue to be obligated on the lease to the full extent of their respective obligations as such obligations existed prior to the assignment to Winn-Dixie Real Estate.

6. Assumption of Vendor Agreements

The Plan provides that, in the event that there is in effect between the Debtors and any vendor immediately prior to the Effective Date, any electronic interchange trading partner agreement, open credit terms agreement, corporate reclamation agreement, reclamation disposition agreement, hold harmless agreement, less-than-truckhold program agreement, or similar agreement, and any such agreement is considered to be an executory contract and is not otherwise terminated or rejected by the Debtors, such agreement will be deemed to be assumed pursuant to Section 365 of the Bankruptcy Code under the Plan; provided, however, that no Cure will be owed with respect to any such agreement, and in the event that a vendor asserts any Cure, at the election of the Debtors such vendor’s agreement will not be deemed assumed and will instead be deemed rejected pursuant to Section 7.1 of the Plan.

7. Assumption of Utility Service Agreements

Under the Plan, in the event that there is in effect between the Debtors and any utility immediately prior to the Effective Date, with respect to any operating facility of the Debtors, any utility service agreement or related agreement providing a reduced rate to the Debtors, which agreement has not been previously assumed, rejected or terminated, but is considered to be an executory contract, such agreement will be deemed to be assumed pursuant to Section 365 of the Bankruptcy Code under the Plan; provided, however, that no Cure will be owed with respect to any such agreement, and in the event that a utility asserts any Cure, at the election of the Debtors such utility’s agreement will not be deemed assumed and will instead be deemed rejected pursuant to Section 7.1 of the Plan.

8. Assumption of Governmental Licenses

Under the Plan, the event that any license granted to the Debtors by a governmental unit, and in effect immediately prior to the Effective Date, is considered to be an executory contract and is not otherwise terminated or rejected by the Debtors, such license will be deemed to be assumed pursuant to Section 365 of the Bankruptcy Code.

9. Compensation and Benefit Programs

The Plan provides that except to the extent (a) otherwise provided for in the Plan, (b) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (c) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (d) previously terminated, all employee compensation and benefit programs of the Debtors in effect during the pendency of the Chapter 11 Case, including all health and welfare plans, 401(k) plans, pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, and all benefits subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and in effect during the pendency of the Chapter 11 Case, will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan. However, the Plan does not modify the existing terms of such employee compensation and benefit programs, including, without limitation, the Debtors’ and the Reorganized Debtors’ rights of termination and amendment thereunder. Under the direction of the New Board, the Reorganized Debtors may elect to exercise such rights of termination.

Furthermore, the Employee Retention and Severance Order is incorporated into the Plan by reference. The Plan provides that all rights, claims, interests, entitlements, and obligations of the Debtors under the retention and severance plans or the agreements authorized by the Employee Retention and Severance Order will continue in full force and effect after the Effective Date as rights, claims, interests, entitlements, and obligations of the Reorganized Debtors.

Moreover, the Plan provides that the benefit accruals under the MSP and SRP, and related trust and individual agreements ceased as of the Petition Date; and no further benefits will be payable under such plans, or related trust or individual agreements, as of October 31, 2006. To the extent any additional rights, obligations, or Claims exist under the MSP and SRP, or related trust or individual agreements, such rights, obligations, or Claims will be extinguished and terminated in full as of the Effective Date. The Plan further provides that to the extent such plans or related trust or individual agreements (and any separate agreements that may incorporate such plans and agreements) are considered to be executory contracts, such plans and related trust and individual agreements (and any separate agreements that may incorporate such plans and agreements) will be deemed to be rejected pursuant to Section 365 of the Bankruptcy Code. The Claims of all vested participants in the MSP or SRP will be calculated as of the Petition Date without post-petition interest or other accruals, and without regard to service completed after the Petition Date, and will be treated under the Plan as Retirement Plan Claims and, or to the extent applicable, MSP Death Benefit Claims.

The Plan specifically provides that any and all stock based incentive plans or stock ownership plans of the Debtors entered into before the Effective Date, or other agreements or documents giving rise to Old Winn-Dixie Stock Rights, including the contingent cash components of any such plans, agreements, or documents, will be terminated. To the extent such plans, agreements, or documents are considered to be executory contracts, the Plan provides that such plans, agreements, or documents will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan. The Plan further provides that any Claims resulting from such rejection will constitute Subordinated Claims, except that Claims for contingent cash will constitute Other Unsecured Claims.

10. Indemnification Obligations

The Plan provides that Indemnification Obligations owed to directors, officers, and employees of the Debtors (or the estates of any of the foregoing) who served or were employed by the Debtors as of or after the Petition Date for claims arising after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to Sections 365 of the Bankruptcy Code under the Plan. Indemnification Obligations owed to any such directors, officers, and employees of the Debtors (or the estates of any of the foregoing) for claims arising before the Petition Date or for claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan.

The Plan further provides that all Indemnification Obligations owed to directors, officers, and employees of the Debtors who served or were employed by the Debtors prior to the Petition Date will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan.

Indemnification Obligations owed to any Professionals retained pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, to the extent that such Indemnification Obligations relate to the period after the Petition Date, will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

11. Continuing Obligations Owed to Debtors

Under the Plan, any confidentiality agreement entered into between any of the Debtors and any supplier of goods or services requiring the parties to maintain the confidentiality of each other’s proprietary information will be deemed to be, and will be treated as though it is, an executory contract that is assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

The Plan further provides that any indemnity agreement entered into between any of the Debtors and any supplier of goods or services requiring the supplier to provide insurance in favor of any of the Debtors, to warrant or guarantee such supplier’s goods or services, or to indemnify any of the Debtors for claims arising from the goods or services will be deemed to be, and will be treated as though it is, an executory contract that is assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

The Plan also provides that continuing obligations of third parties to the Debtors under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay insured claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, will continue and will be binding on such third parties notwithstanding any provision to the contrary in the Plan, unless otherwise specifically terminated by the Debtors or by order of Bankruptcy Court. The deemed rejection provided by Section 7.1 of the Plan will not apply to any such continuing obligations.

The Plan further provides that, to the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtors or a third party on behalf of the Debtors is held by the Bankruptcy Court to be an executory contract and is not otherwise assumed in accordance with Section 7.3 of the Plan, such insurance policy will be treated as though it is an executory contract that is assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

With the exception of the insurance policies and related insurance agreements that the Debtors have previously assumed pursuant to an order of the Bankruptcy Court, the Debtors are continuing to review their other insurance policies and related insurance agreements to determine whether to assume or reject, as of the Effective Date, such other insurance policies and related insurance agreements. The fact that an insurance policy or related insurance agreement has not been included in a motion as of the date hereof does not mean that it will not be included in a later motion. Section 7.11(d) of the Plan will only apply to insurance policies and related insurance agreements of the nature described in such section if they are not included in a motion filed prior to the Effective Date. Any and all Claims (including Cure) arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtors prior to or as of the Effective Date: (i) will not be discharged; (ii) will be Allowed Administrative Claims; and (iii) will be paid in full in the ordinary course of business of the Reorganized Debtors as set forth in Section 4.1(a) of the Plan.

12. Limited Extension of Time to Assume or Reject

Under the Plan, in the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or the Reorganized Debtors to move to assume or reject such contract or lease will be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed rejection provided for in Section 7.1 of the Plan will not apply to any such contract or lease.

In the event the Debtors or the Reorganized Debtors become aware after the Confirmation Date of the existence of an executory contract or unexpired lease that was not included in the Schedules, the right of the Reorganized Debtors to move to assume or reject such contract or lease will be extended until the date that is thirty (30) days after the date on which the Debtors or the Reorganized Debtors become aware of the existence of such contract or lease. The deemed rejection provided for in Section 7.1 of the Plan will not apply to any such contract or lease.

13. Post-petition Contracts and Leases

The Plan provides that the Debtors will not be required to assume or reject any contract or lease entered into by the Debtors after the Petition Date. Any such contract or lease will continue in effect in accordance with its terms after the Effective Date, unless the Debtor has obtained a Final Order of the Bankruptcy Court approving rejection of such contract and lease.

14. Treatment of Claims Arising From Assumption or Rejection

The Plan provides that all Allowed Claims arising from the assumption of any executory contract or unexpired lease will be treated as Administrative Claims pursuant to Section 4.1(a) of the Plan; all Allowed Claims arising from the rejection of an executory contract or unexpired lease will be treated, to the extent applicable, as Landlord Claims, Vendor/Supplier Claims, Retirement Plan Claims, Other Unsecured Claims, or Subordinated Claims, unless otherwise ordered by Final Order of the Bankruptcy Court; and all other Allowed Claims relating to an executory contract or unexpired lease will have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

G. Revesting of Assets; Release of Liens

Except as otherwise provided in the Plan, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of or abandoned pursuant to the Plan, will revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor will be free and clear of all Liens, Claims, and Interests, except as specifically provided in the Plan or the Confirmation Order.

H. Restructuring Transactions

Under the Plan, the Debtors are authorized, in their discretion, on or after the Effective Date, to terminate the existence of the following inactive corporate entities by dissolution, merger into an affiliated company, or other mechanism permitted by applicable law: Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Stores, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., and Winn-Dixie Handyman, Inc. The Plan provides that each of the terminated entities will be free from any and all liabilities as of the Effective Date and will not be subject to any obligations imposed upon the Reorganized Debtors by the Plan or otherwise. Each of the above listed corporate entities are inactive subsidiaries of the Debtors and are not contributing to distributable value under the Plan. The terminations will simplify the Debtors’ corporate structure and eliminate unnecessary costs associated with maintaining the inactive entities. Section 1123(a)(5)(C) of the Bankruptcy Code, by authorizing mergers and consolidations of debtor entities, contemplates that a plan of reorganization may implement corporate restructuring initiatives of this nature.

Further, under the Plan, on, as of, or after the Effective Date, with the consent of the New Board or the Board of Directors of the Subsidiary Debtors, as applicable, each of the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable state law, to effect a corporate or operational restructuring of their respective businesses, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided, however, that such transactions or actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the New Winn-Dixie Charter, the New Winn-Dixie By-laws, or the Exit Facility. Such transactions or actions may include such mergers, consolidations, restructurings, dispositions, liquidations, closures, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate.

The Plan further provides that, as necessary or appropriate to facilitate the collateralization requirements under the Exit Facility, the Debtors or the Reorganized Debtors are authorized to take all actions necessary to create Winn-Dixie Real Estate, either by changing the name of an existing entity or by forming a new entity, and to transfer into such entity all real property interests owned or leased by the Debtors. Winn-Dixie Real Estate means the special purpose real estate entity to be formed by the Debtors or the Reorganized Debtors, either as a corporation, limited liability corporation, partnership, limited liability partnership, trust, or other type of entity, to hold the Debtors’ owned and leased real property interests. In furtherance of and without limiting the foregoing, the Debtors or the Reorganized Debtors are authorized, without limitation, to (i) terminate The Dixon Realty Trust 1999-1, a Utah trust, and contemporaneously therewith, to cause the conveyance of all real property interests in fee simple held in the name of Winn-Dixie Stores, Inc., as owner-trustee of The Dixon Realty Trust 1999-1, a Utah Trust, to Winn-Dixie Real Estate and (ii) assign their assumed real property leases to Winn-Dixie Real Estate as provided for in Section 7.5 of the Plan.

I. Authorization and Issuance of New Common Stock

The Plan provides that Reorganized Winn-Dixie will (i) authorize on the Effective Date 400,000,000 shares of New Common Stock; (ii) issue on the initial Distribution Date (x) up to an aggregate of 50,000,000 shares of New Common Stock for distribution to holders of Allowed Unsecured Claims and (y) such additional number of shares of New Common Stock as is necessary to establish the Common Stock Reserve for Disputed Unsecured Claims, and (ii) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of shares and options to be granted under the New Equity Incentive Plan.

The Debtors will use commercially reasonable efforts to list the New Common Stock on a national securities exchange.

The New Common Stock issued under the Plan will be subject to dilution based upon (i) the issuance of New Common Stock pursuant to the New Equity Incentive Plan as set forth in Section 6.6 of the Plan and (ii) any other shares of New Common Stock issued post-emergence.

The issuance of the New Common Stock pursuant to distributions under the Plan will be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the New Winn-Dixie Charter, the New Winn-Dixie By-laws, or applicable law, regulation, order or rule; and all documents evidencing same will be executed and delivered as provided for in the Plan or the Plan Supplement.

The Plan further provides that with respect to the New Common Stock, for a period of two years after the Effective Date, that any holder of New Common Stock that cannot transfer pursuant to Section 1145 of the Bankruptcy Code such New Common Stock without registration under the Securities Act will be granted demand registration rights to require Reorganized Winn Dixie to file a registration statement on an appropriate form with the U.S. Securities and Exchange Commission to register for resale New Common Stock held by such holder(s) (or their successors or assigns). Such rights will be set forth in the Registration Rights Agreement, which will contain customary terms and conditions, including, without limitation, with respect to (i) the number of demand registrations (not to exceed three) and the time periods in which such registration statements will be filed (upon 90 days notice in the first instance, and upon 60 days notice thereafter), with the agreement of Reorganized Winn-Dixie to use its best efforts to have such registration statements declared effective as promptly as practicable after such filing; (ii) the duration that such registration statement must remain effective (which will be a customary period); (iii) suspension periods (up to 90 days in the aggregate per year) to comply with U.S. securities laws and to prevent the premature disclosure of material confidential information; (iv) the obligation of the “affiliated” shareholder to provide information for the registration statement concerning such entity and its plan of distribution; (v) the right of the “affiliated” shareholder and its counsel to review and comment on any information contained in any registration statement, prospectus and any amendments and supplements thereto; (vi) the payment by Reorganized Winn Dixie of the registration expenses and all expenses (including fees of counsel and advisors) of Reorganized Winn Dixie and the reasonable fees of counsel of such “affiliated” shareholder in connection therewith (but subject to a reasonable cap); and (vii) indemnification and contribution by the “affiliated” shareholder of and to Reorganized Winn Dixie for all information concerning such “affiliated” shareholder and the plan of distribution provided by such “affiliated” shareholder contained in such registration statement, prospectus and any amendments or supplements thereto; and indemnification and contribution by Reorganized Winn Dixie of and to the “affiliated” shareholder for all other information contained in such registration statement, prospectus and any amendments or supplements thereto.

The New Common Stock may also be subject to certain transfer restrictions, as discussed in more detail in Article VIII.C.

J. Post-Consummation Corporate Structure, Management and Operation

1. Continued Corporate Existence

The Plan provides that the Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to the New Winn-Dixie Charter and New Winn-Dixie By-Laws in the case of Reorganized Winn-Dixie, and pursuant to the respective certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, of the Subsidiary Debtors in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, are amended pursuant to the Plan.

2. Post-Consummation Governance Documents

The New Winn-Dixie Charter and the New Winn-Dixie By-laws will be substantially in the forms of such documents included in the Plan Supplement. The charter and by-laws of each Reorganized Subsidiary Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

3. Winn-Dixie Annual Meeting of Stockholders

Reorganized Winn-Dixie will hold its first annual meeting of stockholders following the conclusion of the 2007 fiscal year, and no annual meeting will be held prior thereto.

4. Cancellation of Old Securities and Agreements; Release of Indenture Trustee

On the Effective Date, except as otherwise provided for in the Plan, (a) the Old Securities, including, without limitation, the Winn-Dixie Notes, the Winn-Dixie Interests, and any other note, bond, or indenture evidencing or creating any public indebtedness or obligation of any Debtor will be deemed extinguished, cancelled and of no further force or effect, and (b) the obligations of the Debtors (and Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor with respect to the Old Securities will be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Winn-Dixie Notes and the Indenture will continue in effect solely for the purposes of (a) allowing the holders of the Winn-Dixie Notes to receive the distributions provided for Noteholder Claims under the Plan, (b) allowing the Disbursing Agent or the Indenture Trustee, as the case may be, to make distributions on account of the Noteholder Claims, and (c) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses to the extent not paid pursuant to Section 12.4 of the Plan, including, without limitation, the Indenture Trustee Charging Lien and any indemnification rights provided by the Indenture.

Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order, and/or under the terms of the Indenture, the Indenture Trustee and its agents will be relieved of, and released from, all obligations associated with the Winn-Dixie Notes arising under the Indenture or under other applicable agreements or law and the Indenture will be deemed to be discharged.

5. Officers and Directors of Reorganized Debtors

The Plan provides that the existing senior officers of Winn-Dixie will serve initially in the same capacities after the Effective Date for Reorganized Winn-Dixie unless and until replaced or removed in accordance with the New Winn-Dixie Charter and New Winn-Dixie By-laws. Furthermore, the existing senior officers of the Subsidiary Debtors will continue to serve in their respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, until replaced or removed in accordance with the charters and by-laws of such entities.

Under the Plan, on the Effective Date, each member of the existing board of directors of Winn-Dixie other than the Debtors’ Chief Executive Officer will be deemed to have resigned. The initial New Board will be comprised of nine (9) directors, which will include the Debtors’ Chief Executive Officer, one (1) individual who will be reasonably acceptable to the Creditors Committee, and seven (7) individuals selected by the Creditors Committee (or if the Creditors Committee fails to timely select, by the Debtors) from the slate of qualified candidates identified by a national search firm. The initial directors will serve from the Effective Date until their successors are duly elected or qualified or until earlier removed or replaced in accordance with the New Winn-Dixie Charter or the New Winn-Dixie By-laws. The designation of the nine (9) directors will be disclosed in a filing made with the Bankruptcy Court no later than ten (10) days prior to the Confirmation Hearing.

The existing directors and senior officers of the Subsidiary Debtors will continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, unless and until replaced or removed in accordance with the certificate or articles of incorporation, memorandum of association, articles of association, and by-laws of such entities.

6. New Equity Incentive Plan; Further Participation in Incentive Plans

The Plan provides that on or as soon as reasonably practicable after Effective Date, but in no event later than three (3) months after the Effective Date, the New Board will establish and implement the New Equity Incentive Plan, providing grants to participating members of management and employees of primary shares of New Common Stock and/or options for additional shares of New Common Stock. Ten percent (10%) of the total issued and outstanding shares of New Common Stock (as of the initial Distribution Date applicable to Unsecured Claims, including shares issued to the Common Stock Reserve) will be reserved for initial grants (or any subsequent grants approved by the New Board) under the New Equity Incentive Plan, with each grant having an exercise price set at the stock price as of the date of the grant. The members of management and the employees entitled to participate in the New Equity Incentive Plan, and the awards for each, will be determined by the New Board. The form of New Equity Incentive Plan will be included in the Plan Supplement.

Except as provided in Section 7.7(b) of the Plan, any pre-existing understandings, either oral or written, between the Debtors and any director, officer, or employee as to entitlement to participate in any pre-existing equity or other incentive plan of any kind will be null and void as of the Effective Date and will not be binding on Reorganized Winn-Dixie with respect to the New Equity Incentive Plan or any other incentive plan implemented after the Effective Date. All decisions as to entitlement to participate after the Effective Date in any new incentive plan will be within the sole and absolute discretion of the New Board.

7. Funding of Reorganized Debtors

The Plan contemplates that the Reorganized Debtors will obtain an exit facility, in the form of revolving credit, and/or letters of credit as determined necessary, in order to obtain the funds necessary to repay the DIP

Facility Claim, make other required payments under the Plan, and conduct their post-reorganization operations. The Plan provides that the terms of the Exit Facility will be agreed to by the Debtors in consultation with the Creditors Committee, which terms will be substantially in accordance with the Commitment Letter included in the Plan Supplement. The Exit Facility is expected to be secured by substantially all the assets of the Reorganized Debtors, and to have the terms described in the Commitment Letter which will be included in the Plan Supplement that the Debtors will file ten (10) days before the Confirmation Hearing.

The Confirmation Order will (i) approve the Exit Facility substantially in accordance with the Commitment Letter and (ii) authorize the Debtors to execute such other documents as the Exit Facility lenders or participants may reasonably require.

On the Effective Date, the Exit Facility, together with new promissory notes and guarantees evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, mortgages, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, will become effective. All obligations under the Exit Facility and related documents will be repaid as set forth in the Exit Facility and related documents.

8. Exemption from Certain Transfer Taxes

Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments, or documents; (b) the creation of any other lien, mortgage, deed of trust, or other security interest; or (c) the making or assignment of any lease or sublease, or the making, delivery, filing, or recording of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with the Plan, will not be taxed under any law imposing a stamp tax, documentary tax, real estate transfer tax, sales or use tax, intangible tax, recording or filing fee, privilege tax, or other similar tax or fee. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the New Winn-Dixie Charter, the New Winn-Dixie By-laws, the Exit Facility (and the providing of security therefor), the transfer of owned and leased real property interests to Winn-Dixie Real Estate as provided for in Section 6.12(d) of the Plan (including, without limitation, the conveyance of real property from The Dixon Realty Trust 1999-1 to Winn-Dixie Real Estate the assignment to and pledge of real property leases by Winn-Dixie Real Estate), and the maintenance or creation of security therein as contemplated by the Exit Facility.

9. Corporate Action

On the Effective Date, the adoption and filing of the New Winn-Dixie Charter and New Winn-Dixie By-laws, the appointment of directors and officers of Reorganized Winn-Dixie, and all actions contemplated by the Plan will be authorized and approved in all respects pursuant to the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers or directors of the Reorganized Debtors will be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations, or consents, except for express consents required under the Plan.

K. Releases, Discharge, Injunctions, Exculpation and Indemnification

1. Releases by Debtors in Favor of Third Parties

The Plan provides for certain releases to be granted by the Debtors in favor of any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries; the present or former directors, officers, and employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries; any Professionals of the Debtors; Wachovia and its advisors; and the Creditors Committee, its members, and its and their advisors, respectively (but not its members in their individual capacities).

Specifically, as of the Effective Date, for good and valuable consideration, the Debtors, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors’ estate, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code, will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever in connection with or related to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (i) any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries, (ii) any of the present or former directors, officers, or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries, (iii) any Professionals of the Debtors, (iv) Wachovia and its advisors, and (v) the Creditors Committee, its members, and its and their advisors, respectively (but not its members in their individual capacities); provided, however, that such release will not be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete, or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

The releases being provided by the Debtors relate to claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities held by the Debtors or that may be asserted on behalf of the Debtors (the “Debtor Claims”). The Debtor Claims are part of the Debtors’ estates created pursuant to Section 541 of the Bankruptcy Code and, absent extraordinary circumstances, the Debtors have the exclusive authority to pursue or settle such claims. See, e.g., Griffin v. Bonapfel (In re All American of Ashburn, Inc.), 805 F.2d 1515, 1518 (11th Cir. 1986) (holding that shareholder derivative suit was property of bankruptcy estate and that shareholders had properly been enjoined from pursuing suit); Skolnick v. Atlantic Gulf Communities Corp. (In re General Dev’t Corp.), 179 B.R. 335, 339 (S.D. Fla. 1995) (“The derivative claims became a part of the bankruptcy estate, and GDC, as debtor in possession, became vested with exclusive authority to pursue them.”); Mitchell v. Mitchell, 734 F.2d 129, 131 (2d Cir. 1984) (holding that derivative actions are property of the bankruptcy estate and enforceable by the trustee). The releases of the Debtor Claims are in the best interests of the Debtors’ estates and arise from an appropriate exercise of the Debtors’ authority under Section 1123(b)(3) to include in the Plan “the settlement or adjustment of any claim or interest belonging to the debtor or to the estate.” 11 U.S.C. § 1123(b)(3). See also In re Pacific Gas & Elec. Co., 304 B.R. 395, 404, 416-418 (Bankr. N.D. Cal. 2004) (court approved release and settlement of debtor’s claims pursuant to Section 1123(b)(3)); In re Best Products Co., Inc., 168 B.R. 35, 61, 63-64 (Bankr. S.D.N.Y. 1994) (same); In re General Homes Corp., FGMC, Inc., 134 B.R. 853, 861 (Bankr. S.D. Tex. 1991) (“To the extent that the language contained in the plan purports to release any causes of action against the Bank Group which the Debtor could assert, such provision is authorized by § 1123(b)(3)(A), subject to compliance with provisions of the code requiring that the plan be proposed in good faith.”).

The Debtors do not believe that there are any valid Debtor Claims against any of their present or former directors, officers, and employees, against any of their subsidiaries, any of their Professionals, or against Wachovia and its advisors, or the Creditors Committee and its advisors. As noted in Article V.F.13, a report disclosing the conclusions of the Committee Investigation with respect to the Investigation Topics, which is available on the Bankruptcy Court’s docket, concludes that there were likely no viable causes of action available to the Debtors’ estates against any current or former officers or directors of the Company that had a reasonable probability of success in producing a benefit for the Debtors’ estates. Moreover, any action brought to enforce a potential Debtor Claim would involve significant costs to the Debtors, including legal expenses and the distraction of the Debtors’ key personnel from the demands of the Debtors’ ongoing businesses. In light of these considerations, and given the contributions made by the recipients of the releases to the Debtors’ businesses and reorganization efforts, the releases of the Debtor Claims are appropriate and in the best interests of the Debtors’ estates.

2. Releases by Creditors of Claims Against Third Parties

In furtherance of the release provisions of the Plan, as of the Effective Date, for good and valuable consideration, each holder of a Claim that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against the present or former directors, officers, or employees of any of the Debtors (collectively, the “Releasees”), in connection with or related to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the conduct of the Debtors’ business, the Chapter 11 Case, or the Plan.

The Plan provides that each of the Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever arising on or prior to the Effective Date in any way relating to the Debtors the conduct of the Debtors’ business, the Reorganized Debtors, the Chapter 11 Case, or the Plan, that such Releasees may hold in their individual capacities against each holder of a Claim that affirmatively votes in favor of the Plan.

The mutual releases by and among the claim holders voting in favor of the Plan and the Releasees are appropriate consensual releases supported by mutual consideration. The releases will only be binding with respect to claim holders who affirmatively vote in favor of the Plan. The consideration provided to claim holders for such releases consists of (a) the services and contributions of the Releasees to the Debtors’ businesses and reorganization and (b) the releases granted by the Releases. The consideration granted to the Releasees consists of the releases granted by claim holders voting in favor of the Plan. Where, as here, releases by and among non-Debtor parties are consensual, such releases are appropriate and should be approved by the Bankruptcy Court. See, e.g., Deutsche Bank, A.G. v. Metromedia Fiber Network, Inc. (In re Metromedia Fiber Network, Inc.), 416 F.3d 136, 142 (2d Cir. 2005) (indicating that consensual non-debtor releases are permissible); In re Specialty Equip. Co., Inc., 3 F.3d 1043 (7th Cir. 1993) (indicating that releases that were effective only against creditors who affirmatively voted in favor of plan were permissible ); In re After Six, Inc., 1994 WL 45471, at *1 (Bankr. .E.D. Pa. Feb. 9, 1994) (same).

3. Discharge and Discharge Injunction

Confirmation of the Plan effects a discharge of all Claims against the Debtors. As set forth in the Plan, except as otherwise provided therein or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property will have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, will (a) be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (iv) the holder of a Claim based upon such debt accepted the Plan, and (b) terminate all Winn-Dixie Interests.

Under the Plan, as of the Effective Date, except as provided in the Plan or the Confirmation Order or under the terms of the documents evidencing and orders approving the DIP Facility and/or the Exit Facility, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Winn-Dixie Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

In furtherance of the discharge of Claims and the termination of Interests, the Plan provides that, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (e) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

The Plan further provides that as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, or an Interest that is terminated, pursuant to Section 12.11, 12.12, or 12.13 of the Plan, are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities, or such terminated Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Moreover, the Plan provides that without limiting the effect of the provisions of Section 12.14 of the Plan upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 12.14 of the Plan.

The Plan further provides that nothing in Section 12.14 of the Plan will impair (i) the rights of any holder of a Disputed Claim to establish its Claim in response to an objection filed by the Debtors or the Reorganized Debtors, (ii) the rights of any defendant in an avoidance action filed by the Reorganized Debtors to assert defenses in such action, or (iii) the rights of any party to an executory contract or unexpired lease that has been assumed by the Debtors pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.

4. Exculpation Relating to Chapter 11 Case

The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that none of the Debtors, the Reorganized Debtors, their respective subsidiaries, Wachovia, or the Creditors Committee (as to itself or any of its members), or any of their respective present or former members, officers, directors, employees, advisors, Professionals, or agents, will have or incur any liability to any holder of a Claim or an Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct. The foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law.

Moreover, the Plan provides that no holder of a Claim or an Interest, no other party-in-interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns will have any right of action against any of the Debtors, any of the Reorganized Debtors, any of the Debtors’ or Reorganized Debtors’ subsidiaries, Wachovia, or the Creditors Committee, or of their respective present or former members, officers, directors, employees, advisors, Professionals, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct.

The exculpations contained in the Plan are appropriate and are standard in large Chapter 11 cases such as the Debtors’ Chapter 11 Case. The exculpations are appropriately limited in scope, applying only to acts and omissions occurring after the Petition Date and in connection with the Chapter 11 Case or the Plan and conferring only a qualified immunity by excluding acts or omissions which are the result of fraud, gross negligence or willful misconduct. Moreover, these exculpations have, in the Debtors’ view, been earned. The beneficiaries of the exculpations have made significant contributions to the Debtors’ reorganization, which contributions have allowed for the formulation of the Plan which resolves many complicated issues between and among the Debtors and other interested parties (including the substantive consolidation dispute) and which, in the Debtors’ view, provides for the best possible recoveries for Claims against the Debtors. In the Debtors’ view, the beneficiaries of the exculpations would not have contributed as they did without the prospect of the limited immunity reflected in the exculpations. The Debtors are also unaware of any valid causes of action against any of the beneficiaries of the exculpations. In view of the foregoing, the exculpations are appropriate and in the best interests of the Debtors’ estates.

The U.S. Trustee has indicated to the Debtors that it intends to object to confirmation of the Plan on the grounds that the exculpations contained in the Plan should only serve to limit claims by creditors who affirmatively vote to accept the Plan. The Debtors and the Creditors Committee do not believe that the imposition of such a limitation is supported by practice or the weight of applicable case law. Accordingly, the Debtors would oppose any such objection. Nevertheless, if the U.S. Trustee raises such an objection, and the Bankruptcy Court sustains it, the exculpations contained in the Plan would only apply to those creditors who voted to accept the Plan. Regardless, the proposed recipients of the exculpations would retain any and all rights to qualified immunity granted to such parties under applicable law.

5. Post-Effective Date Indemnifications

The Plan provides that upon the Effective Date, the charters and by-laws of Reorganized Winn-Dixie and each Reorganized Subsidiary Debtor will contain provisions which (a) eliminate the personal liability of the Debtors’and the Reorganized Debtors’ then present, and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (b) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and Reorganized Debtors’ directors, officers, and other key employees (as such key employees are identified by the Chief Executive Officer of the Reorganized Debtors and ratified by the New Board) serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

It is the intention of the Debtors and the Creditors Committee that as of the Effective Date, the Reorganized Debtors will provide the directors and officers of the Reorganized Debtors with director and officer insurance with coverage of up to $200 million at an initial annual cost of approximately $3 million. Additionally, the Debtors or the Reorganized Debtors, as the case may be, will purchase and maintain continuing director and officer insurance coverage, in the amount of $200 million at an approximate total cost of $10 million for a tail period of six (6) years, for those directors and officers who were covered by director and officer insurance during the pendency of the Chapter 11 Case, providing protection against claims based upon any act or omission related to their service with, for, or on behalf of the Debtors prior to the Effective Date. Such policy will be fully paid and noncancellable.

The proposed $200 million in insurance coverage represents a significant, voluntary reduction from the insurance coverage that currently exists, and is the same amount of coverage that will be provided to the incoming directors of the reorganized Debtors. The Debtors have been advised that the purchase of tail coverage is customary and normal in chapter 11 cases for public companies. The Creditors Committee has not agreed to the Debtors’ purchase of tail insurance coverage or that such levels are “normal or customary” under the circumstances of these cases. Accordingly, the Creditors Committee has informed the Debtors that it reserves all of its rights with respect to this issue, including, without limitation, objecting to the provision of such tail insurance in any amount at the Confirmation Hearing and seeking an order from the Bankruptcy Court severing such provision from the Plan. Should the Creditors Committee seek such relief, the Debtors would oppose it at the Confirmation Hearing and would seek approval of the Plan as filed, including as to this provision.

On or as of the Effective Date, each Reorganized Debtor will enter into separate written agreements providing for the indemnification of each Person who is a director, officer, or key employee (as such key employees are identified by the Chief Executive Officer and the New Board) of such Reorganized Debtor as of the Effective Date to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

L. Preservation of Rights of Action; Resulting Claim Treatment

Under the Plan, Litigation Rights consist of claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person (except to the extent such claims are expressly released under the Plan). The Plan provides that except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor will retain all of the respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights. Each Debtor or Reorganized Debtor or their respective successor(s) may pursue such retained Litigation Rights, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights in accordance with applicable law and consistent with the terms of the Plan.

If, as a result of the pursuit of any Litigation Rights, a Claim would arise from a recovery pursuant to Section 550 of the Bankruptcy Code after distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article IV of the Plan, the Reorganized Debtors will be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim, thereby effectively treating the Claim through the reduction.

Litigation Rights include potential avoidance or other bankruptcy causes of action. Such causes of action may exist as a result of “preferential” payments or other transfers made by the Debtors on account of antecedent debts within 90 days of the Petition Date, or one year in the case of insiders. The deadline for commencing preference actions is two years after the Petition Date (or February 21, 2007). A decision with respect to whether to pursue such transfers will be made by the New Board prior to the expiration of that deadline. All creditors and other parties who received potentially preferential payments are advised that such payments are subject to possible avoidance in proceedings to be commenced by the Reorganized Debtors. The Debtors do not anticipate that the pursuit of preference or other avoidance actions will yield recoveries that will materially impact or enhance shareholder value. In fact, the New Board may decide that the interests of the Reorganized Debtors, including the value of the New Common Stock, would not be served by pursuing any such actions, as doing so could impair valuable relationships with continuing vendors and suppliers.

In addition, Litigation Rights include non-bankruptcy claims, rights of action, suits, or proceedings that arise in the ordinary course of the Debtors’ businesses. The Debtors currently hold certain claims or rights of action against a number of parties. For example, currently pending are (i) approximately seven suits in which the Debtors are contesting proposed compensation in the context of a taking by a state (or governmental authority) pursuant to such state’s eminent domain power, (ii) approximately six class action lawsuits in which the Debtors are members of a class pursuing antitrust violations against the named defendant(s), (iii) approximately 13 actions to enforce various provisions of real property leases, (iv) several breach of contract actions that the Debtors are pursuing against various parties, (v) a coverage action against one of the Company’s insurers and a related errors and omission action against one of the Company’s insurance agents, and (vi) over 40 bankruptcy cases in which the Debtors have asserted proofs of claim for amounts owed to the Debtors. The Debtors or Reorganized Debtors intend to continue to prosecute all of these and their other pending actions, unless settled on terms acceptable to them. The Debtors also have claims against certain parties that may ripen into litigation. A number of parties are past due in their payment obligations to the Debtors. Certain of the past due amounts relate to pending setoffs or executory contract and unexpired lease disposition issues, which may be resolved prior to the Effective Date.

The Debtors and the Reorganized Debtors reserve the right to pursue, settle, or otherwise not pursue any pending or potential claims, rights of action, suits, or proceedings against any of the parties described herein. Neither the listing nor the failure to list any party herein will prejudice the Debtors’ or Reorganized Debtors’ rights to pursue any claims, rights of action, suits, or proceedings that have arisen or may arise in the future in the ordinary course of the Debtors’ or Reorganized Debtors’ businesses.

M. Reconstitution of Creditors Committee; Service of Post-Effective Date Committee

The Plan provides that on and as of the Effective Date, the Creditors Committee will be reconstituted as the Post-Effective Date Committee. The members of the Creditors Committee who are not members of the Post-Effective Date Committee will be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Case. The attorneys representing the Creditors Committee will continue to serve as the attorneys for the Post-Effective Date Committee, subject to the right of the Post-Effective Date Committee to retain replacement attorneys (provided that such replacement attorneys are reasonably acceptable to the Reorganized Debtors). The services of other professionals retained by the Creditors Committee will terminate on the Effective Date.

The Plan further provides that in the event of the death or resignation of any member of the Post-Effective Date Committee after the Effective Date, a majority of the remaining members of the Post-Effective Date Committee will have the right to designate a successor from among the holders of Noteholder Claims, Landlord Claims, Vendor/Supplier Claims, and Other Unsecured Claims. Until a vacancy on the Post-Effective Date Committee is filled, the Post-Effective Date Committee will function in its reduced number.

The Reorganized Debtors will consult with the Post-Effective Date Committee on a regular basis concerning the Reorganized Debtors’ investigation, prosecution, and proposed settlement of Landlord Claims, Vendor/Supplier Claims, and Other Unsecured Claims, and will provide written reports to the Post-Effective Date Committee on a monthly basis regarding the status of the Claims resolution process. The Plan Supplement will contain protocols for the settlement of Claims by the Reorganized Debtors and the involvement of the Post-Effective Date Committee in such settlements.

The duties of the Post-Effective Date Committee will also include services related to any final applications filed pursuant to Section 12.2 of the Plan, and the Post-Effective Date Committee will have the right to be heard on all issues relating to such final fee applications.

The Reorganized Debtors will reimburse the reasonable and necessary out-of-pocket costs of the members of the Post-Effective Date Committee and pay the reasonable and necessary fees and expenses of the attorneys employed by the Post-Effective Date Committee in connection with its duties and responsibilities as set forth in this Plan. The payments will be due within ten (10) Business Days after submission by the Post-Effective Date Committee of detailed invoices to the Reorganized Debtors. If the Reorganized Debtors dispute the reasonableness or necessity of any invoiced fee or expense, the Reorganized Debtors, the Post-Effective Date Committee, or the affected attorneys or members may submit such dispute to the Bankruptcy Court for a determination of the reasonableness or necessity of the fee or expense at issue, and the disputed portion of such invoice will not be paid until the dispute is resolved. The undisputed portion of such invoice will be paid as provided herein.

The Post-Effective Date Committee will be dissolved and the members thereof will be released and discharged of and from further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Chapter 11 Case on the later of (i) the date on which final distributions are made to holders of Allowed Unsecured Claims under Section 9.3(b) of the Plan and (ii) the date on which all services related to final fee applications are completed; provided, however, that the Bankruptcy Court may authorize, upon motion of the Post-Effective Date Committee, an earlier dissolution of the Post-Effective Date Committee and release and discharge of its members. The employment of the Post-Effective Date Committee’s attorneys will terminate upon such dissolution.

N. Retention of Jurisdiction

The Plan provides that under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

•	hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103, or 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

•	hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

•	effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

•	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to the Chapter 11 Case or the Litigation Rights;

•	enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, this Disclosure Statement, or the Confirmation Order;

•	hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan; provided, however, that any dispute arising under or in connection with the Exit Facility will be dealt with in accordance with the provisions of the governing documents;

•	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

•	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•	hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, this Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, this Disclosure Statement, or the Confirmation Order;

•	enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case (whether or not the Chapter 11 Case has been closed);

•	except as otherwise limited, recover all assets of the Debtors and property of the Estates, wherever located;

•	hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

•	hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

•	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

•	enter a final decree closing the Chapter 11 Case.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan, the provisions of Article XI of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

O. Amendment, Alteration and Revocation of Plan

The Debtors may alter, amend, or modify the Plan or any exhibits to the Plan under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtors will provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim of such holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of any such holder, the Debtors will bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim of such holder.

After the Confirmation Date and prior to substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of the Plan, the Debtors or Reorganized Debtors, as the case may be, may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims under the Plan; provided, however, that, to the extent required, prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim of such holder. In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of any such holder, the Debtors or Reorganized Debtors, as the case may be, will bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim of such holder.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (in consultation with the Creditors Committee), will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (i) the Plan will be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain for any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any Litigation Rights or other claims by or against any Debtor, the Creditors Committee, or any other Person, (b) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (c) constitute an admission of any sort by any Debtor or any other Person.

P. Plan Implementing Documents

The documents necessary to implement the Plan include the following:

•	the New Winn-Dixie Charter;

•	the New Winn-Dixie By-laws;

•	the documents evidencing the Exit Facility to be obtained by the Reorganized Debtors;

•	the Registration Rights Agreement; and

•	The New Equity Incentive Plan.

The proposed forms for the New Winn-Dixie Charter, the New Winn-Dixie By-laws, the Registration Rights Agreement, the New Equity Incentive Plan and the Commitment Letter with respect to the Exit Facility (as to the form and substance of each of which the Debtors will have consulted the Creditors Committee) will each be included in the Plan Supplement. The Plan Supplement will be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section 12.19 of the Plan. The Debtors reserve the right to file a modified or replacement commitment letter, if necessary, three days before the Confirmation Hearing.

Q. Confirmation and/or Consummation

Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

1. Requirements for Confirmation of the Plan

Before the Plan can be confirmed, the Bankruptcy Court must determine at the hearing on confirmation of the Plan (the “Confirmation Hearing”) that, among others, the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

•	The Debtors have disclosed (a) the identity and affiliations of (i) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (ii) any affiliate of the Debtors participating in a joint plan with the Debtors, or (iii) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest holders and with public policy), and (b) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

•	With respect to each Class of Claims or Interests, each Impaired Claim and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such holder, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Article X.D hereto.

•	The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Article VI.D.1 hereto.

•	If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Article X.A hereto.

•	The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

2. Conditions to Confirmation Date and Effective Date

The Plan specifies conditions precedent to the Confirmation Date and the Effective Date.

Under the Plan, the conditions precedent to the occurrence of the Confirmation Date, which is the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order, are that: (a) an order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code will have been entered and (b) the proposed Confirmation Order will be in form and substance reasonably satisfactory to the Debtors, Wachovia as the administrative agent under the DIP Facility (but only as to issues affecting the DIP Facility), the lender or the agent for the lenders under the Exit Facility, and the Creditors Committee.

The Plan further provides that the conditions that must be satisfied on or prior to the Effective Date, which is the Business Day upon which all conditions to the consummation of the Plan have been satisfied or waived, and is the date on which the Plan becomes effective, are that: (a) the Confirmation Order will have been entered in form and substance reasonably satisfactory to the Debtors, Wachovia as the administrative agent under the DIP Facility (but only as to issues affecting the DIP Facility), the lender or the agent for the lenders under the Exit Facility, and the Creditors Committee, and will, among other things: (i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan; (ii) approve the Exit Facility; (iii) authorize the issuance of the New Common Stock; and (iv) provide that notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; (b) the Confirmation Order will not then be stayed, vacated, or reversed; (c) the documents evidencing the Exit Facility will be in form and substance reasonably acceptable to the Debtors, the Creditors Committee, and the lender or the agent for the lenders under the Exit Facility, and, to the extent any of such documents contemplates execution by one or more persons, any such document will have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived; (d) the New Winn-Dixie Charter and the New Winn-Dixie By-laws, in form and substance reasonably acceptable to the Debtors and the Creditors Committee, will have been adopted; (e) the Registration Rights Agreement, in form and substance reasonably acceptable to the Debtors and the Creditors Committee, will be finalized for execution; (f) all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan will have been obtained; and (g) all material actions, documents, and agreements necessary to implement the Plan will have been effected or executed.

The Plan provides that each of the aforementioned conditions that must be satisfied on or prior to the Effective Date, set forth in Section 10.2 of the Plan, with the express exception of the conditions contained in Section 10.2(a)(i), (a)(ii), (a)(iii), and (b), may be waived in whole or in part by the Debtors without any notice to parties-in-interest or the Bankruptcy Court and without a hearing; provided, however, that such waiver will not be effective without the consent of Wachovia as the administrative agent under the DIP Facility (but only as to issues affecting the DIP Facility), the lender or the agent for the lenders under the Exit Facility, and the Creditors Committee, as the case may be, which consent will not be unreasonably withheld.

3. Anticipated Effective Date

The length of time between a confirmation date and an effective date varies from case to case and depends upon how long it takes to satisfy each of the conditions precedent to the occurrence of the effective date specified in the particular plan of reorganization. Under the Debtors’ Plan, of the conditions precedent set forth above, the time necessary to satisfy the conditions relating to the Exit Facility is most likely to dictate the Debtors’ Effective Date.

VII. CERTAIN RISK FACTORS TO BE CONSIDERED

The holders of Claims in Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks associated with the Plan and its implementation.

A. General Considerations

The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Nevertheless, reorganization of the Debtors’ businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors’ customers, suppliers, employees, communities, and other stakeholders.

B. Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cramdown” are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Article X.A hereto, and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Article X.C hereto. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Article X.D for a liquidation analysis of the Debtors.

If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders.

The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors’ operating results, as the Debtors’ ability to obtain financing to fund their operations and their relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C. Claims Estimations

The Debtors reserve the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan. There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein. With respect to Classes of Unsecured Claims, the value of the New Common Stock received by holders of such Claims will be diluted by additional share issuances.

D. Conditions Precedent to Consummation; Timing

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

E. Inherent Uncertainty of Financial Projections

The Projections set forth in the attached Appendix B cover the operations of the Reorganized Debtors through fiscal year 2011. These Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtors’ retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtors’ independent public accountants. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

F. Certain Risk Factors Relating to Securities to be Issued Under the Plan

1. No Current Public Market for Securities

Although the Debtors will use commercially reasonable efforts to list the New Common Stock on a national securities exchange, the New Common Stock to be issued pursuant to the Plan are securities for which there is currently no market, and there can be no assurance as to the development or liquidity of any market for the New Common Stock. If a trading market does not develop or is not maintained, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Winn-Dixie.

Furthermore, Persons to whom the New Common Stock is issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for such securities may be volatile. Other factors, such as the current intention of Reorganized Winn-Dixie not to pay dividends for the foreseeable future, may further depress any market for the New Common Stock.

2. Potential Dilution

The ownership percentage represented by New Common Stock distributed on the Effective Date under the Plan will be subject to dilution in the event that (a) New Common Stock is issued pursuant to the New Equity Incentive Plan, including issuances upon the exercise of options and (b) any other shares of New Common Stock are issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by Reorganized Winn-Dixie could adversely affect the market price of the New Common Stock. Sales by existing holders of a large number of shares of the New Common Stock in the public market, or the perception that additional sales could occur, could cause the market price of the New Common Stock to decline.

3. Dividends

The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which Reorganized Winn-Dixie will be a party, including the Exit Facility, may limit the ability of Reorganized Winn-Dixie to pay dividends.

4. Change of Control

The New Winn-Dixie Charter and New Winn-Dixie By-laws may contain, and the Florida General Corporation Law contains, provisions that may have the effect of delaying, deterring, or preventing a change in control of Reorganized Winn-Dixie.

G. Operational Risk Factors

The Debtors face a number of risks with respect to their continuing business operations, including but not limited to the following: (i) their ability to improve profitability and generate positive operating cash flow; (ii) their ability to sustain recent sales increases; (iii) their ability to increase capital expenditures in the future to invest in their store base and other capital projects; (iv) their response to the entry of new competitors into their markets, including traditional grocery stores as well as other non-traditional grocery retailers such as mass merchandisers, super-centers, warehouse club stores, dollar-discount stores, drug stores, and conventional department stores; (v) their ability to upgrade their information systems and successfully implement new technology and business processes; (vi) their ability to implement improved customer service programs, particularly to enhance product offerings and assortment and customer service in their stores; (vii) their ability to implement effective pricing and promotional programs; (viii) their ability to successfully implement effective business continuity and IT recovery planning; (ix) their ability to reserve appropriately for self-insurance liabilities due to the variability of such factors as claims experience, medical inflation, legislative changes, jury verdicts, and the effects of the Chapter 11 filings; (x) their ability to maintain appropriate sanitation and quality standards in their stores and their products; (xi) their ability to resolve certain alleged class action lawsuits successfully; (xii) the success of their Customer Reward Card program in tailoring product offerings to customer preferences; (xiii) changes in federal, state, or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; (xiv) general economic conditions in their operating regions, which may result in changes in consumer spending; (xv) the overall lack of inflation in food prices and narrow profit margins that characterize the retail food industry; (xvi) stability of product costs; (xvii) increases in labor and employee benefit costs, such as health care and pension expenses; and (xviii) changes in accounting standards, taxation requirements and bankruptcy laws.

Additionally, because the Debtors’ operations are concentrated in Florida and in other states along the Gulf of Mexico and the Atlantic Ocean, they face a number of risks related to possible hurricane and windstorm activity in their operating regions. These risks include, but are not limited to, the Debtors’ ability to (1) collect on the Debtors’ insurance coverage for damage which may result, which is subject to, among other things, the solvency of the Debtors’ insurance carriers, their approval of the Debtors’ claims and the timing of claims processing and payment; (2) the Debtors’ ability to fund losses of inventory and other costs in advance of receipt of insurance; and (3) the Debtors’ ability to re-open stores that may close as a result of damage to the store and/or the operating area.

With respect to the continuing impact on their operations from Hurricane Katrina, and to a lesser extent Hurricane Wilma, the Debtors’ risks include: (i) their ability to collect on their insurance coverage for damage resulting from Hurricane Katrina, which is subject to, among other things, the solvency of their insurance carriers, their approval of their claims and the timing of claims processing and payment; (ii) their ability to re-open 10 stores that remain closed and for which they currently have no re-opening timeline — any future plans for these stores are dependent on overall plans for the development of New Orleans and there can be no assurance that these stores will re-open in the future; and (iii) future sales levels in their stores in the New Orleans market, which may be negatively affected in the long term by the timing and effect of efforts by local, regional, and federal authorities to restore infrastructure, such as utilities, transportation, and other public services, and the continued displacement of the population in the affected neighborhoods.

Finally, the Debtors view the leadership of the Chief Executive, Peter Lynch, to be an important factor in the Company’s ability to meet the challenges it faces. Mr. Lynch’s current retention agreement expires on August 31, 2006. Although the Company anticipates that it will either enter into a new employment agreement or retention agreement with Mr. Lynch prior to August 31, 2006, there can be no assurance that this will occur or that the Company will be successful in retaining Mr. Lynch in the future.

H. Competition

Like the Debtors, the Reorganized Debtors will face intense competition, which could harm their financial condition and results of operations. Principal competitors include Albertson’s, Inc., Bruno’s/Food World, The Great Atlantic & Pacific Tea Company, Kash n’ Karry Food Stores, Inc., Publix Supermarkets, Inc., Sav-a-Center, and Wal-Mart, Inc.

The Company must compete based on product quality, variety and price, as well as location, service, convenience, and store condition.

The Reorganized Debtors’ ability to respond to the entry of new competitors into their markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, super-centers, warehouse club stores, dollar-discount stores, drug stores, and conventional department stores, thus represents an additional risk factor.

I. Environmental and Other Regulations

The Company is not aware of any environmental condition at any of its properties that it considers material. However, it is possible that the environmental investigations of its properties might not have revealed all potential environmental liabilities or might have underestimated certain potential environmental issues. It is also possible that future environmental laws and regulations, or new interpretations of existing environmental laws, will impose material environmental liabilities on the Company, or that current environmental conditions of properties that the Company owns or operates will be adversely affected by hazardous substances associated with other nearby properties or the actions of unrelated third parties. The costs to defend any future environmental claims, perform any future environmental remediation, satisfy any environmental liabilities, or respond to changed environmental conditions could have a material adverse effect on the Company’s financial condition and operating results.

J. Leverage

The Debtors believe that they will emerge from Chapter 11 with a reasonable level of debt that can be effectively serviced in accordance with their business plan. Circumstances, however, may arise which might cause the Debtors to conclude that they are overleveraged, which could have significant negative consequences, including:

•	it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their obligations;

•	the Reorganized Debtors may be vulnerable to a downturn in the markets in which they operate or a downturn in the economy in general;

•	the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures, and other general corporate requirements;

•	the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate or entry of new competitors into their markets;

•	the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt, including with respect to implementing effective pricing and promotional programs; and

•	the Reorganized Debtors may be limited in borrowing additional funds.

The covenants in the Exit Facility may also restrict the Reorganized Debtors’ flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.

Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on the Reorganized Debtors’ ability to sustain sales conditions in the markets in which the Reorganized Debtors operate, the economy generally, and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

K. Litigation

The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

L. Adverse Publicity

Adverse publicity or news coverage relating to the Reorganized Debtors, including but not limited to publicity or news coverage in connection with the Chapter 11 Case, may negatively impact the Debtors’ efforts to establish and promote name recognition and a positive image after the Effective Date.

M. Certain Tax Considerations

There are a number of income tax considerations, risks, and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Article IX of this Disclosure Statement regarding certain U.S. federal income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to certain holders of Claims who are entitled to vote to accept or reject the Plan.

VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

The Debtors or Reorganized Debtors, as the case may be, intend to enter into the Registration Rights Agreement (as to the terms of which the Debtors will have consulted with the Creditors Committee) providing any holder which may be deemed an “underwriter”, as discussed below, with deemed registration rights. Except as noted

above, the Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code, and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A. Offer and Sale of New Securities: Bankruptcy Code Exemption

Holders of Allowed Unsecured Claims will receive shares of New Common Stock pursuant to the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in such exchange and “partly” for cash or property. In reliance upon this exemption, the Debtors believe that the offer and sale of the New Common Stock under the Plan will be exempt from registration under the Securities Act and state securities laws.

In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirement or conditions to such availability.

B. Subsequent Transfers of New Securities

Section 1145(b) of the Bankruptcy Code defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

The term “issuer” is defined in Section 2(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities. Mere ownership of securities of a reorganized debtor could result in a person being considered to be a “control person.”

To the extent that persons deemed to be “underwriters” receive New Common Stock pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New Common Stock unless such securities were registered under the Securities Act or an exemption from such registration requirements were available. Entities deemed to be statutory underwriters for purposes of Section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.

Pursuant to the Plan, certificates evidencing shares of New Common Stock received by a holder of 10% of the New Common Stock will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO IT, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock to be issued pursuant to the Plan, or an “affiliate” of Reorganized Winn-Dixie, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any such person would be such an “underwriter” or “affiliate.” PERSONS WHO RECEIVE NEW COMMON STOCK UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER RULE 144 AND THE CIRCUMSTANCES UNDER WHICH SHARES MAY BE SOLD IN RELIANCE UPON SUCH RULE. The Debtors (or Reorganized Debtors, as applicable), however, intend to agree, pursuant to the Registration Rights Agreement, to certain demand registration rights for the benefit of holders that may be deemed “underwriters” or an “affiliate” and otherwise don’t have an available exemption.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW COMMON STOCK OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW COMMON STOCK.

C. Possible Restrictions on Transfer of New Securities

In order to protect certain tax attributes of the Debtors and the Issuer following emergence from bankruptcy, the New Winn-Dixie Charter may contain restrictions on the transfer of the New Common Stock. If so included, the following restrictions will apply, but generally only during the Restriction Period (as defined below):

During the Restriction Period any attempted sale, transfer, exchange, assignment, conveyance, or other disposition for value (“Transfer”) of any New Common Stock to any Person (including a group of Persons making a coordinated acquisition) who owns, or would own after such Transfer, more than 5% of the total value of outstanding New Common Stock (calculated in accordance with the Treasury Regulations under the Internal Revenue Code), will be void ab initio and will not be effective to Transfer any New Common Stock, unless the transferee submits a written notice to the Issuer’s Board of Directors prior to completion of the attempted Transfer and the Board of Directors does not provide written notice to the transferee within a specified period after receiving such notice that the Restriction Period has commenced.

The period during which the transfer restrictions described above (the “Restriction Period”) apply will commence on the earliest date following the Effective Date that the percentage increase (as defined in Section 382 of the Internal Revenue Code) in New Common Stock owned by all 5% shareholders of the Issuer exceeds 35% minus the aggregate percentage stock ownership of 5% shareholders of the Issuer on the Effective Date and will remain in effect until the earlier of (a) two years following the Effective Date, or (b) the date that the Board of Directors of the Issuer determines the transfer restrictions will no longer remain in effect since (1) the consummation of the Plan did not satisfy the requirements of section 382(1)(5) of the Internal Revenue Code, (2) treatment under that section of the Internal Revenue Code is not in the best interest of the Issuer, (3) an ownership change, as defined under the Internal Revenue Code, would not result in a substantial limitation on the ability of the Issuer to use otherwise available net operating loss carryovers and the built-in losses, or (4) no significant value attributable to such tax benefits would be preserved by continuing the transfer restrictions.

In addition, so that the Company can determine if there is a Restriction Period, for two years following the Effective Date, whether or not during the Restriction Period, any Person (including a group of Persons making a coordinated acquisition) who owns, or would own after such Transfer, more than 5% of the total value of outstanding New Common Stock (calculated in accordance with the Treasury Regulations under the Internal Revenue Code) will be required to notify the Issuer of any transfer prior to such transfer.

The Debtors believe (a) based upon a preliminary analysis, that the potential benefit of the Debtors’ tax attributes that may be protected by the adoption of these transfer restrictions could be significant and, thus, will serve to increase the overall value of the Reorganized Debtors, and (b) there are very few, if any, creditors who will, on the Effective Date, hold more than 5% of the outstanding shares of New Common Stock. Accordingly, the Debtors, in consultation with the Creditors Committee, determined that the imposition of these restrictions on transfer may be in the best interests of the Reorganized Debtors, especially in light of the fact that the New Board has the ability to waive the transfer restrictions (and incur the attendant tax implications) if the New Board determines that doing so is in the best interests of the Reorganized Debtors.

The decision on whether to include the foregoing restrictions on transfer will be made by the Debtors, in consultation with the Creditors Committee, prior to filing the Plan Supplement, which will include the form of New Winn-Dixie Charter. Any such restrictions would be included in the New Winn-Dixie Charter. It is a condition precedent to the effectiveness of the Plan that the New Winn-Dixie Charter be in form and substance reasonably acceptable to both the Debtors and the Creditors Committee.

IX. CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain anticipated U.S. federal income tax consequences of the Plan to the Debtors and certain holders of claims that are entitled to vote to accept or reject the Plan (other than holders of AmSouth Bank Collateralized Letter of Credit Claim (Class 7), Thrivent/Lutherans Leasehold Mortgage Claim (Class 8), NCR Purchase Money Security Interest Claim (Class 9) and Secured Tax Claims (Class 10)). This summary is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, that could adversely affect the U.S. federal income tax consequences described below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of a Claim in light of its particular facts and circumstances or to certain types of holders of Claims subject to special treatment under the Tax Code (for example, non-U.S. taxpayers, financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, grantor trusts, persons holding a Claim as part of a “hedging,” “integrated,” or “constructive” sale or straddle transaction, persons holding claims through a partnership or other passthrough entity, persons that have a “functional currency” other than the U.S. dollar, and persons who have acquired an equity interest or a security in a Debtor in connection with the performance of services). Except to the extent discussed in Article IX.B.4 below, this summary does not address the tax considerations applicable to holders who obtained their Claims (or the rights underlying such Claims) in connection with the performance of service. In addition, this summary does not discuss any aspects of state, local, or non-U.S. taxation and does not address the U.S. federal income tax consequences to holders of Claims that are unimpaired under the Plan or holders of Claims that are not entitled to receive or retain any property under the Plan.

A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary view with respect to one or more of the issues discussed below. No ruling will be sought from the IRS with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the debtors with respect thereto.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTORS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A. U.S. Federal Income Tax Consequences to the Debtors

For U.S. federal income tax purposes, Winn-Dixie is the parent of an affiliated group of corporations which includes the Debtors that join in the filing of a consolidated federal income tax return (the “WD Group”).

1. Cancellation of Indebtedness Income

Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any cancellation of indebtedness (“COD”) income recognized during the taxable year. COD income generally equals excess of the adjusted issue price of the indebtedness discharged over the sum of (i) the amount of cash, (ii) the issue price of any new debt, and (iii) the fair market value of any other property transferred by the debtor in satisfaction of such discharged indebtedness (including stock). COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.

The Tax Code permits a debtor in bankruptcy to exclude its COD income from gross income, but requires the debtor to reduce its tax attributes – such as net operating loss (“NOL”) carryforwards, current year NOLs, tax credits, and tax basis in assets (collectively, “Tax Attributes”) – by the amount of the excluded COD income. Treasury regulations address the application of the rules for the reduction of tax attributes to situations where a member of a U.S. consolidated group recognizes excluded COD income. Under the ordering rules of the Treasury regulations, generally, the Tax Attributes of the debtor corporation are reduced first (including its NOLs and the stock basis of its subsidiaries). In this regard, the Treasury regulations adopt a “tier-down” approach such that if the debtor reduces its basis in its stock in a subsidiary, corresponding reductions must be made to the Tax Attributes of that subsidiary. To the extent that the excluded COD exceeds the Tax Attributes of the debtor member, the Treasury regulations require the reduction of certain Tax Attributes (NOLs, but not tax basis in assets) of other members of the consolidated group. To the extent the amount of excluded COD income exceeds the Tax Attributes available for reduction after reduction of certain Tax Attributes of other consolidated group members, the remaining COD income generally, has no adverse federal income tax consequences. The reduction in Tax Attributes generally occurs after the calculation of a debtor’s tax for the year in which the debt is discharged.

Under the Tax Code, a debtor that recognizes excluded COD income may elect to reduce its basis in depreciable assets prior to the reduction of other Tax Attributes, with any excess COD income applied next to reduce NOLs and other Tax Attributes in the prescribed statutory order. In addition, a debtor can elect to treat its stock in a subsidiary as a depreciable asset to the extent that the subsidiary consents to a reduction in the basis of its depreciable assets.

It is likely that the Debtor members of the WD Group will recognize a significant amount of COD income upon the consummation of the Plan. The Debtors will not be required to include COD income in gross income because the indebtedness will be discharged while the Debtors are under the jurisdiction of a court in a Title 11 case. Instead, the Debtors will be required to reduce Tax Attributes by the amount of the COD income recognized in the manner described above. The Debtors have not yet determined whether it would be beneficial to elect to reduce the basis of their depreciable property prior to any reduction of NOLs or other Tax Attributes. The extent to which NOLs and other Tax Attributes remain following Tax Attribute reduction, and the extent of the reduction in the basis of the Debtors’ assets, will depend upon the amount of the COD income.

2. Limitation on NOL Carryforwards and Other Tax Attributes

The WD Group reported consolidated NOL carryforwards of approximately $280 million as of the end of its taxable year ending June 30, 2005. The WD Group anticipates reporting consolidated NOL carryforwards of approximately $557 million from its taxable year ending June 30, 2006. The amount of the WD Group’s consolidated NOL carryovers may be significantly reduced as a result of the reduction of Tax Attributes described above in Article IX.A.1. Additionally, the WD Group’s ability to utilize certain Tax Attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “pre-change losses”) may be subject to limitation pursuant to Section 382 of the Tax Code (“Section 382”) as a result of the change in ownership of the Debtors that will occur upon emergence from bankruptcy, as described below.

(a) General Section 382 Limitation

In general, when a corporation (or a consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the Bankruptcy Exception discussed below, Section 382 limits the corporation’s ability to utilize its pre-change losses to offset future taxable income. Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. The WD Group will undergo an ownership change as a result of the Plan. The WD Group also estimates that it will have a substantial “net unrealized built-in loss” (discussed below), and that under Section 382 its ability to utilize such loss may be limited.

In general, unless the Bankruptcy Exception applies, Section 382 places an annual limitation on a corporation’s use of pre-change losses equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the stock of the common parent) (with certain adjustments) immediately before the ownership change; and (ii) the highest of the adjusted federal “long-term tax-exempt rates” in effect for any month in the three-calendar-month period ending with the month in which the ownership change occurs (currently 4.45% for ownership changes occurring in June, 2006) (the “Annual Limitation”). For a corporation (or consolidated group) in bankruptcy that undergoes a change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

Unless the Bankruptcy Exception applies, for any taxable year ending after an ownership change, the NOLs that can be used in that year to offset taxable income of a corporation cannot exceed the amount of the Annual Limitation. Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the Annual Limitation resulting from the ownership change is zero. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser Annual Limitation with respect to any losses that existed at the time of the first ownership change.

(b) Built-in Gains and Losses

Under certain circumstances, Section 382 of the Tax Code also limits the deductibility of certain built-in losses that are recognized during the five years following the date of an ownership change. In particular, subject to a de minimis exception, if a loss corporation (or loss consolidated group or subgroup) has a net unrealized built-in loss at the time of an ownership change (taking into account its assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and will be subject to the Annual Limitation. Conversely, if the loss corporation (or loss consolidated group or subgroup) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, such that the loss corporation (or loss consolidated group or subgroup) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular Annual Limitation. Under current law, it is unclear whether COD income will be taken into account as an item of built-in income for purposes of determining whether the Debtors have a net unrealized built-in gain or loss. As noted above, the Debtors believe that they will have a substantial net unrealized built-in loss at the time of emergence.

Although the rules applicable to net unrealized built-in losses generally apply to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within five years prior to the ownership change may not be taken into account in the group computation of net unrealized built-in loss. Nevertheless, such corporations would be taken into account in determining whether the consolidated group has a net unrealized built-in gain.

(c) Bankruptcy Exception

Section 382 provides an exception to the Annual Limitation for corporations under the jurisdiction of a court in a Title 11 case (the “Bankruptcy Exception”) if shareholders of the debtor immediately before an ownership change and qualified (so-called “historic”) creditors of a debtor receive, in respect of their claims, stock with at least 50 percent of the vote and value of all the stock of the reorganized debtor (or of a controlling corporation if such corporation is also in bankruptcy) pursuant to a confirmed bankruptcy plan of reorganization. For this purpose, a “historic creditor” is a creditor that (i) has held its indebtedness since the date that is at least eighteen months before the date on which the debtor filed its petition with the Bankruptcy Court; or (ii) whose indebtedness arose in the ordinary course of the business of the debtor and is held by the creditor who at all times was the beneficial owner of such claim. In determining whether the Bankruptcy Exception applies, unless the debtor has actual knowledge to the contrary, certain holders of claims that own directly or indirectly less than 5 percent of the total fair market value of the debtor’s stock immediately after the ownership change are presumed to have held their claims since the origination of such claims. The Bankruptcy Exception applies to a reorganized debtor that satisfies the qualifications therefore unless the debtor files an election for the Bankruptcy Exception not to apply. Moreover, if the Bankruptcy Exception applies, a subsequent ownership change of the debtor within a two-year period after the consummation of the bankruptcy plan of reorganization will cause the Annual Limitation to be zero with respect to the pre-change losses on the date of emergence from bankruptcy that remain on the date of such second ownership change.

If a corporation is eligible for and applies the Bankruptcy Exception, its pre-change losses will not be subject to the Annual Limitation. However, the amount of its pre-change losses that may be carried over to a post-change year must be reduced by the amount of interest payments made during the current taxable year and the three preceding taxable years in respect of indebtedness that was exchanged for stock pursuant to the bankruptcy reorganization.

The WD Group has yet to determine whether it will be eligible for the Bankruptcy Exception or, if so eligible, whether the WD Group would benefit from its application. If the WD Group determines that the Bankruptcy Exception is available and that it would provide significant tax savings as compared to being subject to the Annual Limitation, the WD Group may seek to subject the New Common Stock to certain transfer restrictions in order to minimize the risk of a second ownership change within two years after consummation of the Plan.

3. Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) of 20% is imposed on a corporation’s alternative minimum taxable income if such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular federal income tax purposes by applying NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is no longer subject to the AMT. In addition, if a corporation (or a consolidated group) undergoes an “ownership change” within the meaning of Section 382 of the Tax Code and has a net unrealized built-in loss on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Although not entirely clear, it appears that the application of this provision to the Debtors would be unaffected by whether the Debtors otherwise qualify for the Bankruptcy Exception.

B. U.S. Federal Income Tax Consequences to Claim Holders

The U.S. federal income tax consequences to holders of Allowed Claims arising from the distributions to be made in satisfaction of their claims pursuant to a bankruptcy plan of reorganization may vary, depending upon, among other things: (a) the type of consideration received by the holder of a claim in exchange for the indebtedness it holds; (b) the nature of the indebtedness owed to it; (c) whether the holder has previously claimed a bad debt or worthless security deduction in respect of its claim against the corporation; (d) whether such claim constitutes a security; (e) whether the holder of a claim is a citizen or resident of the United States for tax purposes, or otherwise subject to U.S. federal income tax on a net income basis; (f) whether the holder of a claim reports income on the accrual or cash basis; and (g) whether the holder of a claim receives distributions under the bankruptcy plan in more than one taxable year. For tax purposes, the modification of a claim may represent an exchange of the claim for a new claim, even though no actual transfer takes place. In addition, where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held or is treated as having been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction with respect to the underlying Claim. A holder who purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

1. Accrued but Unpaid Interest

In general, to the extent a holder of a debt instrument receives property in satisfaction of interest accrued during the holding period of such instrument, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, such a holder generally recognizes a deductible loss to the extent that any accrued interest claimed or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full.

The extent to which property received by a holder of a debt instrument will be attributable to accrued but unpaid interest is unclear. Pursuant to the Plan, all distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Allowed Claim, and thereafter to accrued but unpaid interest, if any. Certain legislative history indicates that an allocation of consideration between principal and interest provided in a bankruptcy plan of reorganization is binding for U.S. federal income tax purposes. However, there is no assurance that such allocation will be respected by the IRS for U.S. federal income tax purposes.

Each holder of an Allowed Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of previously included unpaid interest and OID for tax purposes.

2. Holders of Other Secured Claims (Class 11)

A holder of a Class 11 Claim who receives the collateral securing such Claim or who receives Cash with respect to such Claim pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the fair market value of the collateral or the amount of Cash, as the case may be, received in exchange therefor and such holder’s adjusted tax basis in the Claim.

A holder of a Class 11 Claim who receives deferred Cash payments and realizes gain thereon may be eligible to report gain from such Cash payments under the installment method, which generally will result in the recognition of gain as deferred Cash payments are received, unless such holder affirmatively elects out of the installment method. Under the installment method, a portion of the Cash received will be characterized as interest income. Additionally, holders reporting under the installment method may be subject to an interest charge with respect to their deferred tax liability. A holder of a Class 11 Claim who receives deferred Cash payments and recognizes loss thereon likely would recognize loss equal to the difference between such holder’s adjusted tax basis in such Claim and the issue price (in the case of a cash basis taxpayer) or the principal amount (in the case of an accrual basis taxpayer) of the deferred Cash payments. Holders of Class 11 Claims who receive deferred Cash payments should consult their tax advisors regarding the application of the installment method, the determination of the amount of gain or loss to be recognized, and the imputed interest rules.

The consummation of the Plan generally should not be a taxable event for a holder of a Class 11 Claim whose legal, equitable, and contractual rights are Reinstated pursuant to the Plan. This conclusion assumes that any particular Class 11 Claim covenant that is deemed unenforceable pursuant to the Plan would not be considered a “customary accounting or financial covenant” and accordingly, the modification thereof would be considered a “material modification” for U.S. federal income tax purposes, which, although the matter is not free from doubt, the Debtors believe is likely.

3. Holders of Noteholder Claims (Class 12), Landlord Claims (Class 13), Vendor/Supplier Claims (Class 14) and Other Unsecured Claims (Class 16)

Holders of Claims in Class 12, 13, 14, and 16 (except for such holders who elect to reduce their Claims for a discounted Cash payment, but only to the extent such alternative is available, for which the tax consequences are described below in Section IX.B.5 will receive shares of New Common Stock in exchange for their Claims. The U.S. federal income tax consequences to such holders depend, in part, on whether such Claims constitute “securities” of Winn-Dixie for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt instrument constitutes a “security” depends on an overall evaluation of the nature of the debt instrument. One of the most significant factors considered in determining whether a particular debt instrument is a security is its term. In general, debt instruments issued with a maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt instruments with a maturity of ten years or more constitute securities. Other factors that courts have relied on in determining whether an obligation or other instrument constitutes a “security” for tax purposes include: (a) whether the instrument is secured; (b) the degree of subordination of the instrument; (c) the ratio of debt to equity of the issuer; (d) the riskiness of the issuer’s business; and (e) the negotiability of the instrument.

Although uncertain, the Debtors believe that Claims in Class 12 (Noteholder Claims) would constitute “securities” and Claims in Classes 13, 14, and 16 likely would not constitute “securities”. Each holder of Claims in Classes 12, 13, 14, and 16 is urged to consult its tax advisor regarding the status of its Claim, or any portion thereof, as a “security” of Winn-Dixie and the consequences to such holder upon the exchange of such Claim for shares of New Common Stock.

The surrender of Claims that constitute “securities” of Winn-Dixie for New Common Stock should constitute a “recapitalization” for U.S. federal income tax purposes. Accordingly, in general, a holder of such a Claim that exchanges its claim for New Common Stock should not recognize gain or loss upon the receipt of New Common Stock pursuant to the Plan, except to the extent, that the New Common Stock is attributable to accrued but unpaid interest, which would be taxed as such. A holder’s aggregate tax basis in the New Common Stock received should generally be the same as such holder’s tax basis in the Claim surrendered increased by the amount of any income recognized by the holder attributable to the receipt thereof. A holder’s holding period in such New Common Stock should include such holder’s holding period in the Claim surrendered in exchange therefore. Any gain recognized by such a holder upon a subsequent taxable disposition of shares of New Common Stock received in satisfaction of a Claim will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve)

claimed by the holder with respect to the Claim and any ordinary loss deductions incurred upon satisfaction of the Claim, less income (other than interest income), if any, recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a cash basis holder, also any amounts that would have been included in gross income if the holder’s Claim had been satisfied in full but which were not included by reason of the cash method of accounting. In the case of a holder who purchased its Claim from a prior holder at a market discount, the amount of any accrued market discount (but only to the extent not recognized upon the surrender of the Claim for the shares of New Common Stock) should carry over to such holder’s New Common Stock. As a result, any gain recognized by such holder on a subsequent taxable disposition of the New Common Stock would be treated as ordinary income to the extent of any such remaining accrued but unrecognized market discount.

The exchange of Claims that do not constitute “securities” for New Common Stock will be treated as a taxable transaction pursuant to which a holder would generally recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New Common Stock received, except to the extent, if any, that New Common Stock is attributable to accrued but unpaid interest, which would be taxed as such, and (ii) such holder’s adjusted tax basis in its surrendered Claim. However, because additional distributions may be made to holders after the initial distribution, any loss and a portion of any gain realized by such holder may be deferred until such time as such holder has received its final distribution. A holder’s tax basis in any shares of New Common Stock received in satisfaction of a Claim that does not constitute a “security” will equal the fair market value of such New Common Stock. A holder’s holding period for any such shares of New Common Stock generally will begin the day following the applicable Distribution Date.

If a holder of Claims in Class 12, 13, 14, and 16 receives additional shares of New Common Stock subsequent to the initial Distribution Date, the imputed interest provisions of the Tax Code may apply to treat a portion the value attributable to of such additional shares as imputed interest. All holders of Claims in Class 12, 13, 14, and 16 are urged to consult their tax advisors regarding the possible application of the imputed interest provisions of the Tax Code and the possible application (or ability to elect out of) the “installment method” of reporting any gain that may be recognized by such holder in respect of its Claim.

All holders of Claims in Class 12, 13, 14, and 16 are urged to consult their tax advisors regarding the particular consequences to them of receiving, holding and disposing shares of New Common Stock.

4. Retirement Plan Claims (Class 15)

The portion of any shares of New Common Stock or Cash Payments (in the case of holders of Claims in Class 15 who elect to reduce their Claims for a discounted Cash payment, but only to the extent such alternative is available) received by holders of Claims in class 15 that is treated as compensation for the performance of services for U.S. federal income tax purposes will be treated as ordinary income and will be subject to federal income tax withholding and other applicable withholding rules. A holder’s tax basis in any shares of New Common Stock received in satisfaction of its Claim will be such holder’s cost, if any, increased by the amount of income recognized by such holder in connection with the receipt of thereof. All holders are urged to consult their tax advisors regarding the particular consequences to them of receiving, holding and disposing shares of New Common Stock.

The aggregate amount of the holder’s 10% discount on personal household purchases at Winn-Dixie will generally be taxable as compensation (subject to applicable tax withholding) for U.S. federal income tax purposes in the year the discount is used. It is possible that the new deferred compensation rules may apply to such 10% discount. All holders are urged to consult their tax advisors regarding the taxation of the 10% discount.

5. Small Claims (Class 17)

In general, the receipt of Cash payments in respect of Small Claims should be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder of Class 17 Claims (including holders of Claims in Class 12, 13, 14, and 16 that elect to reduce their Claims for a discounted Cash payment, but only to the extent such alternative is available) should recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the Cash Payments received and such holder’s adjusted tax basis in its Claim.

C. Treatment of Common Stock Reserve

Pursuant to Section 9.3 of the Plan, distributions from the Common Stock Reserve will be made to holders of Disputed Unsecured Claims to the extent such Claims subsequently become Allowed Unsecured Claims. The tax consequences to such holders of such distributions should be determined in accordance with the principles discussed above. In addition, distributions from the Common Stock Reserve will be made to holders of previously Allowed Unsecured Claims (whether such Claims were Allowed on or after the Effective Date) as and to the extent that Disputed Unsecured Claims subsequently become disallowed Claims. As a result of such disallowance, holders of Allowed Unsecured Claims will be treated as receiving additional distributions of New Common Stock. The tax consequences to such holders of such additional distributions should be determined under the principles discussed above.

Under section 468B(g) of the Tax Code, amounts earned by an escrow agent, settlement fund or similar fund must be subject to current tax. The IRS recently promulgated regulations under this provision that govern the taxation of so-called “disputed ownership funds”. While the matter is not free from doubt, the Debtors do not believe that the Common Stock Reserve should be characterized as a disputed ownership fund under current law. Each holder of an Unsecured Claim is urged to consult its tax advisor regarding the potential tax treatment of the Common Stock Reserve, distributions therefrom, and any tax consequences to such holder relating thereto.

Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent or the Debtors of a private letter ruling if they request one), (i) the Disbursing Agent will treat the Common Stock Reserve as a discrete trust (which may consist of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the Tax Code (sections 641 et seq.), and (ii) to the extent permitted by applicable law, the Disbursing Agent will report consistently with the foregoing characterization for state and local income tax purposes.

Accordingly, unless definitive guidance is issued by the IRS or a court of competent jurisdiction, the Disbursing Agent will treat the Common Stock Reserve as subject to a separate entity level tax, and therefore any amounts earned by it will be generally subject to such tax. Notwithstanding the foregoing general rule, to the extent that earnings or income are distributed by the Common Stock Reserve during the taxable year earned or accrued (or within the first 65 days of the subsequent taxable year, if and to the extent that a valid election is made pursuant to Section 663(b) of the Tax Code), such earnings or income should not be taxed at the Common Stock Reserve level. In such event, such distributed earnings generally should be includible in the recipient’s gross income.

In view of the foregoing, if and to the extent that dividends are paid on the New Common Stock and a claim becomes an Allowed Claim in a later year, the cash distribution in respect of such dividends will be reduced by any taxes payable thereon. In addition, although as stated above, the Debtors do not believe that the Common Stock Reserve should be subject to tax in respect of any appreciation of the New Common Stock between the day it is transferred to the Common Stock Reserve and the day it is distributed in respect of Allowed Claims, it is possible that the IRS could take a contrary position. If the IRS were successfully to take such a contrary position, the Plan provides that the recipient would be responsible for any such tax.

D. Information Reporting and Backup Withholding

Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest, payments of dividends, if any, on the New Common Stock and the proceeds from the sale or other taxable disposition of the New Common Stock, may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) or (ii) provides a correct taxpayer identification number and otherwise complies with applicable backup withholding provisions. In addition, Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

E. Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

X. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A. Feasibility of the Plan

In connection with confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

The Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtors’ retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtors’ independent public accountants. The Debtors will be required to adopt “fresh start” accounting upon their emergence from Chapter 11. The actual adjustments for “fresh start” accounting that the Debtors may be required to adopt upon emergence, may differ substantially from those “fresh start” adjustments in the Projections. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

The Projections should be read together with the information in Article VII of this Disclosure Statement entitled “Certain Risk Factors to be Considered,” which sets forth important factors that could cause actual results to differ from those in the Projections.

Winn-Dixie is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the SEC relating to its businesses, financial statements, and other matters. Such filings do not and will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements made in this Disclosure Statement and the Projections contained in this Disclosure Statement, and other written or oral statements made by the Debtors or on the Debtors’ behalf, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Debtors’ future performance, as well as management’s expectations, beliefs, plans, estimates, or projections related to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” or “intends” and similar words and phrases.

All forward-looking statements, as well as the Debtors’ business and strategic initiatives, are subject to risks and uncertainties that could cause actual results to differ materially from expected results after the Effective Date. Management believes that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Debtors undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties listed below, and other factors that you may wish to consider, are contained in this Disclosure Statement, in Winn-Dixie’s Annual Report on Form 10-K for the fiscal year ended June 29, 2005 and its Quarterly Report on Form 10-Q for the quarter ended April 5, 2006 and Winn-Dixie’s other filings with the Securities and Exchange Commission. A number of factors could cause the Debtors’ actual results to differ materially from the expected results described in the Debtors’ forward-looking statements after the Effective Date.

The Debtors will face a number of risks with respect to their continuing business operations upon emergence from Chapter 11, including but not limited to the following: the Debtors’ ability to improve profitability and generate positive operating cash flow; the Company’s ability to sustain sales increases in the second and third quarter of fiscal 2006; the Debtors’ ability to increase capital expenditures in the future to invest in its store base and other capital projects; the Debtors’ response to the entry of new competitors into its markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; the Debtors’ ability to reduce the level of operating losses experienced in recent years; the Debtors’ ability to upgrade its information systems and implement new technology and business processes; the Debtors’ ability to implement new customer service programs; the Debtors’ ability to implement effective pricing and promotional programs; the Debtors’ ability to successfully implement effective business continuity and IT recovery planning; the Debtors’ ability to reserve appropriately for self insurance liabilities; the Debtors’ ability to maintain appropriate sanitation and quality standards in its stores and products; the Debtors’ ability to resolve certain class action lawsuits successfully; the success of the Customer Reward Card program; changes in federal, state or local laws or regulations; general economic conditions in our operating regions; lack of inflation in food prices and narrow profit margins that characterize the retail food industry; stability of product costs; increases in labor and employee benefit costs, such as health care and pension expenses; changes in accounting standards, taxation requirements and bankruptcy laws.

Because the Debtors’ operations are concentrated in Florida and in the states along the Gulf Coast, it faces a number of risks related to possible hurricane and windstorm activity in the operating region. With respect to the continuing impact on operations from previous storms, risks include the Debtors’ ability to collect on the insurance coverage for damage resulting from Hurricane Katrina; the Debtors’ ability to re-open 9 stores that remain closed and for which there currently is no re-opening timeline; and future sales levels in the Debtors’ stores in the New Orleans market. With respect to future hurricane and windstorm activity, the Company faces additional risks resulting from increased financial exposure and increased property insurance premiums due to changes to the Debtors’ insurance coverage for fiscal year 2007. Although the Company has developed procedures for hurricane preparedness designed to reduce inventory losses, the most significant item of hurricane loss, and believes that its new hurricane preparedness procedures may be effective in reducing future losses, hurricanes and windstorms are inherently unpredictable and there can be no assurance that the impact of hurricanes and windstorms in the upcoming hurricane season, which began June 1, 2006, will not have a material adverse effect on its business, results of operation or liquidity.

B. Acceptance of the Plan

As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Claims in each of Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 will have voted to accept the Plan only if two-thirds ( 2/3) in amount and a majority in number of the Claims actually voting in each Class cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C. Best Interests Test

As noted above, even if a plan is accepted by each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtors in its Chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D. Liquidation Analysis

For purposes of the Best Interest Test, in order to determine the amount of liquidation value available to Creditors, the Debtors, with the assistance of their restructuring advisors, XRoads, prepared a liquidation analysis (the “Liquidation Analysis”), which concludes that in a Chapter 7 liquidation, holders of pre-petition unsecured Claims, under either substantive consolidation or deconsolidation, would receive less of a recovery than the recovery they would receive under the Plan. This conclusion is premised upon the assumptions set forth in the Liquidation Analysis, which the Debtors and XRoads believe are reasonable.

Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The Liquidation Analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors’ review of the Claims filed and the Debtors’ books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that represents their best estimate of the Chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

The following is a summary of the estimated recoveries for claimants in a hypothetical liquidation commencing June 30, 2006 under Chapter 7 of the Bankruptcy Code:

($ in thousands)	Consolidated Case		Deconsolidated Case
	Low	High	Low	High
Noteholder Recovery	$12,930	$39,458	$37,128	$112,854
Percentage Recovery	4%	13%	12%	36%

Landlord Recovery	$23,761	$72,510	$14,423	$44,150
Percentage Recovery	4%	13%	3%	8%

Vendor / Supplier Recovery	$9,523	$29,060	$2,618	$7,989
Percentage Recovery	4%	13%	1%	3%

Retirement Plan Recovery	$5,388	$16,443	$—	$—
Percentage Recovery	4%	13%	0%	0%

Other Unsecured Recovery	$3,501	$10,683	$935	$3,162
Percentage Recovery	4%	13%	1%	3%

Total	$55,104	$168,155	$55,104	$168,155

Percentage Recovery	4%	13%	4%	13%

The full Liquidation Analysis is available at www.loganandco.com.

E. Valuation of the Reorganized Debtors

Solely for purposes of the Plan, the estimated range of reorganization value of the Reorganized Debtors is assumed to be approximately $625 million to $890 million, with an approximate midpoint value of $759 million, as of an assumed emergence date of September 30, 2006. The estimated range of the reorganization value of the Reorganized Debtors does not include any value for tax attributes that may or may not be available in the future. Based upon the assumed range of the reorganization value of the Reorganized Debtors of $625 million to $890 million and an assumed total funded debt amount of approximately $10 million, The Blackstone Group LP, the Debtors’ financial advisor, has determined an imputed estimate of the range of equity value for the Reorganized Debtors is between $615 million and $880 million, with an approximate mid-point value of $749 million.

The foregoing estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of Winn-Dixie’s business and finances in a timely manner, the implementation of the Reorganized Debtors’ business plan, the achievement of the forecasts reflected in the Projections attached as Appendix B, access to adequate exit financing, the continuing leadership of the existing management team, market conditions as of July, 2006 continuing through the period covered by the Projections, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock. Such securities may trade at substantially lower or higher prices because of a number of factors, including, but not limited to, those discussed in Article VII above. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

F. Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation

It is impossible to determine with any specificity the value each holder of an Unsecured Claim will receive as a percentage of its Allowed Claim. The difficulty in estimating the value of recoveries for such holders is due to, among other things, the lack of any public market for the New Common Stock.

Notwithstanding the difficulty in quantifying recoveries with precision, the Debtors believe that the financial disclosures and projections contained in this Disclosure Statement imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. Accordingly, the Debtors believe that the “best interests” test of Section 1129 of the Bankruptcy Code is satisfied.

G. Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative

In view of the deemed rejection by holders of Classes 18, 19, 20, and 21, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. The Debtors further reserve the right to seek confirmation of the Plan with respect to the Claims in Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 in the event the holders of such Claims vote to reject the Plan. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

The Debtors believe the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes 18, 19, 20, and 21. Such Classes include Claims or Interests that are subordinated to other Claims under Section 510(b) or (c) of the Bankruptcy Code or Section 726(a)(2)(C), (a)(3), (a)(4), or (a)(5) of the Bankruptcy Code as incorporated into Section 1129(a)(7) of the Bankruptcy Code, or are otherwise not entitled to payment under the absolute priority rule until all other Creditors have been paid in full. Because all holders of Claims and Interests in Classes 18, 19, 20, and 21 are similarly treated, there is no unfair discrimination with respect to such holders or Claims and Interests.

A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (i) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (ii) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

The Debtors believe that they will meet the “fair and equitable” requirements of Section 1129(b) of the Bankruptcy Code with respect to holders of Claims in Classes 18, 19, and 20 and holders of Interests in Class 21 in that no holders of junior claims or interests will receive distributions under the Plan.

As to Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17, and in the event it becomes necessary to “cramdown” the Plan over the rejection of any such Classes, the Debtors will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes. The fair and equitable test set forth above for unsecured claims applies to Classes 12, 13, 14, 15, 16, and 17. The fair and equitable test for secured claims, which is applicable to Classes 7, 8, 9, 10, and 11, is that the plan provides (i) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders’ interest in the estate’s interest in such property; (ii) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching to the proceeds of such sale, and such liened proceeds being treated either pursuant to (i) or (iii); or (iii) for the realization by such holders of the indubitable equivalent of such claims. The treatment proposed for Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 satisfies the fair and equitable test and can be crammed down, if necessary.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords holders of Claims in Classes 7, 8, 9, 10, 11 12, 13, 14, 15, 16, and 17 the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A. Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.

The Debtors believe that the Plan enables Creditors to realize the greatest possible value under the circumstances and has the greatest chance to be confirmed and consummated.

B. Liquidation under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors’ cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets. More importantly, conversion to Chapter 7 liquidation would likely result in the immediate cessation of the Debtors’ businesses, as most Chapter 7 trustees are disinclined to continue operations.

The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors’ assets theoretically could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtors’ businesses incur operating losses, the Debtors’ efforts to liquidate their assets over a longer period of time theoretically could result in a lower net distribution to Creditors than they would receive through Chapter 7 liquidation. Nevertheless, because there would be no need to appoint a Chapter 7 trustee and to hire new professionals, Chapter 11 liquidation might be less costly than Chapter 7 liquidation and thus provide larger net distributions to Creditors than in Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.

XII. THE SOLICITATION; VOTING PROCEDURES

A. Parties in Interest Entitled to Vote

In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest and (b) the claim or interest is “impaired” by the plan.

Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B. Classes Entitled to Vote to Accept or Reject the Plan

Holders of Claims in Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 are entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims is deemed to have accepted the Plan and each impaired Class of Claims or Interests that will receive nothing under the Plan is deemed to have rejected the Plan and, therefore, the holders of Claims or Interests in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Classes 1, 2, 3, 4, 5, and 6 are deemed to have accepted the Plan and Classes 18, 19, 20, and 21 are deemed to have rejected the Plan; and, therefore, none of the holders of Claims or Interests in such Classes are entitled to vote to accept or reject the Plan.

C. Solicitation Order

On [                    ], the Bankruptcy Court entered an order that, among other things, determines the dates, procedures, and forms applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the “Solicitation Order”). Parties in interest may obtain a copy of the Solicitation Order by making written request to the Debtors’ counsel or may access Logan’s Web site at www.loganandco.com.

D. Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtors (in consultation with the Creditors Committee) in their sole discretion, which determination will be final and binding. As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors, in consultation with the Creditors Committee, reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors, in consultation with the Creditors Committee, further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E. Withdrawal of Ballots; Revocation

Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. To be valid, a notice of withdrawal must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received by the Voting Agent in a timely manner at Logan & Company, Inc., Attention: Winn-Dixie Stores, Inc., et al., 546 Valley Road, Upper Montclair, New Jersey 07043. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors, in consultation with the Creditors Committee, expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.

Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot.

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

F. Special Instructions for Holders of Noteholder Claims

If you are the holder of any Noteholder Claim, or if you are acting on behalf of the holder of any of such Claims, please carefully review the special instructions that accompany your ballot. The special instructions may not be consistent with the general instructions contained in this Disclosure Statement. In the event of an inconsistency, you should follow the special instructions that accompany your ballot.

The Voting Record Date for determining which holders of Winn-Dixie Notes are entitled to vote on the Plan is August 1, 2006. The Indenture Trustee for the Winn-Dixie Notes will not vote on behalf of the holders of such notes. Holders must submit their own ballots.

1. Beneficial Owners

A beneficial owner holding Winn-Dixie Notes as record holder in its own name may vote using either a master ballot or a beneficial owner ballot. The ballot must be completed, signed and returned to the Voting Agent on or before the Voting Deadline using the self-addressed, postage-paid envelope provided.

A beneficial owner holding Winn-Dixie Notes in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s nominee). See Article XII.F.2.

(a)	Complete and sign the beneficial owner ballot provided by the nominee. Return the ballot to the nominee as promptly as possible and in sufficient time to allow such nominee to process the ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was provided by the nominee, contact the Voting Agent for instructions; or

(b)	If the nominee provides a pre-validated beneficial owner ballot (as described below), complete and sign the pre-validated ballot and return it to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial owner ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan unless such nominee properly completes and delivers to the Voting Agent either the beneficial owner ballot or a master ballot that reflects the vote of such beneficial owner.

If any beneficial owner owns Winn-Dixie Notes through more than one nominee, such beneficial owner may receive multiple mailings containing beneficial owner ballots. The beneficial owner should execute a separate ballot for each block of Winn-Dixie Notes that it holds through any particular nominee and return each ballot to the respective nominee in the envelope provided therewith. Beneficial owners who execute multiple ballots with respect to Winn-Dixie Notes held through more than one nominee must indicate on each ballot the names of ALL such other nominees and the additional amounts of such Winn-Dixie Notes so held and voted. If a beneficial owner holds a portion of the Winn-Dixie Notes through a nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a nominee.

2. Nominees

A nominee that on the Voting Record Date is the registered holder of Winn-Dixie Notes for a beneficial owner can obtain the votes of the beneficial owners of such Winn-Dixie Notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)

The nominee may “pre-validate” a beneficial owner ballot by (i) signing the ballot; (ii) indicating on the ballot the name of the registered holder, the amount of Winn-Dixie Notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Winn-Dixie Notes are held by the nominee; and (iii) forwarding such ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the ballot, review the certifications contained in the ballot, and return the ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is RECEIVED by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” beneficial owner ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

•	If the nominee elects not to pre-validate the beneficial owner ballot, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned beneficial owner ballot, together with the Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the ballot, complete the information requested in the ballot, review the certifications contained in the ballot, execute the ballot, and return the ballot to the nominee. After collecting the beneficial owner ballot, the nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial owner ballot, execute the master ballot, and deliver the master ballot to the Voting Agent so that it is RECEIVED by the Voting Agent before the Voting Deadline. All beneficial owner ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the master ballot) or retained by nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BENEFICIAL OWNER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

3. Delivery of Winn-Dixie Notes

The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Voting Agent will accept, certificates representing any Winn-Dixie Notes.

UNLESS THE BENEFICIAL OWNER BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT OR MASTER BALLOT BE COUNTED. IN NO CASE SHOULD A BENEFICIAL OWNER BALLOT OR MASTER BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE VOTING AGENT, AND IN NO CASE SHOULD ANY WINN-DIXIE NOTES BE DELIVERED TO THE DEBTORS, ANY OF THEIR ADVISORS, OR THE VOTING AGENT.

G. Voting Rights of Disputed Claimants

Holders of Disputed Claims in Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 whose Claims are (i) asserted as wholly unliquidated or wholly contingent, (ii) asserted in an untimely proof of claim (unless allowed as timely prior to the Voting Record Date), (iii) based upon a pending lawsuit as to which no judgment has been rendered, or (iv) asserted in a proof of claim as to which an objection to the entirety of the claim is pending as of the Voting Record Date (collectively, the “Disputed Claimants” are not permitted to vote on the Plan except as provided in the Solicitation Order. Pursuant to the procedures outlined in the Solicitation Order, Disputed Claimants may obtain a ballot for voting on the Plan only by filing a motion under Bankruptcy Rule 3018(a) seeking to have their Claims temporarily allowed for voting purposes only (a “Rule 3018 Motion”). Any such Rule 3018 Motion must be filed with the Bankruptcy Court and served upon the Debtors’ counsel, Creditors Committee’s counsel, and the Voting Agent by no later than [            ] at 4:00 p.m. Eastern Time (the “Rule 3018 Motion Deadline”). Any party timely filing and serving a Rule 3018 Motion will be provided a ballot and be permitted to cast a provisional vote to accept or reject the Plan. If and to the extent that the Debtors and such party are unable to resolve the issues raised by the Rule 3018 Motion prior to the [                    ], 2006 Voting Deadline established by the Bankruptcy Court, then at the Confirmation Hearing the Bankruptcy Court will determine whether the provisional ballot should be counted as a vote on the Plan.

Nothing herein affects any party’s right to object to any Proof of Claim after the Voting Record Date. With respect to any such objection, the Debtors may request that any vote cast by the holder of the Claim subject to the objection be disallowed and not counted in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met.

H. Further Information; Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact the Voting Agent at:

LOGAN & COMPANY, INC.

546 VALLEY ROAD

UPPER MONTCLAIR, NEW JERSEY 07043

ATTENTION: MARITZA MARTINEZ

TELEPHONE: (973) 509-3190

EMAIL: winninfo@loganandco.com

RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 7, 8, 9, 10, 11 12, 13, 14, 15, 16, and 17 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before 4:00 p.m. Eastern Time on the Voting Deadline.

Dated: August 2, 2006	WINN-DIXIE STORES, INC.
(For itself and on behalf of the Subsidiary Debtors)

	By:	/s/ H. Jay Skelton
	Name:	H. Jay Skelton
	Title:	Chairman of the Board of Directors

Laurence B. Appel

Jay Frank Castle

Office of the General Counsel

WINN-DIXIE STORES, INC.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Telephone: (904) 783-5000

Facsimile: (904) 783-5651

D. J. Baker

Sally McDonald Henry

Rosalie Walker Gray

Adam S. Ravin

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Stephen D. Busey

James H. Post

Cynthia C. Jackson

SMITH HULSEY & BUSEY

225 Water Street, Suite 1800

Jacksonville, Florida 32202

Telephone: (904) 359-7700

Facsimile: (904) 359-7708

Attorneys for Winn-Dixie Stores, Inc., et al.

APPENDIX A

[SECOND PROPOSED] JOINT PLAN OF REORGANIZATION

OF WINN-DIXIE STORES, INC. AND

AFFILIATED DEBTORS

APPENDIX B

PRO FORMA FINANCIAL PROJECTIONS

Responsibility For and Purpose of the Projections

The financial projections (the “Projections”) included herein were prepared based on the expected results of the Reorganized Debtors. The Projections were developed by the Debtors. See Article VII.E of this Disclosure Statement for further discussion of the risk factors associated with the Projections.

The Projections were prepared in good faith based upon assumptions believed to be reasonable. A significant number of assumptions about the operations of the business after the Effective Date used in the Projections were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed. While such conditions have not materially changed as of the date of this Disclosure Statement, any future changes in these conditions may materially impact the ability of the Reorganized Debtors to achieve the financial results set forth in the Projections.

Inherent Uncertainty of Financial Projections

The Projections cover the operations of the Reorganized Debtors through fiscal year 2011. These Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtors’ retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants (the “AICPA”) or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. Rather, the Projections have been developed by the Debtors’ management in accordance with their internal reporting requirements for budgeting purposes. The Debtors’ management considered a number of factors in developing the Projections, including, but not limited to, general economic conditions, market growth forecasts, actual results and operating trends of the downsized store footprint, changes in working capital, recent and expected liquidity levels, estimated proceeds from potential asset sales and fresh start accounting adjustments. A more comprehensive discussion of the assumptions used in the Projections is found in the section entitled Summary of Significant Assumptions Adopted for Purposes of the Projections

Moreover, the financial statements present operating metrics, such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”), that are commonly used by investors for valuation purposes. However, these metrics are not presented in financial statements based on standards promulgated by the AICPA. The presentation of such metrics enables a creditor relying on the Projections to estimate valuation, which in turn affects potential recoveries, in a more timely and accurate manner. In addition to the three projected financial statements, the Projections also include a schedule detailing the adjustments made to the Debtors’ balance sheet at emergence from chapter 11 protection. Each adjustment is explained in the footnotes of the schedule to enable a creditor to understand the emergence assumptions included in the Projections.

The Projections have not been audited, reviewed, or compiled by the Debtors’ independent public accountants. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

Summary of Significant Assumptions Adopted for Purposes of the Projections

The Debtors developed the Projections contained herein based on the following assumptions, among others:

(a) General Economic Conditions. The Projections were prepared assuming that economic conditions in the markets served by the Debtors do not differ markedly over the next five years from current economic conditions.

(b) Market Assumptions. The Projections were prepared based on current market trends and assume that such trends will continue into the foreseeable future. A number of the local markets in which the Debtors operate are forecast to experience meaningful population growth over the next five years. These local markets are also forecast to have different ethnic compositions. The Debtors believe that they can benefit from this market growth and segmentation by executing their business plan. Moreover, the Debtors believe that these markets can support one or two pure grocery operators in addition to the low-cost alternative provided by Wal-Mart.

(c) Sales. Sales are primarily comprised of retail grocery sales at the Debtors’ stores. The Projections assume that sales grow over the course of the projection period due to operating initiatives (e.g., merchandising, marketing, customer service), store remodels and new store openings. The Debtors’ operating initiatives have resulted in positive ID sales during recent quarters, and this trend is expected to continue in the projection period. A base ID sales rate is used to capture the effect of these initiatives, while remodeled and new stores are assumed to experience ID sales rates above the base ID sales rates.

(d) Cost of Sales and Gross Profit. Cost of sales primarily relates to the cost of retail products sold at the Debtors’ stores. The other primary cost in determining gross profit is shrink, which represents the cost associated with purchased product that cannot be sold due to spoilage, theft or other reasons. As part of its turnaround strategy, the Debtors have implemented a shrink task force that has lowered shrink levels in recent periods. Overall, gross margin is expected to improve until fiscal 2009 and to remain constant thereafter.

(e) Selling, General and Administrative. Selling, general and administrative (“SG&A”) expenses include store-level expenses and corporate-level expenses. Total SG&A as a percentage of revenue is expected to decrease from 26.5% in fiscal 2007 to 23.5% in fiscal 2011 due to improved operating performance and cost savings.

The store-level expenses include retail salaries, other payroll, occupancy and other direct expenses. The Projections assume store payroll will increase as the revenue base grows, but will increase at a lower rate of growth than sales. Other direct expenses include higher energy costs, which have been present in recent periods. The Projections also include estimates of unreimbursable losses related to potential hurricanes. These losses are based on hurricane activity in recent years and the expected availability and pricing of insurance coverage levels.

The corporate-level expenses include advertising and division and headquarters administrative costs. The Debtors forecast that advertising costs are forecasted to increase each year to support the higher sales base. As part of their turnaround strategy, the Debtors have downsized their corporate overhead structure. This structure has been included in the Projections going forward.

(f) Working Capital. The primary movement in working capital is related to an increase in accounts payable due to improved vendor terms. The Projections assume that days payables outstanding, a measure which has been suppressed due to tightened trade credit immediately before and during the Chapter 11 Cases, will increase during FY 2007 and FY 2008 as vendors restore payable terms that are in line with those of comparable companies. The Projections assume relatively constant days sales outstanding and inventory turns.

(g) Capital Expenditures. The Projections include capital expenditures associated with store remodels, new stores, store maintenance, information technology investments and hurricane mitigation efforts. The largest category of capital expenditures is earmarked for store remodels, which are intended to upgrade the existing store base to drive customer traffic. The Projections assume that a number of stores are remodeled each year beginning in fiscal 2007 and that new stores are opened in fiscal 2008 and each year thereafter. Investments in store maintenance represent routine expenditures to maintain a store’s appearance and equipment. Information technology expenditures relate to upgrading systems in the stores and at the corporate offices. Hurricane mitigation expenditures include generators, storage materials and other hurricane-related items. Overall, projected annual capital expenditures as a percentage of retail sales are forecast between 2.0% and 2.8% during the course of the Projections.

(h) Exit Facility. The Projections assume that an exit financing facility will be used to fund working capital requirements and the capital expenditure program. The terms of the exit financing facility are assumed to be more favorable than the terms of the existing debtor-in-possession credit facility.

(i) Fresh Start Accounting. The Projections include estimated adjustments to the Debtors’ financial statements to reflect fresh start accounting. These adjustments are made solely for purposes of the Projections and have not been audited. The Debtors will be required to adopt “fresh start” accounting upon their emergence from Chapter 11. The actual adjustments for “fresh start” accounting that the Debtors will be required to adopt upon emergence, may differ substantially from those “fresh start” adjustments in the Projections.

Reorganized Debtors

Projected Statement of Operations

Fiscal Years

2007 through 2011

(unaudited, in thousands)

	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011
Retail sales	$7,285,045	$7,664,732	$8,190,642	$8,771,428	$9,292,134
Other revenue	44,396	46,710	49,915	53,455	56,628

Total gross profit	2,036,322	2,150,699	2,307,317	2,471,833	2,619,307
% of retail sales	28.0%	28.1%	28.2%	28.2%	28.2%

Selling, general & administrative (1)	(1,927,587)	(1,969,994)	(2,035,070)	(2,109,813)	(2,180,770)

EBITDA	108,735	180,705	272,247	362,020	438,537

Depreciation	(113,629)	(131,301)	(149,565)	(171,369)	(197,231)
Amortization	(17,878)	(20,473)	(21,223)	(21,473)	(20,184)

EBIT	(22,773)	28,932	101,460	169,178	221,121

Interest expense	(6,032)	(8,359)	(8,270)	(5,822)	(5,066)
Taxes	3,052	(7,509)	(34,014)	(59,625)	(78,860)
Bankruptcy related expenses/professional fees	(27,400)	—	—	—	—

Net income	$(53,152)	$13,064	$59,176	$103,731	$137,195

Note:

(1) Does not include amortization of future non-cash stock based compensation.

Reorganized Debtors

Projected Balance Sheets

Fiscal Years

2007 through 2011

(unaudited, in thousands)

	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011
ASSETS
Current assets:
Cash and equivalents	$67,713	$34,377	$34,377	$58,225	$155,971
Trade and other receivables	97,978	101,984	108,981	116,709	123,637
Insurance claims receivable	14,631	11,983	11,983	11,983	11,983
Income tax receivable	45,610	63,438	79,196	95,109	114,089
Inventories	487,225	511,902	546,261	584,995	619,723
Prepaid expenses	45,337	47,267	49,953	52,982	55,697

Total current assets	758,494	770,951	830,751	920,003	1,081,100

Non-current assets:
PP&E, net	524,169	593,431	657,378	689,124	704,560
Other assets, net	70,663	65,930	52,008	35,335	21,201
Reorg value in excess of book value	70,563	70,563	70,563	70,563	70,563

Total non-current assets	665,395	729,924	779,949	795,022	796,324

Total Assets	$1,423,889	$1,500,875	$1,610,700	$1,715,025	$1,877,424

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current obligations under capital leases	$3,834	$3,834	$3,834	$3,834	$3,834
Accounts payable	248,976	277,662	336,338	360,188	381,570
Reserve for insurance—short-term	88,642	88,642	88,642	88,642	88,642
Accrued wages and salaries	67,385	69,551	72,503	75,678	78,653
Accrued expenses	102,384	104,231	107,178	110,591	113,830

Total current liabilities	511,221	543,920	608,495	638,933	666,529

Non-current liabilities:
Exit facility	—	36,731	26,569	—	—
Obligations under capital leases	3,192	2,192	1,692	1,192	692
Reserve for insurance—long-term	132,910	128,409	125,155	122,390	120,509
Other liabilities	33,248	33,240	33,230	33,220	33,209

Total non-current liabilities	169,350	200,572	186,646	156,803	154,411

Total liabilities	680,570	744,492	795,141	795,735	820,940

Total stockholders’ equity (deficit)	743,319	756,383	815,559	919,289	1,056,484

Total Liabilities and Stockholders’ Equity (Deficit)	$1,423,889	$1,500,875	$1,610,700	$1,715,025	$1,877,424

Reorganized Debtors

Projected Statements of Cash Flows

Fiscal Years

2007 through 2011

(unaudited, in thousands)

	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011
Cash flows from operating activities:
Net income/(loss)	$(53,152)	$13,064	$59,176	$103,731	$137,195

Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	132,623	153,223	172,238	194,292	218,865
Changes in assets and liabilities:
Accounts receivable	4,763	(4,006)	(6,998)	(7,728)	(6,928)
Inventories	(2,412)	(24,677)	(34,358)	(38,735)	(34,728)
Prepaid expenses and other current assets	5,333	2,084	3,212	3,560	3,499
Accounts payable	61,283	28,686	58,677	23,849	21,382
Other	25,391	(19,689)	(19,021)	(18,688)	(20,872)

Net cash provided by/(used in) operating activities	173,830	148,686	232,924	260,283	318,413

Cash flows from investing activities:
Acquisition of property, plant and equipment	(149,781)	(217,752)	(222,263)	(209,365)	(220,167)
Disposition of assets, net	46,277 (1)	—	—	—	—

Net cash provided by/(used in) investing activities	(103,505)	(217,752)	(222,263)	(209,365)	(220,167)

Cash flows from financing activities:
Principal payments of capital lease obligations	(1,250)	(1,000)	(500)	(500)	(500)
Proceeds from/(repayment of) debt	(10,371)	36,731	(10,162)	(26,569)	—

Net cash provided by/(used in) financing activities	(11,621)	35,731	(10,662)	(27,069)	(500)

Net increase/(decrease) in cash and cash equivalents	58,704	(33,336)	—	23,848	97,746

Balance sheet excess cash used at emergence	(122,200)	—	—	—	—

Cash and cash equivalents at beginning of period	131,209	67,713	34,377	34,377	58,225

Cash and cash equivalents at end of period	$67,713	$34,377	$34,377	$58,225	$155,971

Note:

(1)	Includes sale of Bahamian operations.

Reorganized Debtors

Pro Forma Reorganized Balance Sheet

(unaudited, in thousands)

	Period 3 FY 2007 (Projected)	Adjustments		Period 3 FY 2007 Pro Forma
ASSETS
Current assets:
Cash and equivalents	$156,577	$(122,200	)(1)	$34,377
Trade and other receivables	161,952	(59,892	)(2)	102,060
Insurance claims receivable	64,631	—		64,631
Income tax receivable	30,382	—		30,382
Inventories	481,000	—		481,000
Prepaid expenses	46,503	—		46,503

Total current assets	941,045	(182,092)		758,953

Non-current assets:
PP&E, net	505,206	—		505,206
Other assets, net	96,450	(17,890	)(3)	78,559
Reorg value in excess of book value	—	70,563	(4)	70,563

Total non-current assets	601,655	52,673		654,328

Total Assets	$1,542,700	$(129,420)		$1,413,280

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current obligations under capital leases	$3,834	$—		$3,834
Accounts payable	213,626	(6,206	)(5)	207,420
Reserve for insurance - short-term	88,642	—		88,642
Accrued wages and salaries	69,956	—		69,956
Accrued expenses	165,550	(56,489	)(6)	109,061

Total current liabilities	541,608	(62,695)		478,913

Non-current liabilities:
DIP facility	40,000	(40,000	)(7)	—
Exit facility	—	10,371	(8)	10,371
Obligations under capital leases	4,153	—		4,153
Reserve for insurance - long-term	137,768	—		137,768
Other liabilities	12,446	21,000	(9)	33,446

Total non-current liabilities	194,367	(8,629)		185,738

Liabilities subject to compromise	1,047,843	(1,047,843	)(10)	—

Total liabilities	1,783,818	(1,119,167)		664,651
Total stockholders' equity (deficit)	(241,118)	989,747	(11)	748,629

Total Liabilities and Stockholders' Equity (Deficit)	$1,542,700	$(129,420)		$1,413,280

Notes:

(1)	Reflects reduction of cash for emergence payments.
(2)	Estimated set-off of pre-petition vendor receivables.
(3)	Primarily reflects exit financing fees and realization of SRP investments.
(4)	Represents intangible asset created for fresh start accounting purposes.
(5)	Reflects estimated remaining reclamation claims at emergence.
(6)	Primarily reflects accrued professional fees and real and personal property taxes paid at emergence.
(7)	Reflects paydown of DIP facility upon emergence.
(8)	Represents initial draw on exit facility, net of realization of SRP investments.
(9)	Represents reinstated MSP death benefits.
(10)	Liabilities subject to compromise eliminated upon emergence.
(11)	Includes the effect of payments at emergence, elimination of liabilities subject to compromise, and adjustment to book equity for fresh start accounting purposes.

APPENDIX C

CORPORATE STRUCTURE CHART

C-1